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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10
Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

PROSPECT MEDICAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	330564370 (IRS Employer Identification No.)
6083 Bristol Parkway, Suite 100 Culver City, California (Address of principal executive offices)	90230 (Zip Code)
(310) 338-8677 (Registrant's telephone number, including area code)
Securities to be registered pursuant to Seciton 12(b) of the Act:
Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Common stock, Par value $0.01 per share	American Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
(Title of class)

        Some of the statements under Item 1, "Business," Item 3, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Form 10 constitute forward-looking statements. These statements relate to future events or our future financial performance, and are identified by words such as "may," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," or "continue" or the negative of such terms or other similar words. You should read these statements carefully because they discuss our future expectations, and we believe that it is important to communicate these expectations to our investors. However, these statements are only anticipations. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the factors discussed under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume any responsibility for the accuracy and completeness of such statements in the future. Subject to applicable law, we do not plan to update any of the forward-looking statements after the date of this report to conform such statements to actual results.

Item 1. Business.

        Prospect Medical Holdings, Inc. (we, or the "company") is a health care management services organization that provides management services primarily to affiliated independent physician associations ("IPAs"). IPAs are professional corporations that contract with independent physicians and other health care providers to create a medical panel of primary care and specialist physicians, and other health care service providers, capable of providing the full range of medical services to individuals enrolled in health maintenance organization ("HMO") managed care health plans.

        We seek to manage IPAs with which we have established an affiliate relationship. We create this affiliate relationship by:

  •
  the purchase of IPAs by Prospect Medical Group, a professional corporation solely owned by our Chief Executive Officer, Jacob Y. Terner, M.D., (known as the "single shareholder" model), and

  •
  entering into long-term management agreements with those IPAs through one of our wholly owned management company subsidiaries, Prospect Medical Systems, Inc., Pinnacle Health Resources and Sierra Medical Management, Inc.

        We have an assignable option agreement with Prospect Medical Group that provides us the right to designate a physician to purchase, for nominal consideration, all of the capital stock of Prospect Medical Group from Dr. Terner. Under generally accepted accounting principles (see Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations and Critical Accounting Policies—Consolidation of Financial Statements"), we are deemed to control Prospect Medical Group and are required to consolidate its financial statements with those of our wholly-owned management subsidiaries.

        We currently manage eight affiliated IPAs, two affiliated medical groups (professional corporations that employ physicians who practice together in clinic settings), one affiliated IPA in which Prospect Medical Group has a 55% controlling interest, and one joint venture, with a combined total of approximately 215,000 enrollees, and estimated annualized proforma consolidated total revenues of approximately $120 million as of March 31, 2004 (collectively, "affiliated physician organizations"). Our profit growth is primarily driven by increasing our revenue through acquisition, and in parallel, reducing our administrative expenses.

        We provide management services to our affiliated physician organizations in consideration for management fees. The services we provide include negotiation of contracts with physicians and HMOs, physician recruiting and credentialing, human resources services, claims administration, financial services, provider relations, member services, case management including utilization management and quality assurance, data collection, and management information systems.

        Currently, our affiliated physician organizations have contracts with approximately ten HMOs, from which our revenue is primarily derived. HMOs offer a comprehensive health care benefits package in exchange for a fixed prepaid monthly fee or premium per enrollee that does not vary through the contract period regardless of the quantity of medical services required or used. HMOs enroll members by entering into contracts with employer groups or directly with individuals to provide a broad range of health care services for a prepaid charge, with minimal deductibles or co-payments required of the members. Each of our affiliated physician organizations has entered into agreements with HMOs, under which the affiliated physician organizations provide medical services to HMO enrollees in consideration for the prepayment of a monthly fee per member known as a capitation payment.

        We control the expense for the medical component of our costs by sub-capitating all primary care physicians and many specialists. For those specialties for which we cannot or do not choose to obtain a sub-capitated contract, we negotiate discounted fee-for-service contracts. By contract, we generally do not assume responsibility for medical costs that occur outside of our service area, which has been defined as a 30-mile radius around the office of the HMO enrollee's primary care physician. All non-emergent care requires prior authorization in order to limit unnecessary procedures and to direct our enrollees requiring care to our contracted physicians and the most cost effective facility. We utilize board certified pulmonologists and internists, trained in intensive care to maintain control over the patient's stay in the hospital, reducing unnecessary consultations and facilitating the patient's treatment and discharge (See Item 1, "Business—Risk Management),

        We have grown through the acquisition of IPAs by Prospect Medical Group. Our plan is for Prospect Medical Group to continue to acquire additional IPAs. We do not intend to further acquire any individual or small medical practices, clinics or medical group practices. We have a philosophy of "corporate clout/local control;" we believe that different IPAs present different medical cultures and are best served by local medical management. Therefore, we typically attempt to retain the senior medical management of the entities that we acquire or with which we affiliate. We have chosen to concentrate our growth geographically by limiting our acquisitions to IPAs in Orange County, California and Los Angeles County, California.

        We have recently completed the acquisition of four IPAs, as follows:

Name of IPA	Enrollment as of March 31, 2004	Date of Acquisition
Professional Care Medical Group(1)	44,700	September 30, 2003
StarCare Medical Group	39,400	February 1, 2004
APAC Medical Group	4,700	February 1, 2004
Northwest Orange County Medical Group(2)	14,400	February 1, 2004

Total Increased Enrollment	103,200

(1)
Effective with the acquisition, the name was changed to Prospect Professional Care Medical Group, Inc.

(2)
Effective with the acquisition, the name was changed to Prospect NWOC Medical Group, Inc.

        We select our acquisition candidates based in large part on a history of profitable operations or a compelling synergy, with opportunities for economies of scale through a consolidation of management functions, a competitive environment with respect to hospital and physician services, and a geographic proximity to current operations or a material share of the potential acquisition candidate's own local market. Upon completion of an acquisition, one of our subsidiaries enters into a long-term management services agreement with the newly-acquired physician organization.

        Our affiliated physician organizations generally acquire medical assets, including such things as HMO contracts, provider contracts and patient records. If related non-medical assets, such as, management contracts, furniture, fixtures or equipment, non-medical personnel or real property leases, are to be acquired from a management company affiliated with the acquisition candidate, these assets are acquired by a direct subsidiary of Prospect Medical Holdings.

        When an affiliated physician organization acquires the assets or stock of an acquisition candidate, Prospect Medical Holdings may transfer to the affiliated physician organization all or a portion of the cash consideration. Our affiliated physician organizations may transfer to us all or a portion of the cash consideration when one of our subsidiaries acquires non-medical assets from a management company affiliated with the acquisition candidate. These transfers are inter-company in nature and are eliminated in our consolidated financial statements.

        Our executive management team consists of seasoned operational, physician, financial, contracting, and administration executives, who have extensive experience in the healthcare industry. Jacob Y. Terner, M.D., our Chairman, Chief Executive Officer and a Director since November 1996, has held positions as a physician, medical professor, and corporate executive. Dr. Terner was a member of the voluntary faculty at the University of Southern California School of Medicine for approximately thirty years and holds the title of Emeritus Clinical Professor of Obstetrics and Gynecology. Prior to his tenure with our company, Dr. Terner served as Chairman of the Board and Chief Executive Officer of Century MediCorp, Inc., a publicly-traded HMO and vertically integrated health-management organization until its October 1992 merger with Foundation Health Corporation. Each of our senior executives has more than ten years of general business and/or health care experience.

        Our principal place of business is 6083 Bristol Parkway, Suite 100, Culver City, CA 90230. Our telephone number is (310) 338-8677. Our web site address is www.prospectmedicalholdings.com. A copy of this registration statement is posted on our web site. Other information contained in or accessible through our website is not a part of this registration statement.

Managed Care Industry Overview

        We operate our business in the rapidly evolving managed health care industry. Historically, the substantial majority of medical services were provided on a fee-for-service (indemnity) basis, with insurance companies or individuals assuming responsibility for paying all or a portion of such fees. The costs of medical services have historically risen at a higher rate than the consumer price index. As a result, insurers, employers, state and federal governments and other health insurance payers have sought to reduce or control the sustained increases in health care costs. The response to these cost increases has been a shift away from the traditional fee-for-service method of paying for health care to managed health care models, such as HMOs, that rely on the concept that pre-payment based on prior negotiation is an effective way of controlling health care costs.

        HMOs offer a comprehensive health care benefits package in exchange for a fixed prepaid monthly fee or premium per enrollee that does not vary through the contract period regardless of the quantity of medical services required or used. HMOs enroll members by entering into contracts with employer groups or directly with individuals to provide a broad range of health care services for a prepaid charge, with minimal deductibles or co-payments required of the members. HMOs contract directly with medical groups, independent physician associations, hospitals and other health care providers to administer medical care to HMO enrollees. In California, it is customary for the HMOs to delegate the responsibility for managing the provision of medical services to independent physician associations or medical groups with which the HMOs have contracts. In states such as California, a provider can only accept risk from an HMO for those services that the provider is authorized to perform within the scope of its licensure. For example, a physician organization cannot accept risk for the provision of hospital services, and a hospital cannot accept risk for professional medical services. The affiliated physician organization contracts with the HMOs provide for payment to the affiliated physician organizations of a fixed monthly fee per enrollee, which is called a capitation payment. Once negotiated, the total payment is based on the number of enrollees covered, regardless of the actual need for and utilization of covered services. Under these contracts, we assume the financial risk that all necessary health care services and the management costs associated with the provision of those services can be provided at a cost less than the amount paid to us by the HMO.

        The services we provide include negotiation of contracts with physicians and HMOs, physician recruiting and credentialing, human resources services, claims administration, financial services, provider relations, member services, medical management including utilization management and quality assurance, data collection and management information systems. Physicians have not been equipped by training or experience to handle all of these functions. Accordingly, physicians have either hired staff and purchased the necessary equipment to support these functions within their practice, or hired an outside management company. We provide these management services through our management subsidiaries.

        Small to mid-sized physician groups find themselves at a competitive disadvantage in the current managed care environment. They generally do not have a significant market presence and lack the capital to purchase sophisticated management information systems required to manage risk arrangements. Administrative burdens have been exacerbated by the presence of multiple HMOs, requiring physicians to comply with multiple formats for claims processing, credentialing and medical management. Additionally, a proliferation of state and federal regulations has increased the paper-work burden and hampered the application of the traditional controls used by managed care organizations. Physicians increasingly are responding to these pressures within the managed care industry by affiliating with organizations such as our company to mitigate their economic risk and perform the non-medical management and administrative tasks that arise from the delegated managed care model.

Our Strategy

        Our business strategy is to target geographical regions with many IPAs and to achieve growth and scale within this region, primarily through acquiring selected IPAs.

        As of December 31, 2003, there were 169 small, medium and large IPAs in California. Many of these IPAs cannot obtain or have been unwilling to pursue the acquisition of capital with which to enhance their facilities or the human resources and information technology in order to grow. They are disadvantaged by pricing pressures, high fixed costs and increasing governmental regulation, and because of their size, many IPAs do not have any leverage in physician and HMO contracting. IPAs that fall into this category likewise have no exit strategy and are generally amenable to considering fair offers for their assets.

        To date, we have focused on acquisition candidates in Southern California. We have identified potential IPA acquisition candidates in Southern California having in the aggregate of approximately 250,000 HMO enrollees, although no assurance can be given of our ability to acquire any of those IPAs. We select our acquisition candidates based in large part on the following broad criteria:

  •
  A history of profitable operations or a compelling synergy with opportunities for economies of scale through a consolidation of management functions;

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  A competitive environment with respect to a high concentration of hospitals and physicians; and

  •
  A geographic proximity to current operations or a material share of the potential acquisition candidate's own local market.

        Our subsidiary Prospect Medical Systems conducts more than 95% of its operations in Orange and Los Angeles Counties of Southern California, while our subsidiary Sierra Medical Management conducts certain medical management operations in the Antelope Valley region in northern Los Angeles County, and shares some functions with Prospect Medical Systems in Orange County. As of February 1, 2004, we acquired Pinnacle Health Resources which provides management services exclusively to StarCare Medical Group and APAC Medical Group, and it is our intent to consolidate

Pinnacle Health Resources with Prospect Medical Systems by September 30, 2004.    As of March 31, 2004, our affiliated physician organizations are listed below:

Affiliated Physician Organizations	Percentage Owned By Prospect Medical Group, Inc.(1)	Area of Operations
Prospect Medical Group, Inc.(1)(4)	—	Orange, Los Angeles and Riverside Counties
Sierra Primary Care Medical Group, Inc.(2)	100%	Antelope Valley (Los Angeles County)
Santa Ana-Tustin Physicians Group, Inc.(4)(5)	100%	Orange County
Pegasus Medical Group, Inc.(2)	100%	Antelope Valley (Los Angeles County)
Antelope Valley Medical Associates, Inc.(4)	100%	Antelope Valley (Los Angeles County)
Nuestra Familia Medical Group, Inc.(4)	55%	East Los Angeles
AMVI/Prospect Health Network(3)	50%	Orange County
Prospect Health Source Medical Group, Inc.(4)	100%	West Los Angeles
Prospect Professional Care Medical Group, Inc.(4)(6)	100%	North Orange County and East Los Angeles
Prospect NWOC Medical Group, Inc. (4)(7)	100%	North Orange County
StarCare Medical Group, Inc.(4)(7)	100%	North Orange County
APAC Medical Group, Inc.(4)(7)	100%	Central Orange County

(1)
A medical corporation owned by a single shareholder, currently, Dr. Terner.

(2)
Medical group practice.

(3)
Joint venture partnership—Medicaid only.

(4)
IPA.

(5)
Consolidated into Prospect Medical Group, Inc. (November 1998).

(6)
Acquired as of September 30, 2003.

(7)
Acquired as of February 1, 2004.

        To support our growth strategy, we have invested in the expansion of our operational infrastructure by purchasing a sophisticated management information system called IDX Systems Managed Care Application ("IDX"). IDX processes and monitors virtually all facets of our management operations. Moreover, we have developed significant knowledge capital with separate departments to manage the key areas of our affiliated physician organizations operations. These departments include:

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  Clinical operations, including case management, medically related member services and quality control;

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  Claims, including financially related member services;

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  Contracting and credentialing, including provider relations;

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  Eligibility;

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  Finance and accounting;

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  HMO relations;

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  Information technology;

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  Physician networks, including business development and marketing.

        Through our affiliated physician organizations, we manage approximately 215,000 HMO enrollees. We estimate that our IDX system has the capacity to process the data of at least an additional 350,000 HMO enrollees. Therefore, we believe that the cost per enrollee of adding a large number of new enrollees would be significantly less than our current cost per enrollee.

Our Market

        Southern California is a mature managed care market. According to the latest survey by Cattaneo and Stroud, Inc. (a non-profit California managed care industry research group funded by the California Healthcare Foundation), the population of California was approximately 35,500,000 as of March, 2003, and approximately 17,700,000 residents of California were enrolled in HMOs, representing approximately 49.9% HMO penetration. HMO enrollment in California, however, has declined over the past three years, which has been attributed to the downturn in the economy and rising unemployment, and a consumer move to preferred provider organizations ("PPOs"), which are modeled after the original fee-for-service indemnity plans. PPO customers are experiencing higher premiums, co-payments and increased deductibles in exchange for low initial premiums and the perceived benefit of choosing their own physicians, whereas HMO enrollees receive virtually all necessary healthcare coverage with minimal co-payments and/or deductibles.

        Another reason we believe that California offers more economic opportunity for us is because physicians and hospitals have established practice and referral patterns that are consistent with providing services within a managed care framework. Therefore, the high concentration of medical providers allows us to concentrate our growth in relatively "small" areas and so far have limited our acquisitions of physician organizations in Orange County, California and Los Angeles County, California, as shown in the following table:

	As of March 31, 2004
Affiliated Physician Organizations	Primary Care Physicians	Specialists	Enrollees	Area of Operations
Prospect Medical Group, Inc.	264	522	39,800	Orange, Los Angeles & Riverside Counties
Prospect Health Source Medical Group, Inc.	84	116	24,800	West Los Angeles
Sierra Primary Care Medical Group, Inc.(1)	8	148	13,900	Antelope Valley (Los Angeles County)
Pegasus Medical Group, Inc.	4	126	4,600	Antelope Valley (Los Angeles County)
Nuestra Familia Medical Group, Inc.	87	149	6,200	East Los Angeles
Antelope Valley Medical Associates, Inc.	13	123	9,100	Antelope Valley (Los Angeles County)
AVMI / Prospect Health Network	143	162	13,100	Orange County
Prospect Professional Care Medical Group(2)	197	217	44,700	East Los Angeles & Orange County
Prospect NWOC Medical(3) Group, Inc.	117	175	14,400	North Orange County
StarCare Medical Group, Inc.(3)(4)	181	865	39,400	North Orange County
APAC Medical Group, Inc.(3)(4)	125	—	4,700	Central Orange County

Totals	1,223	2,603	214,700

(1)
Excludes 12 full time physicians and 1 part time physician employed by Sierra Primary Care Medical Group and Pegasus Medical Group.

(2)
Acquisition completed as of September 30, 2003.

(3)
Acquisition completed as of February 1, 2004.

(4)
StarCare and APAC share specialist physicians.

Enrollment Statistics
As of September 30

	1996	1997	1998	1999	2000	2001	2002	2003	Mar. 31 2004
Commercial	33,100	62,000	83,000	87,000	83,000	105,000	102,000	136,200	181,300
Medicare	1,700	7,300	8,200	8,800	7,800	9,800	7,000	11,200	17,800
Medi-Cal	—	6,000	6,700	7,600	6,700	6,300	8,500	13,700	15,600

Totals	34,800	75,300	97,900	103,400	97,500	121,100	117,500	161,100	214,700

Revenue Concentration Statistics
At Fiscal Year Ended September 30, 2003 and Six Months Ended March 31, 2004

        For our fiscal year ended September 30, 2003 and the six months ended March 31, 2004, our affiliated physician organizations had total net patient service revenue of $68,520,212 and $60,123,572, respectively. Our four largest clients, PacifiCare of California, Health Net of California, Blue Cross of California and Blue Shield of California accounted for 79% and 76% of total net patient service revenue for our fiscal year ended 2003, and the six months ended March 31, 2004, respectively:

	Capitation Revenue	% of Total Capitation Revenue	Capitation Revenue	% of Total Capitation Revenue
	Year Ended September 30, 2003		Six Months Ended March 31, 2004
PacifiCare	$19,238,866	29%	$18,900,700	31%
Health Net	$15,318,402	22%	$11,519,491	19%
Blue Cross	$11,850,966	17%	$9,274,107	15%
Blue Shield	$7,399,387	11%	$6,281,559	11%

Totals	$53,807,621	79%	$45,975,857	76%

        See "Item 2, Financial Information—Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" for additional details regarding concentration.

Management Fees and Revenue Generation

        Our management company subsidiaries provide management and administrative support services to each of our affiliated physician organizations in return for management fees generally ranging from 8.5% to 15% of each organization's gross revenues. We also receive an incentive bonus based on the net profit or loss of each wholly-owned physician organization. With the exception of Prospect Health Source Medical Group, we are allocated a 50% residual interest in the profits above 8% of the profits or a 50% residual interest in the net losses, after deduction for costs to the management company and physician compensation. For Prospect Health Source Medical Group, we are allocated a 40% residual interest in its profits or losses.

        Revenues of our affiliated IPAs and physician groups are generated under their contracts with HMOs. Substantially all of the capitation revenue paid by the HMOs is received by our IPAs between the 10th and the 25th day of each month. The amount of the revenue is determined by contract with the various HMOs which pay the IPAs a predetermined amount of money per enrollee, per month (known as a capitation payment).

        Our three subsidiary management companies have the right, under their management services agreements, to control the depository accounts of the IPAs they manage. Our subsidiaries make disbursements on behalf of each IPA to pay for all physician medical expenses for the HMO enrollees.

The payments include primary care and specialist sub-capitation, and fee-for-service payments for those physicians who are not sub-capitated. Sub-capitation is an arrangement whereby a physician accepts a single payment per patient per month for which he provides all services in his area of expertise or specialty.

Risk Management

        We must control our medical expense or medical risk. We use sub-capitation as one technique to control our risk. Approximately 50% of our medical costs are sub-capitated. Another 20% of our medical costs are not sub-capitated because the fee-for-service experience is so low that sub-capitation would be counter-productive. The remaining 30% of our medical costs are controlled in the following ways:

  •
  FLEXIBILITY:    As a general policy, we do not undertake the management of independent physician associations which we do not control through the single shareholder model. As a result, we can better control costs due to the absence of competing interests or diverse agendas between the affiliated IPAs and our management company subsidiaries.

  •
  SUB-CAPITATING AND CONTRACTING:    For those specialties for which we cannot or do not choose to obtain a sub-capitated contract, we negotiate discounted fee-for-service contracts. The reimbursement mode of these contracts is approximately 80% of the amount Medicare allows. The range is 65% to 120% of Medicare allowable.

  •
  SERVICE AREA RESTRICTION:    In negotiating contracts for our affiliated physician organizations with the HMOs, we have been able to define our service area as a 30-mile radius around the office of the HMO enrollee's primary care physician. By contract, we generally do not assume responsibility for medical costs that occur outside of our service area. The out-of-area and non-physician components of hospitalization costs are generally the responsibility of the HMO.

  •
  REFERRAL REVIEW:    All non-emergent care requires our prior authorization. Consequently, we have the ability to limit unnecessary procedures and to direct our enrollees requiring care to our contracted physicians and the most cost effective facility.

  •
  AUTOMATION:    Our information technology systems allow us generally to analyze medical cost distribution by the fifteenth day following the month in which claims are paid, facilitating a rapid response to any perceived distortion in medical costs.

  •
  EFFICIENT USE OF HOSPITALS:    We contract with hospitalists to see all of our physician groups' patients who are hospitalized. Hospitalists are board certified pulmonologists and internists who are trained in intensive care. They effectively maintain control over the patient's stay in the hospital, cutting down unnecessary consultations and facilitating the patient's treatment and discharge.

Our Affiliated Physician Organizations

        We provide management services to our affiliated IPAs and medical groups under management services agreements that, together with the assignable option agreements with Prospect Medical Group and Dr. Terner, establish an affiliate relationship. As of March 31, 2004, our affiliated physician organizations employed 13 physicians (including one part time physician), and had independent contracts with approximately 3,826 physicians.

        The physicians of the affiliated physician organizations are exclusively in control of and responsible for all aspects of the practice of medicine, subject to specialist guideline referrals developed by multi-

specialty medical committees composed of our contracted physicians and chaired by one of our medical directors.

        We have entered into a management services agreement with each of our affiliated physician organizations, each of which is for a ten to thirty year term. When our existing affiliated physician organizations acquire other IPAs that have contracts with HMOs, we enter into a management services agreement with each newly acquired IPA as well.

        The management of our affiliated physician organizations is conducted by our three direct operating subsidiaries, Prospect Medical Systems, Sierra Medical Management and Pinnacle Health Resources.

Assignable Option Agreement

        An assignable option agreement gives us the right to designate a successor physician to purchase the capital stock of an affiliated physician organization for nominal consideration and thereby determine the ownership of the affiliated physician organizations. Any successor physician must be duly-licensed as a physician in the State of California or otherwise be permitted by law to be a shareholder in a professional corporation.

        Jacob Y. Terner, M.D. is currently the sole shareholder, sole director and Chief Executive Officer of Prospect Medical Group, as well as a director and Chief Executive Officer of Prospect Medical Holdings, Inc. Prospect Medical Group is the sole shareholder of each of our affiliated physician organizations. Under the assignable option agreement among Prospect Medical Systems, Prospect Medical Group and Dr. Terner, Prospect Medical Systems has the right to designate a physician to purchase, for nominal consideration, all of the capital stock of Prospect Medical Group from Dr. Terner. The assignable option agreement effectively provides us with the ability to protect our rights and ensure compliance by Prospect Medical Group, and each of its subsidiaries, with the terms of the management services agreements. At any time when Prospect Medical Systems determines that it is necessary to change the sole shareholder of Prospect Medical Group, with or without cause, Prospect Medical Systems may exercise its rights under the assignable option agreement and replace the sole shareholder of Prospect Medical Group with another licensed physician selected by our Board of Directors.

        Between October 1996 and December 1999, the shares of Prospect Medical Group were held by Gregg DeNicola, M.D. under the assignable option agreement. In January 2000, after having received Dr. DeNicola's resignation, we exercised our rights under the assignable option agreement, and for nominal consideration, Dr. DeNicola transferred the shares of Prospect Medical Group to Dr. Terner.

Provider Agreements

        The physicians of the affiliated physician organizations are exclusively in control of and responsible for all aspects of the practice of medicine, and are subject to specialist guideline referrals developed by multi-specialty medical committees composed of our contracted physicians and chaired by one of our medical directors. Each affiliated physician organization enters into the following types of contracts for the provision of physician and ancillary health services:

Primary Care Physician Agreement

        A primary care physician agreement provides for primary care physicians contracting with independent physician associations to be responsible for both the provision of primary care services to enrollees and for the referral of enrollees to specialists affiliated with the independent physician association, when appropriate. Primary care physicians receive monthly sub-capitation for the provision of primary care services to enrollees. An independent physician association can terminate the primary care physician agreement immediately upon the occurrence of certain specified events, including suspension, restriction or revocation of the physician's license to practice medicine in California, denial, restriction or revocation of medical staff privileges at any hospital for medical disciplinary reasons, and the loss of professional liability insurance. Either party to the primary care physician agreement may terminate the agreement without cause upon ninety days' prior written notice.

Specialist Agreement

        A specialist agreement provides for a specialty care physician contracting with the independent physician association to receive either sub-capitated payments or discounted fee-for-service payments for the provision of specialty services to those enrollees referred to them by the independent physician association's primary care physician. An independent physician association can terminate the specialist agreement immediately upon the occurrence of certain specified events, including suspension, restriction or revocation of the physician's license to practice medicine in California, denial, restriction or revocation of medical staff privileges at any hospital for medical disciplinary reasons, and the loss of professional liability insurance. Either party to a specialist agreement may terminate the agreement without cause, upon ninety days' prior written notice.

Ancillary Provider Agreement

        An ancillary provider agreement provides for ancillary service providers—generally non-physician providers such as physical therapists, laboratories, etc.—to contract with an independent physician association to receive either monthly sub-capitated, discounted fee-for service or case rate payments for the provision of service to enrollees on an as-needed basis. Generally, either party can terminate the ancillary provider agreement with or without cause upon sixty or ninety days' written notice.

Management Services Agreements

        Our management subsidiaries, Prospect Medical Systems, Sierra Medical Management and Pinnacle Health Resources, enter into exclusive ten to thirty year management services agreements with each of our affiliated physician organizations, pursuant to which we provide them with management and administrative support services in return for management fees generally ranging from 8.5% to 15% of each affiliated physician organization's gross revenues. We also receive an incentive bonus approximating 40% of the profit of our affiliated physician organizations; in the event of a loss, our management fee is reduced by approximately 50% of the affiliated physician organization's loss.

        The management services agreements with our 100%-owned affiliated physician organizations each have a thirty year term and renew automatically for successive ten year terms unless either party elects to terminate them 90 days prior to the end of their term. The management services agreements with those affiliated physician organizations in which we only have a 50% interest (or slightly more, in the case of Nuestra Familia) have different terms. Our contract with Nuestra Familia is for only ten years; however, because Prospect Medical Group is a 55% shareholder, any renewal or termination must be approved by us. Similarly, our joint venture with AMVI is year-to-year, but because Prospect Medical Group is a 50% owner of that joint venture, we cannot be terminated without approval of the board of directors, of which Prospect Medical Group represents 50%. The management services agreements are terminable by the unilateral action of the particular physician organization prior to their normal expiration if we materially breach our obligations under the agreements or become subject to bankruptcy-related events, and we are unable to cure the material breach within sixty days of the occurrence. All inter-company management fees are eliminated in the consolidation in our financial statements.

        Under the management services agreements, we provide management functions only. Under these agreements, each affiliated physician organization delegates to us the non-physician support activities that are required by the affiliated physician organizations in the practice of medicine. The management services agreements require us to provide suitable facilities, fixtures and equipment and non-physician support personnel to each affiliated physician organization. The primary services that we provide under management services agreements include the following:

  •
  Utilization Management and Quality Assurance.    We assist each affiliated physician organization with the development and implementation of a utilization and quality management plan. We implement systems, programs and procedures necessary for the affiliated physician organizations and their physicians to perform utilization and quality management, organize procedures for prior authorization of elective procedures, urgent and emergent outpatient ambulatory surgery and hospital procedures, assist the physicians with their prospective, concurrent and retrospective reviews of medical procedures in accordance with their policies and HMO health plan requirements, provide data on the use of outpatient and inpatient services by the physicians to the affiliated physician organizations and the use of non-contracting physicians, and assist the medical director and the utilization review/quality assurance committee of each affiliated physician organization in responding to HMO member grievances, based on the instructions of the medical director.

  •
  Medical Management.    We have a medical management department that administers the processes by which referrals to specialists and ancillary health care providers are evaluated, coordinated and implemented on an ongoing basis for both acute illnesses and enrollees experiencing chronic disability, complex medical cases or problems requiring long-term care. The goal of medical management is to provide a continuum of quality care throughout the enrollee's treatment period.

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  Physician Contracting.    We negotiate agreements with primary care physicians, specialists and ancillary service providers on behalf of our affiliated physician organizations. We also negotiate agreements with hospitals and hospital based physicians for those hospital costs that are the financial responsibility of the affiliated physician organization.

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  Physician Credentialing.    Our physician credentialing program seeks to screen physician's credentials prior to their entry into the independent physician association network, and maintain credentialing standards once the physician has been accepted into the independent physician association through a re-credentialing process every three years. The physician credentialing program includes the investigation and verification of physicians' qualifications, credentials, proof of malpractice insurance and medical staff privileges at the time they are brought into the network, as well as periodically reviewing competency and continuing medical education.

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  HMO Contracting.    We evaluate, negotiate and administer agreements with HMOs on behalf of our affiliated physician organizations. The contracts with the HMOs are generally one to three year terms, and can be terminated with cause, subject to notice provisions. Many of these HMO contracts were first entered into by our affiliated physician organizations ten to twenty years ago, and are renegotiated 90-180 days in advance of the contract expiration dates. Negotiations with HMOs include increased capitation rates, the division of financial responsibility, which describes the HMO enrollee's covered benefits that our affiliated physician organizations will be financially responsible for, as opposed to the covered benefits which are the responsibility of the HMO, along with various other terms and conditions.

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  Claims Administration.    We possess complete medical claims processing capabilities including determining whether enrollees are eligible and whether services are authorized, identifying appropriate benefits, issuing payments to providers and analyzing encounter data.

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  Financial Services.    We have exclusive decision-making authority with respect to the establishment and preparation of annual budgets for each of our affiliated physician organizations. In consultation with each affiliated physician organization, we establish bank accounts for the deposit of all sums received by each affiliated physician organization for services provided to its enrollees. In addition, we may endorse all checks made payable to each of our affiliated physician organizations and make deposits to its bank account, prepare financial statements on a monthly basis, calculate primary care and specialist sub-capitation payments, pay claims by non-capitated providers, invoice other payers for the coordination of benefits and other third party liability payments, such as worker's compensation claims and automobile insurance claims, administer capitation and other distributions from HMOs including auditing and monitoring of HMO incentive payments, negotiate and settle the affiliated physician organization's share of such payments, and establish and maintain reserves for our affiliated physician organizations.

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  Provider Relations.    We maintain a provider relations department that orients individual providers to managed care policies and procedures, assists each of our affiliated physician organizations in developing and updating provider operations manuals, and resolves day-to-day operational situations that may arise.

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  Management Information Systems.    Our management information system, IDX, is a software system specifically designed with a managed care application. The management information system maintains an on-line database that provides inpatient and outpatient utilization statistics and patient encounter reporting. The availability of timely information on utilization patterns improves physician effectiveness. This data also plays an integral role in the physician utilization control process by enabling the medical directors and utilization management nurses to monitor medical management decisions, evaluate patient outcomes and monitor utilization trends. In addition, the management information system is capable of performing various administrative functions including enrollee eligibility verification, outside service referrals and verifications, and claims processing.

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  Patient Eligibility and Services.    We provide a variety of services related to patient eligibility, including obtaining eligibility lists from HMOs, assisting with the determination of eligibility of patients for health care coverage prior to the provision of medical services, maintaining a computerized eligibility database to distribute eligibility reports, and insuring that enrollee eligibility and HMO capitation payments are synchronized.

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  Member Services.    Our staff is trained to aid patients in understanding managed care and the nature and extent of health plan coverage, assist patients in making informed decisions concerning their medical care and treatment alternatives, and provide support in resolving patient-physician difficulties and/or qualified financial issues.

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  Physician Recruiting.    We seek to recruit primary care physicians in each of our affiliated physician organizations. Additionally, we add specialists in each of our affiliated physician organizations as vacancies arise or based upon financial considerations.

Marketing and Public Relations

        Our marketing, public relations and advertising of health care services is conducted in accordance with the laws, rules, regulations and guidelines of all applicable governmental and quasi-governmental agencies, including but not limited to the Medical Board of California. In addition to primary care physician recruitment, our marketing staff seeks to increase enrollment through attendance at employer group health fairs and HMO enrollment meetings.

Competition

        The managed care industry is highly competitive and is subject to continuing changes with respect to the manner in which services are provided and how providers are selected and paid. We are subject to significant competition both with respect to physicians affiliating with our physician organizations and in seeking contracts to manage other physician organizations. Generally, both we and our affiliated physician organizations compete with any entity that enters into contracts with HMOs for the provision of prepaid health care services, including:

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  Other companies that provide management services to health care providers but do not own the affiliated physician organization;

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  Hospitals that affiliate with one or more physician organizations;

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  HMOs that contract directly with physicians; and

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  Other physician organizations.

        Additionally, our affiliated physician organizations compete with other medical practices in the areas in which we do business or expect to do business in the future. Pressures to reduce the cost of medical care, through legal reform of the health care system or through market forces such as the continued expansion of managed care, could adversely impact our revenues and the revenues of our affiliated physician organizations. Further, increased enrollment in prepaid plans due to health care reform, increased participation by physicians in group practices and other factors may attract new entrants into the managed care industry, resulting in increased competition.

        We believe that we offer competitive services in the Southern California managed care market based upon three primary factors:

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  Stability.    When physician groups fail or are perceived to be on the brink of failure (a condition of material breach in virtually all HMO contracts), HMOs respond by canceling their contract with the failed group and transferring the enrollees to other physician organizations. Physicians in the failing organization will have their patients assigned to other doctors in unrelated physician organizations, often causing significant economic hardship. We attempt to keep our affiliated physicians apprised of our financial and operational strength to assure our contracted physicians that their income streams are protected and not in jeopardy. We achieve this through our provider relations contacts and by our consistent record of timely payments, and by meeting health plan guidelines for tangible net equity and current IBNR (incurred but not reported) calculations. In the past, we have acquired and restructured several weak or failing physician organizations, which further demonstrated our ability to survive in the competitive managed care business.

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  Competitive Compensation.    Relative to other organizations, we offer competitive reimbursement to our primary care physicians, including a bonus distribution to those physicians in our networks. The amount of the bonus distribution varies with each affiliated physician organization depending on profitability and the level of acquisition debt assigned to each IPA. In certain of our affiliated physician organizations, specialty physicians have also received bonuses.

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  Service.    We attempt to provide the highest quality of service to both providers and patients. Emphasis is placed on telephone answering etiquette. Referrals to specialists are made in a timely manner. Many specialist visits do not require prior authorization or a referral request, but rather a simple patient permit form when completed by the primary care physician, allowing direct access, without delay, to the more commonly used specialists. As stated above, we maintain separate departments of provider and customer (patient) relations to help maintain the quality of our service.

        There is competition for patients and primary care physicians in every market in which our affiliated physician organizations operate. The number of significant competitors varies in each region. In Beverly Hills/West Los Angeles, California we believe we have two major competitors, Cedars Sinai Medical Care Foundation (an IPA controlled by Cedars Sinai Hospital) and an independent physician association with medical clinics called Bay Area Community Medical Group, Inc. In Orange County, California, we have three major competitors: St. Joseph Heritage Healthcare (controlled by the St. Joseph Health Care System), Affiliated Doctors of Orange County and Genesis Healthcare, Inc. Finally, in the Antelope Valley region of Los Angeles County we have one major competitor, High Desert Medical Group, an affiliate of Heritage Provider Network, Inc. According to Cattaneo and Stroud, Inc., consultants to the California managed care industry, during the past several years, approximately 155 (as of March 2004) medical groups and independent physician associations throughout California have either failed or been consolidated, which has reduced the number of competitors in our service area. In our opinion, this consolidation among physician organizations will likely continue.

        Cattaneo and Stroud, Inc., reported as of March 31, 2004, that the combined enrollment of our affiliated physician organizations is the fifth largest in California. Even so, some of our competitors are larger than we are, have greater resources and may have longer-established relationships with buyers of such services, giving them greater leverage in contracting with physicians and HMOs. Such competition may make it difficult to enter into affiliations with physician organizations on acceptable terms and to sustain profitable operations.

Regulation

        Both we and our affiliated physician organizations are subject to numerous federal and state statutes and regulations that are applicable to the management and provision of health care services and to businesses generally, as summarized below.

Practice of Medicine and Professional Licensing

        Federal and state laws specify who may practice medicine and limit the scope of relationships between medical practitioners and other parties. Under these laws, we are prohibited from practicing medicine or exercising control over the provision of medical services. We do not employ physicians to provide medical services, exert control over medical decision-making or represent to the public that we offer medical services. We have entered into management services agreements with our affiliated physician organizations that reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services to the physician organizations. Some states have interpreted management agreements with physicians as unlawful fee splitting. We do not believe that our contractual arrangements with physician networks, hospitals, or physician groups will subject us to these types of claims. Changes in the laws may necessitate modifications in our relationships with our clients.

        State law also imposes licensing requirements on individual physicians and on facilities operated by physicians. Federal and state laws regulate HMOs and other managed care organizations with which physician organizations may have contracts. Some states also require licensing of third-party administrators and collection agencies. This may affect our operations in states in which we may seek to do business in the future. In connection with our existing operations, we believe we are in compliance with all such laws and regulations and current interpretations thereof. Our ability to operate profitably will depend, in part, upon our ability and the ability of our affiliated physician organizations to obtain and maintain all necessary licenses and other approvals and operate in compliance with applicable health care laws and regulations, including any new laws and regulations or new interpretations of existing laws and regulations.

Anti-Kickback

        Federal law commonly known as the "Anti-kickback Statute" prohibits the knowing or willful offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce the referral of patients covered by federal reimbursement programs, or the ordering of items or services reimbursable under those programs. This law also prohibits remuneration that is intended to induce the recommendation of, or furnishing, or the arranging for, the provision of items or services reimbursable under federal reimbursement programs. This law has been broadly interpreted by a number of courts to prohibit remuneration that is offered or paid for otherwise legitimate purposes if the circumstances show that one purpose of the arrangement is to induce referrals. The penalties for violations of this law include criminal sanctions and exclusion from the federal healthcare program.

        To address concerns about the implementation of the Anti-kickback Statute, the federal government adopted regulations with exceptions, or "safe harbors," for some transactions and activities that will not be deemed to violate the Anti-kickback Statute, such as sales of physician practices, management and personal services agreements, employee relationships, and referrals within group practices consisting of "active" investors. The failure to qualify under a safe harbor, while potentially subjecting the activity to greater regulatory scrutiny, does not render the activity illegal per se. One safe harbor on which we rely applies to management contracts meeting specified criteria.

        There are several aspects of our relationships with physicians to which the Anti-kickback Statute may be relevant. The government may construe some of the marketing and managed care contracting activities that we historically performed as arranging for the referral of patients to the physicians with whom we had a management agreement. Furthermore, at the request of professional corporations with which we have a management agreement, we arranged a limited provider network for the provision of ancillary services which the professional medical corporations and their contracted physicians desire to make available to their patients in the physician's office. The services that were provided by the ancillary providers are generally not reimbursable by federal reimbursement programs.

        We believe our business activities are not in violation of the anti-kickback legislation. Further, we believe that the business operations of our affiliated physician organizations do not involve the offer, payment, solicitation or receipt of remuneration to induce referrals of patients, because compensation arrangements between the physician organizations and the primary care physicians who make referrals are designed to discourage referrals to the extent they are medically unnecessary. These physicians are paid either on a sub-capitation or fee-for-service basis and do not receive any financial benefit from making referrals.

        Noncompliance with, or violation of, the federal anti-kickback legislation can result in exclusion from the Medicare and Medicaid (Medi-Cal in California) programs and civil and criminal penalties. Many states, including California, have similar anti-kickback prohibitions with similar penalties. Although we believe our activities to be in compliance, if we were found to be in violation of the anti-kickback legislation, we could suffer civil penalties, criminal fines, imprisonment or possible exclusion from participation in the reimbursement programs, which could reduce our revenues, increase our costs and decrease our profitability.

Self-Referral

        The Stark Self-Referral Law prohibits a physician from referring a patient to a health care provider for some designated health services reimbursable by the Medicare or Medicaid programs if the physician has a financial relationship with that provider, including an investment interest, a loan or debt relationship or a compensation relationship. The designated services covered by the law include, among others, radiology services, infusion therapy, radiation therapy, outpatient prescription drugs and hospital services. In addition to the conduct directly prohibited by the law, the statute also prohibits

"circumvention schemes" that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the law include a refund of any Medicare or Medicaid payments for services that resulted from an unlawful referral, civil fines and exclusion from the Medicare and Medicaid programs.

        On January 4, 2001, the Health Care Financing Administration, now known as the Centers for Medicare & Medicaid Services issued a partial final rule, known as the Phase I Final Regulations, regarding certain provisions of the Stark Law with an effective date for the relevant portions of January 4, 2002. The Phase I Final Regulations expand upon the statutory exceptions and contemplate that designated health services may be provided by a physician practice or by another corporation if the relevant exceptions delineated in the regulations apply. In any event, the federal regulatory authorities have indicated through various charges brought recently against providers that they consider the Stark Law to be sufficiently self-implementing that charges may be brought when violations of unambiguous elements of the Stark Law are found. A second rulemaking, Phase II of the Stark Law regulations, that would address the remaining sections of the Stark Law is pending. It is not known when these additional final regulations will be adopted.

        The self-referral prohibition applies to our services, and we believe our relationships comply with the law. We believe our business arrangements do not involve the referral of patients to entities with whom referring physicians have an ownership interest or compensation arrangement within the meaning of federal and state self-referral laws, because referrals are made directly to other providers rather than to entities in which referring physicians have an ownership interest or compensation arrangement. We further believe our financial arrangements with physicians fall within exceptions to state and federal self-referral laws, including exceptions for ownership or compensation arrangements with managed care organizations and for physician incentive plans that limit referrals. In addition, we believe that the methods we use to acquire existing physician organizations and to recruit new physicians do not violate such laws and regulations. Nevertheless, if we were found to have violated the self-referral laws, we could be subject to denial of reimbursement, forfeiture of amounts collected in violation of the law, civil monetary penalties, and exclusion from the Medicare and Medicaid programs, which could reduce our revenues, increase our costs and decrease our profitability. Many states, including California, have similar self-referral laws that provide for similar penalties.

Fraud and Abuse

        The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") broadened the scope of fraud and abuse laws by adding several criminal provisions for health care fraud offenses that apply to all health benefit programs. This Act also created new enforcement mechanisms to combat fraud and abuse, including the Medicare Integrity Program and an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds. In addition, federal enforcement officials now have the ability to exclude from Medicare and Medicaid any investors, officers and managing employees associated with business entities that have committed health care fraud, even if the officer or managing employee had no knowledge of the fraud. HIPAA was followed by the Balanced Budget Act of 1997, which created additional fraud and abuse provisions, including civil penalties for contracting with an individual or entity that the provider knows or should know is excluded from a federal health care program.

HIPAA Administrative Simplification and Privacy Requirements

        The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for health care claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the health care industry. On August 17, 2000, the Department of Health and Human Services ("HHS") published final regulations establishing electronic data transmission standards that all health care providers must use when submitting or receiving certain health care transactions electronically. Compliance with these regulations became mandatory on October 16, 2002. However, entities that filed for an extension before October 16, 2002 had until October 16, 2003 to comply with the regulations. We filed for the extension before October 16, 2002, and contracted with health plan designated clearinghouses to ensure compliance with the standards by October 16, 2003.

        HIPAA also requires HHS to adopt standards to protect the privacy and security of individually identifiable health-related information. HHS released final regulations containing privacy standards in December 2000 and published revisions to the final regulations in August 2002. Compliance with these regulations was required by April 14, 2003. The privacy regulations regulate the use and disclosure of individually identifiable health-related information, whether communicated electronically, on paper or orally. The regulations also provide patients with significant new rights related to understanding and controlling how their health information is used or disclosed. HHS released final security regulations on February 20, 2003. The security regulations will become mandatory on April 20, 2005 and will require health care providers to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is maintained or transmitted electronically.

        Our affiliated physician organizations are covered entities subject to these regulations. As a business associate of such entities and contracted health plans, we are also subject to many of the Health Insurance Portability and Accountability Act requirements pursuant to a business associate contract required between covered entities and their business associates. We are also subject to state regulations regarding privacy and medical information.

        Violations of HIPAA could result in civil penalties of up to $25,000 per type of violation in each calendar year and criminal penalties of up to $250,000 per violation. In addition, there are numerous legislative and regulatory initiatives at the Federal and state levels addressing patient privacy concerns. We will continue to remain subject to any Federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional penalties.

        We believe we have achieved compliance with the privacy and electronic health care transaction standards of the Health Insurance Portability and Accountability Act. We believe that the cost of compliance with these regulations will not have a material adverse effect on our business, financial position, results of operations or cashflows.

False Claims Act

        We are also subject to federal and state laws prohibiting individuals or entities from knowingly and willfully making claims for payment to Medicare, Medicaid, or other third party payers that contain false or fraudulent information. These laws provide for both criminal and civil penalties. Health care providers submitting claims that they knew or should have known were false or fraudulent, or for items or services that were not provided as claimed, may be excluded from Medicare and Medicaid participation, may be required to repay previously collected amounts, and may be subject to substantial civil monetary penalties.

Antitrust

        Federal and state antitrust laws prohibit agreements in restraint of trade, the exercise of monopoly power and other practices that are considered to be anti-competitive. We believe that we are in material compliance with federal and state antitrust laws in connection with the operation of our physician relationships.

Health Plan Licensing and Regulation

        On January 1, 2001, legislation was adopted to create a new Department of Managed Health Care, in California. On July 1, 2001, the Department of Managed Health Care became responsible for licensing and regulating health plans in California under the Knox-Keene Health Care Service Plan Act of 1975.

        Our affiliated physician organizations typically enter into contracts with HMOs, pursuant to which the affiliated physician organizations are paid on a capitated (per member/per month) basis. Under capitation arrangements, health care providers bear the risk, subject to specified loss limits, that the total costs of providing medical services to members will exceed the premiums received. To the extent that the affiliated physician organizations subcontract with physicians or other providers for their services on a fee-for-service basis, the physician organizations may be deemed, under state law, to be in the business of insurance. If the physician organizations are deemed to be insurers, they will be subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs, resulting in increased costs and corresponding reduced revenue for us.

        Our affiliated physician organizations contract with health plans ("HMOs") to provide physician and certain ancillary services to the health plans' enrollees. The Knox-Keene Act imposes numerous requirements on health plans regarding the provision of care to health plan enrollees. HMOs, in turn, require their contracted physician organizations to comply with those requirements, where applicable. Health plans also require their contracted physician organizations to ensure compliance with applicable Knox-Keene Act requirements on the part of the organizations' sub-contracted physicians. Thus, our physician organizations are indirectly subject to many of the requirements of the Knox-Keene Act. While health plans are bound by the provisions of the Knox-Keene Act directly, our physician organizations are bound by many of these same provisions as embodied in their contracts with plans.

Government Investigations

        The government increasingly examines arrangements between health care providers and potential referral sources to ensure that they are not designed to exchange remuneration for patient care referrals. Investigators are increasingly willing to look behind formalities of business transactions to determine the underlying purpose of payments. Enforcement actions have increased and are highly publicized.

        In addition to investigations and enforcement actions initiated by governmental agencies, we could become the subject of an action brought under the False Claims Act by a private individual on behalf of the government. Actions under the False Claims Act, commonly known as "whistleblower" lawsuits, are generally filed under seal to allow the government adequate time to investigate and determine whether it will intervene in the action, and defendant health care providers often have no knowledge of such actions until the government has completed its investigation and the seal is lifted.

        To our knowledge, we, and our affiliated physician organizations, are not currently the subject of any investigation or action under the False Claims Act. Any such future investigation or action could result in sanctions and unfavorable publicity that could reduce potential revenues and profitability.

Balanced Budget Act

        Each state operates a Medicaid (Medi-Cal in California) program funded in part by the federal government. The states may customize their programs within federal limitations. Each state program has its own payment formula and recipient eligibility criteria. In recent years, changes in Medicare and Medicaid programs have resulted in limitations on, and reduced levels of, payment and reimbursement for a substantial portion of health care goods and services. For example, the federal Balanced Budget

Act of 1997 (even after the restoration of some funding in 1999) continues to cause significant reductions in spending levels for the Medicare and Medicaid programs.

        Laws governing Medicare, Medicaid and other governmental programs may change, and various administrative rulings, interpretations and determinations make compliance difficult. Any changes could materially increase or decrease program payments or the cost of providing services. Final determinations of government program reimbursement often take years because of audits, providers' rights of appeal and numerous technical requirements. We believe we make adequate provision for adjustments. However, future reductions in reimbursement could reduce our revenues and profitability.

Health Care Reform

        The U.S. health care industry continues to attract much legislative interest and pubic attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the health care system. Proposals that have been considered include changes in Medicare, Medicaid and other programs, a prescription drug benefit for Medicare, cost controls on hospitals and mandatory health insurance coverage for employees. The costs of implementing some of these proposals would be financed, in part, by reduction of payments to health care providers under Medicare, Medicaid, and other government programs. We cannot predict the course of future health care legislation or other changes in the administration or interpretation of governmental health care programs. However, future legislation, interpretations, or other changes to the health care system could reduce our revenues and profitability.

General Regulatory Requirements

        In addition to the regulations referenced above, our operations and the operations of our affiliated physician organizations are subject to state and federal statutes and regulations governing workplace health and safety, dispensing of controlled substances and the disposal of medical waste. Our operations may also be affected by changes in ethical guidelines and operating standards of professional and trade associations such as the American Medical Association. Changes in existing laws and regulations, adverse judicial or administrative interpretations of such laws and regulations, or enactment of new legislation could require us to make costly changes to our business that would reduce our profitability.

Insurance

        We are covered by general liability insurance and directors and officers insurance, which includes employee practices liability insurance. Each of our affiliated physician organizations maintains managed care errors and omissions insurance (professional liability) and directors and officers insurance for the corporate entity. We also require the contracted physicians with an affiliated practice association to maintain minimum standards of $1million/$3 million of malpractice insurance. The employed physicians at Sierra Medical Group and Pegasus Medical Group are currently insured under policies that cover malpractice on a "claims made" basis, which includes vicarious coverage for each entity.

History and Development of Our Business

        Prospect Medical Holdings, originally called Med-Search, Inc., was incorporated on May 12, 1993 as a Delaware corporation. Med-Search, Inc. was the successor by merger to Energy Search Inc., a Utah public corporation. Originally, we provided managed care and medical practice management services to a California professional corporation, Interstate Care Providers, doing business in Ventura County, California.

        On July 31, 1996, control of the Prospect Medical Holdings was transferred in a private merger transaction to investors, including our current Chairman and Chief Executive Officer, Jacob Y. Terner,

M.D., and to former physician stockholders of Prospect Medical Systems. On that same date, we changed our name to Prospect Medical Holdings, Inc., and Prospect Medical Systems became a wholly owned subsidiary of Prospect Medical Holdings.

        Following the 1996 merger, we began to implement our growth strategy through a series of acquisitions and affiliations, primarily through Prospect Medical Group, which is, and prior to the 1996 merger was, affiliated with Prospect Medical Systems.

        Since the 1996 merger, Prospect Medical Group has acquired twelve physician organizations for the aggregate consideration of approximately $40,608,000 in cash, promissory notes in the aggregate principal amount of $3,500,000 and the issuance of approximately 830,000 shares of our common stock.    These acquisitions, summarized below, has provided us with substantial concentration of managed care enrollees in our three service areas of Southern California—North and Central Orange County, West Los Angeles and the Antelope Valley region of Los Angeles County.

        On July 14, 1997, Prospect Medical Group acquired Santa Ana-Tustin Physicians Group. At that time, Santa Ana-Tustin Physicians Group had approximately 12,000 HMO enrollees. Concurrently, Santa Ana-Tustin Physicians Group executed a management services agreement with Prospect Medical Systems.

        In August 1997, Prospect Medical Group purchased a small independent physician association, Sequoia Medical Group, with approximately 800 HMO enrollees, which was fully consolidated into Prospect Medical Group.

        On September 25, 1997, Prospect Medical Group acquired Sierra Primary Care Medical Group. At that time, Sierra Primary Care Medical Group had approximately 15,000 HMO enrollees. Prospect Medical Holdings also acquired Sierra Medical Management, which provided the non-physician related management services for Sierra Primary Care Medical Group. Sierra Medical Management became a wholly owned subsidiary of Prospect Medical Holdings.

        On October 31, 1997, Prospect Medical Group created a wholly owned subsidiary, Pegasus Medical Group, to acquire the assets of A.V. Western Medical Group, Inc. A.V. Western Medical Group, Inc. had approximately 5,000 HMO enrollees. Concurrently, Pegasus Medical Group signed a management services agreement with Sierra Medical Management.

        On June 1, 1998, Prospect Medical Group formed Antelope Valley Medical Associates (which became a division of Sierra Primary Care Medical Group) in order to acquire the assets of Antelope Valley Medical Group, Inc. Antelope Valley Medical Group, Inc. had approximately 12,000 HMO enrollees and some exclusive contracts with primary care physicians. Antelope Valley Medical Associates signed a management contract with Sierra Medical Management.

        On January 1, 1999 and May 1, 1999, Prospect Medical Group divested its medical practices located in Orange County and Santa Barbara County, California. The medical practices had been acquired as part of the original Prospect Medical Group acquisition.

        On June 1, 1999, Prospect Medical Group completed its acquisition of the assets of Premier Medical Group, Inc., a Central Orange County, California independent physician association. Concurrent with its closing, approximately 3,200 HMO enrollees were transferred to and consolidated with Prospect Medical Group.

        On July 1, 1999, Prospect Medical Group issued notice to HMOs and contracted providers in Ventura County and Santa Barbara County, California that it was terminating all activities in both counties. This decision was based upon management's determination that we could not obtain a material share of, or earn a profit in, those regions.

        On December 6, 1999, Prospect Medical Group completed an acquisition of assets from Sherman Oaks Affiliated Physicians, Inc., located in the San Fernando Valley section of Los Angeles County. Prospect Medical Group assumed the provider contracts and the name of this start-up independent physician association venture, which had no HMO contracts and no enrollees at the time of acquisition. As of September 30, 2003 this network had 1,300 enrollees.

        On December 10, 2000, the U.S. Bankruptcy Court in the Central District of California approved the sale of the assets of Health Source Medical Group to Prospect Medical Group, and the sale was effective on January 1, 2001. Concurrent with the acquisition of the assets, Prospect Health Source Medical Group was formed as a subsidiary of Prospect Medical Group and the assets of Health Source Medical Group were transferred to Prospect Health Source Medical Group. At the same time, Prospect Health Source Medical Group entered into a management agreement with Prospect Medical Systems. At that time, Prospect Health Source Medical Group had approximately 35,000 HMO enrollees.

        Health Source Medical Group owned two medical practices that Prospect Medical Group acquired as part of the asset purchase. We sold these medical practices in May and July of 2001, with the purchasing physicians maintaining an exclusive contract with Prospect Health Source Medical Group.

        On September 30, 2003, Prospect Medical Group completed the acquisition of Professional Care Medical Group, which became a wholly owned subsidiary operating under the name "Prospect Professional Care Medical Group." At the same time, Prospect Professional Care Medical Group entered into a management agreement with Prospect Medical Systems. At the time of the acquisition, Prospect Professional Care Medical Group had approximately 45,000 HMO enrollees.

        On February 1, 2004, Prospect Medical Group completed the acquisition of Northwest Orange County Medical Group, which became a wholly owned subsidiary operating under the name "Prospect NWOC Medical Group. At the same time, Prospect NWOC Medical Group entered into a management agreement with Prospect Medical Systems. At the time of the acquisition, Prospect NWOC Medical Group had approximately 14,000 HMO enrollees.

        On February 1, 2004, Prospect Medical Group completed the acquisitions of StarCare Medical Group and APAC Medical Group, which were "sister" medical groups owned by the same physician. StarCare Medical Group and APAC Medical Group became wholly owned subsidiaries of Prospect Medical Group. On the same date, Prospect Medical Systems acquired Pinnacle Health Resources, which is a management company that holds the management agreement with StarCare Medical Group and APAC Medical Group. At the time of the acquisition, the combined enrollment of StarCare Medical Group and APAC Medical Group was approximately 44,000 HMO enrollees.

        StarCare Medical Group owned three clinics at the time of the acquisition. On April 1, 2004, we sold the three clinics. The buyer executed an agreement with StarCare which provided for, among other things, specific non-diversion and non-solicitation language.

Item 2. Financial Information.

Selected Financial Data

        Set forth below is our selected consolidated financial data for the five fiscal years ended September 30, 2003 and for the six months ended March 31, 2004 and 2003. The selected consolidated financial data for the five fiscal years ended September 30, 1999, 2000, 2001, 2002 and 2003 are derived from our audited consolidated financial statements. The audited consolidated financial statements as of September 30, 2003 and 2002, and for the three fiscal years ended September 30, 2003 are included in this registration statement. The selected consolidated financial data for the six months ended March 31, 2004 and 2003 are derived from our unaudited financial statements included in this registration statement. You should read the selected consolidated financial data in conjunction with our consolidated financial statements and related notes included in this registration statement and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Year Ended September 30					Six Months Ended March 31
	1999	2000	2001	2002	2003	2003(1)	2004(1)(2)
	(000's eliminated, except per share data)
Statement of Operations Data:
Revenues	$58,042	$58,149	$76,241	$71,097	$70,233	$34,921	$60,567
Cost of Medical Services	42,179	43,767	56,079	51,316	48,906	24,747	43,634

Medical Profit Margin	15,863	14,382	20,162	19,781	21,327	10,174	16,933
Operating Expenses
General and Administrative	13,995	12,932	16,377	17,278	18,997	8,965	12,049
Depreciation and Amortization	1,693	1,530	1,718	580	540	249	312

Operating Income (Loss)	175	(80)	2,067	1,923	1,790	960	4,572
Interest Income	67	223	170	152	59	58	21
Interest Expense	(1,087)	(917)	(815)	(322)	(195)	(118)	(52)

Non-Operating Income (Expense)	(1,020)	(694)	(645)	(170)	(136)	(60)	(31)

Income (Loss) Before Income Taxes and Minority Interest	(845)	(774)	1,422	1,753	1,654	900	4,542
Income Tax Provision	(27)	(88)	(997)	(483)	(683)	(360)	(1,738)
Minority Interest	(1)	(9)	(12)	(9)	(16)	(222)	(127)

Net Income (Loss)	($873)	($871)	$413	$1,261	$955	$318	$2,677

Basic Earnings Per Share	($0.20)	($0.18)	$0.08	$0.26	$0.23	$0.08	$0.54
Diluted Earnings Per Share	($0.20)	($0.18)	$0.08	$0.25	$0.20	$0.07	$0.43

	As of September 30					As of March 31
	1999	2000	2001	2002	2003(1)	2004(1)(2)
	(000's eliminated)
Balance Sheet Data:
Assets
Cash and Cash Equivalents	$2,496	$655	$6,366	$4,447	$6,607	$12,626
Other Current Assets	3,465	3,379	3,917	3,117	2,138	4,021
Fixed Assets	1,438	1,567	1,170	1,114	1,022	2,168
Other Assets (including goodwill)	18,793	18,339	17,368	17,300	24,899	35,229

Total Assets	$26,192	$23,940	$28,821	$25,978	$34,666	$54,044

Liabilities and Shareholders' Equity
Current Liabilities	$10,223	$11,061	$15,936	$15,642	$21,641	$28,978
Long-Term Liabilities	12,694	8,620	8,209	4,361	5,803	3,993
Minority Interest	45	72	76	74	80	195
Total Shareholders' Equity	3,230	4,187	4,600	5,901	7,142	20,878

Total Liabilities and Shareholders' Equity	$26,192	$23,940	$28,821	$25,978	$34,666	$54,044

HMO Enrollment:(3)
Commercial	87,000	83,000	105,000	102,000	136,200	181,300
Medicare	8,800	7,800	9,800	7,000	11,200	17,800
Medi-Cal	7,600	6,700	6,300	8,500	13,700	15,600
Total Enrollment	103,400	97,500	121,100	117,500	161,100	214,700

(1)
The balance sheet and operating results of Prospect Professional Care Medical Group have been included in the consolidated balance sheet as of September 30, 2003, the date of acquisition, and in the consolidated statements of operations for periods thereafter.

(2)
The balance sheet and operating results of Prospect NWOC Medical Group, Inc., StarCare Medical Group, Inc., APAC Medical Group, Inc. and Pinnacle Health Resources have been included in the consolidated balance sheet as of February 1, 2004, the date of acquisition, and in the consolidated statements of operations for periods thereafter.

(3)
Enrollment as of September 30, 2003 includes approximately 45,000 enrollees acquired through the purchase of Prospect Professional Care Medical Group which occurred on that date.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

        The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes included in this registration statement. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such a difference include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this registration statement.

Executive Overview

  General Operations

        We are a leading Southern California health care company that provides management and administrative services to affiliated physician organizations that have entered into agreements with HMOs to provide medical services to approximately 215,000 HMO enrollees (as of March 31, 2004) in Orange and Los Angeles counties.

        In managing the affiliated physician organizations, we remain sensitive to local custom and practice, while centralizing, for the most part, the management functions in our Santa Ana, California operations center.

  Highlights of Performance (Year Ended September 30, 2003 as compared to 2002, not including the results of the acquisition of Prospect Professional Care Medical Group, which occurred at the close of business on the last day of our 2003 fiscal year)

  •
  The member months decreased 1.7% compared to the prior year.

  •
  Revenue decreased by approximately 1% compared to the prior year.

  •
  The medical loss ratio of 71% decreased 2% from the prior year.

  •
  General and administrative expenses increased approximately 10% from the prior year.

  •
  Operating income decreased by approximately 6% compared to the prior year.

  •
  Diluted earnings per share decreased by 20% over the prior year (due to a tax loss carry forward fully used in 2002, and additional stock, options and warrants issued in 2003).

  •
  Total cash and cash equivalents increased $2,160,310, an increase of approximately 49% compared to the prior year.

  •
  Total bank term loan debt and capital equipment loan obligations decreased $1,285,495, or a reduction of approximately 40% compared to the prior year.

  Highlights of Performance (Six Months Ended March 31, 2004 as compared to 2003)

  •
  The member months increased 59.2% compared to the same period in the prior year.

  •
  Revenue increased by approximately 73% compared to the same period in the prior year.

  •
  The medical loss ratio of 73% did not vary significantly compared to the same period in the prior year.

  •
  General and administrative expenses increased approximately 34% compared to the same period in the prior year.

  •
  Operating income increased by approximately 376% compared to the same period in the prior year.

  •
  Diluted earnings per share increased by 514% compared to the same period in the prior year.

  •
  Total cash and cash equivalents increased by $6,018,979, an increase of approximately 91% as compared to cash and cash equivalents at September 30, 2003.

  •
  Total bank term loan debt and capital equipment loan obligations decreased by $222,260, or a reduction of approximately 11%, compared to the balance at September 30, 2003.

  Operating Revenues

        Over 95% of our net patient service revenues are from the capitation payments made each month by HMOs to our affiliated physician organizations on behalf of the HMO enrollees who have chosen or been assigned to one of our affiliated physician organizations to provide for their professional medical care. The predominant method of receiving our capitation payments is by a ready funds wire into the accounts of our affiliated physician organizations, generally between the 10th and 25th day of each month.

        We receive management fees from non-affiliated physician organizations; the fee is a fixed percentage of the revenue of the non-affiliated physician organization, or a fixed per-member-per-month payment.

        Our two group medical practices, Sierra Primary Care Medical Group and Pegasus Medical Group also generate fee-for-service billing which is reimbursed by Medicare, Medicaid (Medi-Cal in California), private indemnity health insurance, and cash payments by uninsured patients.

        For the fiscal year ended September 30, 2003, we experienced a slight decrease in operating revenues, as compared to September 30, 2002. This is discussed further under "Results of Operations" below.

        For the six months ended March 31, 2004 as compared to 2003, we experienced a large growth in revenues due to several acquisitions completed between September 2003 and February 2004.

  Medical Expenses

        Our medical costs include monthly sub-capitation and fee-for-service payments to primary care and specialist physicians, and ancillary service providers, who have executed contracts with our affiliated physician organizations; fee-for-service payments to physicians who provide care for our patients and do not have a contract with our affiliated physician organizations; and salaries, benefits and other compensation paid to physicians that are employees of our affiliated physician organizations (Sierra Primary Care Medical Group and Pegasus Medical Group). Our medical expenses also include an estimate of claims that have been incurred but not reported ("IBNR") to us.

        We have established systems to monitor the availability, appropriateness and effectiveness of the patient care provided through out affiliated physician organizations. We collect utilization data for each of our affiliated physician organizations that we use to analyze over-utilization or under-utilization of services and assist our contracted and employed physicians in providing appropriate care for their patients, and improving patient outcomes in a cost efficient manner.

  Operating Expenses

        Our operating expenses are the general and administrative costs of managing our physician organizations. These costs include salaries, benefits and other compensation for our employees, insurance, rent, operating supplies, legal and accounting, and marketing.

  Cash Flow

        Our primary source of cash is derived from HMO capitation payments to our affiliated physician organizations. Because our capitation payments are paid between the 10th and the 25th day of each month, and a substantial portion of our expenses are paid in arrears, we tend to accumulate cash. We have significantly reduced our debt from cash accumulations and cash flow from operations. Our primary use of cash is to pay medical expenses.

        In order to complete acquisitions, we have borrowed money from commercial banks and on March 31, 2004, we completed a private offering of our Series A Convertible Preferred Stock ("Series A Preferred Stock") at $5.50 per share, raising total gross proceeds of $12,458,802 ($10,612,599, net of offering costs). Each share of Series A Preferred Stock sold in the offering is initially convertible into one share of common stock and entitled to one vote per share. Each share of Series A Preferred Stock will automatically convert into common stock when our class of common stock has become listed for trading on a national securities exchange, the NASDAQ National Market or the NASDAQ SmallCap Market and the shares of common stock into which our Series A Preferred Stock is convertible have become registered under the Securities Act. The conversion, voting, liquidation, dividend and preemptive rights associated with the Series A Preferred Stock are more fully described in Item 11, "Description of Registrant's Securities to Be Registered." The Series A Preferred Stock carries no redemption rights.

Critical Accounting Policies

        The accounting policies described below are considered critical in preparing our consolidated financial statements. Critical accounting policies require difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The judgments and uncertainties affecting the application of these policies include significant estimates and assumptions made by us using information available at the time the estimates are made. Actual results could differ materially from those estimates.

  Consolidation of Financial Statements

        As discussed further in Note 1 to our consolidated financial statements, under applicable financial reporting requirements, the financial statements of the affiliated physician organizations with which we have management services agreements are consolidated with our own financial statements. This consolidation is required under EITF Issue No. 97-2, "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements" issued by the Emerging Issues Task Force of the Financial Accounting Standards Board because we are deemed to hold a controlling financial interest in such organizations through a nominee shareholder. We can, through an assignable option agreement, change the nominee shareholder at will on an unlimited basis and for nominal cost. There is no limitation on our designation of a nominee shareholder except that any nominee shareholder must be a licensed physician or otherwise permitted by law to hold shares in a professional medical corporation. The operations of our affiliated physician organizations have a significant impact upon our financial statements. All inter-company accounts and balances have been eliminated in consolidation.

  Revenue Recognition

        Our revenue consists primarily of capitation payments for medical services provided by our affiliated physician organizations under contracts with various HMOs, or under fee-for-service arrangements. Capitation revenue under HMO contracts is prepaid monthly to the affiliated physician organizations based on the number of enrollees assigned to physicians in our affiliated physician organizations.

        Capitation revenue paid by HMOs is recognized in the month in which the affiliated physician organization is obligated to provide services. Capitation revenue may be subsequently adjusted to reflect changes in enrollment as a result of retroactive terminations or additions.

        Fee-for-service revenues are recognized when the services have been performed after an allowance for uncollectible amounts.

        Management fee revenue is earned in the month the services have been delivered.

  Accrued Medical Claims

        Our affiliated physician organizations are responsible for the medical services their contracted or employed physicians provide to an assigned HMO enrollee. The cost of health care services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not reported.

        Accrued medical claims, which do not include payments to our sub-capitated physicians, consist of actual claims reported but not paid and estimates of claims incurred but not reported ("IBNR"). We, together with our independent actuaries, estimate IBNR using estimates and assumptions that consider, among other things, contractual requirements, historical utilization trends and payment patterns, medical inflation, product mix (HMO commercial, senior and Medi-Cal enrollees), enrollment and other relevant factors. We also establish premium deficiency reserves, as necessary, for the probability that anticipated future health care costs could exceed future capitation payments from the HMOs.

        In addition, we participate in risk-sharing arrangements with health plans and hospital providers where we receive incentives or incur liabilities based on our ability to manage medical service utilization. We estimate these payments based on historical experience adjusted for current utilization patterns.

        These accruals are continually monitored and reviewed, and as claims settlements are made or accruals adjusted, differences are reflected in current operations. Changes in assumptions for medical costs caused by changes in actual experience could cause these estimates to change in the near term. Our reserve models use lag-based incurred claim estimates and trended per member per month estimates.

        The following table presents the components of the change in accrued medical claims for the three years ended September 30, 2003, and the six months ended March 31, 2004, respectively:

	Year Ended September 30			Six Months Ended
	2001	2002	2003	March 31, 2004
IBNR as of Beginning of Period	$6,580,320	$8,290,503	$7,082,786	$11,518,255
Health Care Claims Expense Incurred During the Period
Related to Current Year	26,555,584	24,465,528	23,583,554	21,029,346
Related to Prior Year	(155,991)	125,909	(985,889)	(753,437)

Total Incurred	26,399,593	24,591,437	22,597,665	20,275,909

Health Care Claims Paid During the Period
Related to Current Year	(19,299,240)	(19,767,622)	(19,213,428)	(11,544,146)
Related to Prior Year	(5,390,170)	(6,031,532)	(4,648,768)	(9,661,905)

Total Paid	(24,689,410)	(25,799,154)	(23,862,196)	(21,206,051)

IBNR Acquired During the Period	0	0	5,700,000	5,554,803

IBNR as of End of Period	$8,290,503	$7,082,786	$11,518,255	$16,142,916

        Acquisition balances represent medical liabilities as of the applicable acquisition date.

        We believe that the amount of our accrued medical claims is adequate to cover our ultimate liability for unpaid claims as of September 30, 2003 and March 31, 2004; however, actual claims payments and other items may differ from established estimates. Assuming a hypothetic 1% variance in our estimates of accrued medical claims, our net profit for the year ended September 30, 2003 and the six months ended March 31, 2004 would increase or decrease by approximately $115,183 and $161,429, respectively.

  Goodwill and Intangible Assets

        We engage a third party appraisal firm to assist us with testing the value of our goodwill and intangible assets for impairment. If goodwill is impaired, a downward adjustment to goodwill will be required.

        In June 2001, the Financial Accounting Standards Board ("FASB") issued two standards related to business combinations. The first statement, SFAS No. 141, "Business Combinations," requires all business combinations after June 30, 2001 to be accounted for using the purchase method and prohibits the pooling-of-interest method of accounting. SFAS No. 141 also states that acquired intangible assets should be separately recognized upon meeting certain criteria. Such intangible assets include, but are not limited to, trade and service marks, non-compete agreements, customer lists and licenses.

        The second statement, SFAS No. 142 "Goodwill and Other Intangible Assets," requires that upon adoption, amortization of goodwill and indefinite life intangible assets will cease and instead, the carrying value of goodwill and indefinite life intangible assets will be evaluated for impairment at least on an annual basis, or more frequently if certain indicators are encountered. We have adopted SFAS No. 142. A two-step impairment test is to be used to identify potential goodwill impairment and to measure the amount of goodwill impairment loss to be recognized (if any). The first step of the goodwill impairment test, which is used to identify potential impairment compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. The resultant valuations have concluded that the fair value of the Prospect Medical Holdings exceeded its carrying value, thus goodwill of Prospect Medical Holdings was not considered impaired during each fiscal year test, since we adopted SFAS No. 142 for our fiscal year ended 2002.

  Legal and Other Loss Contingencies

        We are subject to contingencies, such as legal proceedings and claims arising out of our business. In accordance with SFAS No. 5, Accounting for Contingencies, we record accruals for such contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. A significant amount of management estimation is required in determining when, or if, an accrual should be recorded for a contingent matter and the amount of such accrual, if any.

  Acquisitions

        During the three years ended September 30, 2003, and the six months ended March 31, 2004, we completed several business combinations. These business combinations are all accounted for using the purchase method of accounting, and accordingly, the operating results of each acquisition have been included in our consolidated financial statements since their effective date of acquisition. The purchase price for each business combination was allocated to the assets, including the identifiable intangible assets, and liabilities based on estimated fair values. The excess of purchase price over the net identifiable assets acquired was allocated to goodwill and other intangible assets. Prior to October 1, 2001, goodwill was amortized over a useful life of 20 years. In accordance with SFAS No. 142, we no longer amortize goodwill. In accordance with SFAS No. 141, the allocation to identifiable intangible assets is being amortized over a useful life of seven to ten years.

        The following table summarizes all business combinations for the three years ended September 30, 2003 and for the six months ended March 31, 2004.

Business Combinations	Effective Date	Purchase Price	Location
Prospect Health Source Medical Group, Inc.	January 1, 2001	$1,000,000	West Los Angeles
Prospect Professional Care Medical Group, Inc.	September 30, 2003	$7,050,000	Orange County and East Los Angeles
Prospect NWOC Medical Group, Inc.	February 1, 2004	$2,000,000	North Orange County
StarCare Medical Group, Inc. APAC Medical Group, Inc. Pinnacle Health Resources	February 1, 2004	$8,500,000	North Orange County

        The assets we acquire in our acquisitions include cash, and HMO and provider contracts. We require that cash or a combination of cash and current assets equal current liabilities, and tangible net worth. The difference between the net worth of each acquisition and our purchase price is allocated to goodwill and identifiable intangible assets.

Enrollment

        The following table presents our enrollment as of September 30, 2002 and 2003, and the percentage change in enrollment between these dates:

	2002	2003	% Change
Commercial	102,000	136,200	34%
Medicare	7,000	11,200	60%
MediCal	8,500	13,700	61%

Total	117,500	161,100	37%

        The following table presents our enrollment as of March 31, 2003 and 2004, and the percentage change in enrollment between these dates:

	2003	2004	% Change
Commercial	97,000	181,300	87%
Medicare	6,600	17,800	170%
Medi-Cal	13,000	15,600	20%

Total	116,600	214,700	84%

        The increase in enrollment for the year ended September 30, 2003 compared to 2002 is attributable primarily to the acquisition of Prospect Professional Care Medical Group, which had approximately 45,000 HMO enrollees at acquisition.

        The increase in enrollment for the six month period ended March 31, 2004 compared to 2003 is attributable to the acquisitions of Prospect Professional Care Medical Group, Prospect NWOC Medical Group, StarCare Medical Group and APAC Medical Group. These groups had combined HMO enrollees of approximately 103,000 as of March 31, 2004.

Results of Operations

        The following table is provided to facilitate the discussion of our operations for the six months ended March 31, 2003 and 2004, and for each of the three years in the period ended September 30, 2003.

	Six Months Ended March 31
	2003	2004	Increase (Decrease)%
Revenues:
Patient Services	$34,109,858	$60,123,572	$26,103,714	76%
Management Fees	719,493	418,458	(301,035)	-42%
Other	91,493	24,660	(66,833)	-73%

Total Revenues	34,920,844	60,566,690	25,645,846	73%
Operating Expenses:
Medical Costs	24,746,510	43,633,924	18,887,414	76%
General and Administrative	8,964,807	12,048,969	3,084,162	34%
Depreciation and Amortization	249,694	311,441	61,747	25%

Total Operating Expenses	33,961,011	55,994,334	22,033,323	65%
Operating Income	959,833	4,572,356	3,612,523	376%
Interest Income (Expense), Net	(59,841)	(30,720)	29,121	-51%

Income Before Taxes	4,541,636	3,641,644	899,992	405%
Income Tax Provision	1,738,271	1,378,274	359,997	383%
Minority Interest	126,739	(95,453)	222,192	-43%

Net Income	$317,803	$2,676,626	$2,358,823	742%

Diluted Earnings Per Share	$0.07	$0.43	$0.36	514%
Medical Cost Ratio	73%	73%
	Year Ended September 30
	2002	2003	Increase (Decrease)%
Revenues:
Patient Services	$70,139,567	$68,520,212	$(1,619,355)	-2%
Management Fees	599,259	1,561,167	961,908	161%
Other	357,963	151,306	(206,657)	-58%

Total Revenues	71,096,789	70,232,685	(864,104)	-1%
Operating Expenses:
Medical Costs	51,316,216	48,905,950	(2,410,266)	-5%
General and Administrative	17,278,288	18,996,981	1,718,693	10%
Depreciation and Amortization	579,495	539,846	(39,649)	-7%

Total Operating Expenses	69,173,999	68,442,777	(731,222)	-1%
Operating Income	1,922,790	1,789,908	(132,882)	-7%
Interest Income (Expense), Net	(170,077)	(135,853)	(34,224)	-20%

Income Before Taxes	1,752,713	1,654,055	(98,658)	-6%
Income Tax Provision	483,284	683,056	199,772	41%
Minority Interest	8,716	16,357	7,641	88%

Net Income	$1,260,713	$954,642	$(306,071)	-24%

Diluted Earnings Per Share	$0.25	$0.20	$(0.05)	-20%
Medical Cost Ratio	73%	71%

	Year Ended September 30
	2001	2002	Increase (Decrease)%
Revenues:
Patient Services	$74,209,172	$70,139,567	$(4,069,605)	-5%
Management Fees	1,316,533	599,259	(717,274)	-54%
Other	715,393	357,963	(357,430)	-50%

Total Revenues	76,241,098	71,096,789	(5,144,309)	-7%
Operating Expenses:
Medical Costs	56,078,857	51,316,216	(4,762,641)	-8%
General and Administrative	16,376,819	17,278,288	901,469	6%
Depreciation and Amortization	1,718,443	579,495	(1,138,948)	-66%

Total Operating Expenses	74,174,119	69,173,999	(5,000,120)	-7%
Operating Income	2,066,979	1,922,790	(144,189)	-7%
Interest Income (Expense), Net	(645,163)	(170,077)	(475,086)	-74%

Income Before Taxes	1,421,816	1,752,713	330,897	23%
Income Tax Provision	996,960	483,284	(513,676)	-52%
Minority Interest	11,777	8,716	3,061	-26%

Net Income	$413,079	$1,260,713	$847,634	205%

Diluted Earnings Per Share	$0.08	$0.25	$0.17	213%
Medical Cost Ratio	76%	73%

Six Months Ended March 31, 2004 Compared with Six Months Ended March 31, 2003

        Our total revenues for the six months ended March 31, 2004 increased to $60,566,690 compared to $34,920,844 for the same period in 2003, or an increase in total revenues of 73%, primarily as a result of acquisitions.

        Due to the acquisition of four physician organizations, our net patient service revenues increased to $60,123,572    from $34,109,858 for the 2004 period compared to 2003, or an increase of approximately 76%

        Management fees and other revenues accounted for approximately .7% of our total revenues for the 2004 period compared to 2% for 2003. Our management fees and other revenues were $443,118, during the 2004 period, compared to $810,986 for 2003, or a decrease of approximately 45%. Management fees and other revenues for 2003 included a bonus of $394,439 that we received from an affiliated physician organization with no comparable amount in 2004.

        The cost of medical services for the 2004 period increased to $43,633,925 compared to $24,746,510 for 2003, or an increase of 76%. The increase in medical costs is the result of the acquisitions of four physician organizations. Our medical cost ratio for the 2004 and the 2003 periods was 73%.

        General and administrative expenses for the 2004 period increased to $12,048,969 compared to $8,964,807 for 2003, or an increase of 34%. As a percentage of our total revenues, our general and administrative expense was 20% for the 2004 period compared to 26% for the same period in 2003. General and administrative expenses increased due to the acquisition of four physician organizations, but decreased as a percentage of revenues due to the economies of scale realized in consolidating the acquisitions.

        Operating income increased to $4,572,356, or an increase of approximately 376%, for the 2004 period, as compared to $959,833 for 2003, primarily as the result of economies of scale we were able to achieve with the acquisition of four physician organizations.

        Depreciation and amortization expense for the 2004 period was $311,441 compared to $249,694 for 2003, or an increase of 25%, as a result of increased capital expenditures subsequent to the 2003 period.

        Interest expense (net of interest income) for the 2004 period decreased to $30,720 compared to $59,841 for 2003, as a result of increased cash balances in investment accounts and money market funds, and due to the continued principal reductions of our bank debt.

        Our income tax expense for the 2004 period increased to $1,738,271 compared to $359,997 for 2003, or an increase of approximately 383%, as a result of increased profits from the acquisition of four physician organizations. Our effective tax rate was 38.3% in 2004 and 40% in 2003.

        Our net income for the 2004 period was $2,676,626, or $0.43 per diluted share, as compared to $317,803 or $0.07 per diluted share, for the same period in 2003.

Fiscal Year Ended September 30, 2003 Compared with Fiscal Year Ended September 30, 2002

        Our total revenues for 2003 decreased to $70,232,685 compared to $71,096,789 for 2002, or a reduction in total revenues of approximately 1%, due primarily to lower managed care enrollment (excluding the acquisition of Prospect Professional Care Medical Group, which was completed at the close of business on the last day of our 2003 fiscal year end).

        In 2003, our net patient service revenues decreased to $68,520,212 compared to $70,139,567 for 2002, a reduction of approximately 2%, due to lower managed care enrollment. Member exit surveys do not indicate significant dissatisfaction with the services of our affiliated physician organizations. We believe that the economic recession and the movement of HMO patients to preferred provider organization plans have been possible causes of the enrollment decline.

        Management fees and other revenues accounted for approximately 2% of our total revenues for 2003 compared to 1% for 2002. In 2003, our management fees and other revenues were $1,712,473 compared to $957,222 for 2002, or an increase of approximately 79%. The increased management fees and other revenues for 2003 was primarily the result of a bonus that we received from affiliated physician organizations, with no comparable amount in 2002.

        The cost of medical services for 2003 decreased to $48,905,950 compared to $51,316,216 for 2002, or a reduction of approximately 5%. Our medical cost ratio for the 2003 period was 71% compared to 73% for 2002. The decrease in our medical cost ratio in 2003 compared to 2002 and the decrease in our cost of medical services at a rate greater than the decrease in our net patient service revenues resulted from favorable developments in our claims experience and our continued control of medical costs for our affiliated physician organizations.

        General and administrative expenses for 2003 increased to $18,996,981 compared to $17,278,288 for 2002, or an increase of approximately 10%. As a percentage of our total revenues, our general and administrative expenses were 27% for 2003 compared to 24% for 2002. The increase was due to the reduction of capitation revenue and our decision not to reduce our administrative platform in anticipation of the acquisition of Prospect Professional Care Medical Group which was completed on the last day of our 2003 fiscal year.

        Operating income decreased to $1,789,908 or a reduction of approximately 7% for 2003, as compared to $1,922,790 for the same period in 2002, due to lower enrollment.

        Depreciation and amortization expense for 2003 was $539,846 compared to $579,495 for the same period in 2002.

        Interest expense (net of interest income) for 2003 decreased to $135,853 compared to $170,077 for 2002, primarily due to principal reductions of our bank debt.

        Our income tax expense for 2003 increased to $683,056 versus $483,284 for 2002. Our effective tax rate was 41% in 2003 and 28% in 2002. The increase in income tax for 2003 as compared to 2002 was due to the elimination of non-deductible expenses for income tax purposes, primarily the amortization of goodwill, as a result of our adoption of SFAS No. 142.

        Our net income for 2003 was $954,642, or $0.20 per diluted share, as compared to $1,260,713 or $0.25 per diluted share for the same period in 2002. Diluted earnings per share decreased 20% in 2003 compared to 2002 due to a combination of the events described above and an increase in the weighted average number of shares due to the issuance of stock, stock options and warrants during fiscal year 2003.

Fiscal Year Ended September 30, 2002 Compared with Fiscal Year Ended September 30, 2001

        Our total revenues for 2002 decreased to $71,096,789 compared to $76,241,098 in 2001, or a reduction in total revenues of approximately 7%, primarily due to lower managed care enrollment.

        In 2002, our net patient service revenues decreased to $70,139,567 from $74,209,172 for 2001, or a reduction of approximately 5%, due to lower managed care enrollment. Member exit surveys do not indicate significant dissatisfaction with the services of our affiliated physician organizations. We believe that the economic recession, unemployment and the movement of HMO patients to preferred provider organization plans may have contributed to the decline.

        Management fees and other revenues accounted for approximately 1% of our total revenues in fiscal year 2002 compared to 3% for 2001. For fiscal 2002, our management fees and other revenues were $957,222 compared to $2,031,926 in 2001, or a reduction of approximately 53%. During fiscal year 2001, we had a management agreement with Health Source Medical Group for the three months prior to our acquiring Health Source Medical Group. Since they were an unaffiliated physician organization during that period, the management fees of $647,384 we earned were reflected in management fees in 2001.

        The cost of medical services for 2002 decreased to $51,316,216 compared to $56,078,857 in 2001, or a reduction of approximately 8%. The reduction of our medical costs was due to decreased enrollment. Our medical cost ratio for the 2002 period was 73% compared to 76% for the same period in 2001. In 2001, we acquired Health Source Medical Group and based upon their historical medical costs, we established reserves based on medical cost ratio of approximately 82%. In 2002, the actual medical cost ratio for Health Source Medical Group was approximately 73%. As a result, we reduced our estimated medical costs in 2002 to match actual experience.

        General and administrative expenses for fiscal 2002 increased to $17,278,288 compared to $16,376,819 for 2001, or an increase of 6%. As a percentage of our total revenues, our general and administrative expenses were 24% in 2002 compared to 22% in 2001. The increase was due to the reduction of net patient service revenues and management's decision not to reduce our administrative platform in anticipation of future acquisitions.

        Operating income decreased by approximately 7%, to $1,922,790 for 2002, as compared to $2,066,979 for the same period in 2001.

        Depreciation and amortization expense was $579,495 in 2002 compared to $1,718,443 in 2001, as a result of our adoption of SFAS No. 142, whereby we no longer amortize goodwill.

        Interest expense (net of interest income) for 2002 decreased to $170,077 compared to $645,163 in fiscal 2001. The reduction in interest expense was due to principal reductions of our bank debt and a lower prime rate of interest.

        Our income tax expense for fiscal 2002 decreased to $483,284 versus $996,960 in fiscal 2001. Our effective tax rate was 28% in 2002 and 70% in 2001. The reduction in our tax rate for 2002 was the result of elimination of the expense for amortization of goodwill for income statement purposes, as a result of our election to early adopt SFAS No. 142. The amortization expense was not deductible for income tax purposes.

        Our net income for fiscal 2002 was $1,260,713, or $0.25 per diluted share, as compared to $413,079, or $0.08 per diluted share, for fiscal 2001, or an increase of 213%. The increase in diluted earnings per share resulted primarily from a combination of higher earnings, which resulted from a combination of the events described above, and the settlement of a lawsuit by the terms of which we were able to retire approximately 854,618 shares of our common stock.

Liquidity and Capital Resources

General

        We require capital primarily to facilitate our acquisition strategy and to develop the infrastructure necessary to effectively manage our affiliated physician organizations. When an affiliated physician organization acquires the assets or stock of an acquisition candidate, Prospect Medical Holdings may transfer to the affiliated physician organization all or a portion of the cash consideration. Our affiliated physician organizations may transfer to us all or a portion of the cash consideration when one of our subsidiaries acquires non-medical assets from a management company affiliated with the acquisition candidate. These transfers are eliminated in the consolidation of our financial statements.

        Contractual payments for capitation are received by our affiliated physician organizations from the HMOs before the dates when our capitation and claim payments to our providers are due.

        Our primary sources of cash have been funds provided by borrowing under our credit facility, by the issuance of equity securities, and by cash flow from operations.

        As of September 30, 2003, we completed the acquisition of Prospect Professional Care Medical Group. The purchase price was $7,050,000, and we advanced $3,800,000, through our bank line of credit, to assist Prospect Medical Group in the financing of the acquisition, which utilized its cash resources along with our advance, to complete the acquisition. As part of the acquisition agreement, we required that Professional Care Medical Group have cash at least equal to its liabilities as of the closing date. We had planned to use a portion of the cash accounts of Prospect Professional Care Medical Group to repay our short term acquisition loans. However, a portion of Prospect Professional Care Medical Group's cash had been invested in annuities and mutual funds which could not be liquidated on a timely basis. As a result, our Chief Executive Officer, Dr. Terner, advanced the Company $1,400,000 at an interest rate of 5.00% per annum to us until the investment accounts were fully liquidated. Subsequently, the Prospect Professional Care Medical Group's accounts were liquidated and Dr. Terner and the bank were repaid.

        On February 1, 2004, we completed the acquisition of Prospect NWOC Medical Group. The purchase price was $2,000,000, and we borrowed $1,750,000 through our bank line of credit to finance the acquisition. As a part of the acquisition agreement, we required that Prospect NWOC Medical Group have cash equal to its liabilities as of the closing date. On February 2, 2004, we repaid the $1,750,000 we borrowed from our bank.

        We completed the final closing of a private offering of our Series A Preferred Stock at $5.50 per share, on March 31, 2004. We raised total gross proceeds of $12,458,802. We received $10,612,599, net of fees and expenses. The proceeds were used by Prospect Medical Group to complete the acquisitions of StarCare Medical Group and APAC Medical Group, and we used a portion of the net proceeds to acquire Pinnacle Health Resources, which were all owned by the same stockholder. The purchase price was $8,500,000 for the three entities. The acquisitions were completed on February 1, 2004 and we required that the consolidated three entities have tangible assets equal to their liabilities. The remaining net proceeds from the private offering were used to repay the $1,750,000 to our bank in connection with our acquisition of Prospect NWOC Medical Group, and for general working capital purposes.

Working Capital

        We had negative working capital of $12,330,896 at March 31, 2004, and $12,895,740, $8,078,084 and $5,652,896 at September 30, 2003, 2002 and 2001, respectively, and cash and cash equivalents of $12,625,880, $6,606,901, $4,446,591 and $6,365,744 respectively as of the same respective dates. Our working capital ratio (current assets divided by current liabilities) was .57 at March 31, 2004, and .40, .48 and .65 at September 30, 2003, 2002 and 2001 respectively.

        As of the fiscal years ended 1999, 2000, 2001, 2002 and 2003, our indebtedness for capital leases, subordinated seller notes and notes to our bank totaled $13,730,639, $8,300,111, $8,110,377, $4,752,705 and $6,267,710, and $3,494,950, as of March 31, 2004. Between October 1, 1999 and September 30, 2003, we used cash reserves and cash flow from operations and equity offerings to reduce our indebtedness by $7,462,929, and between October 1, 1999 and March 31, 2004 we used cash reserves and cash flow from operations and equity offerings to reduce our indebtedness by $10,235,689, which has been the primary reason for our negative working capital position at March 31, 2004, and September 30, 2003, 2002 and 2001.

Credit Facility

        We have a credit facility with Comerica Bank—California that consists of a term loan and a revolving credit facility.

        As of the fiscal years ended 2003, 2002 and 2001, the amount outstanding under the term loan was $1,862,682, 3,062,682 and $4,335,561 respectively. At March 31, 2004, the amount outstanding under the term loan was $1,687,677 compared to $2,462,682 for the same date in 2003. In 2000, our bank required principal installments of $41,666 per month, plus interest, on an original term loan of $5,000,000. In January 2001, we voluntarily increased the principal installments on the term loan to $100,000 per month plus interest, and in July 2002, the increased principal installments were memorialized with the bank in conjunction with a loan extension through October 3, 2003. On September 24, 2003, our bank extended the term loan through October 3, 2004, and reduced our interest rate from the prime rate of interest plus 300 basis points to prime plus 75 basis points.

        In July 2000, we renewed and reduced our revolving credit facility from $11,500,000 to $10,500,000, and in October 2000, the credit line was further reduced to $4,000,000. In February 2002, we further reduced our revolving credit facility to $2,000,000, and in July 2002, our bank extended our maturity date to October 3, 2003. On September 24, 2003, our bank renewed our revolving credit facility through October 3, 2004, and reduced the interest rate to prime plus 75 basis points. In connection with the acquisition of Prospect Professional Care Medical Group, Inc., our bank further provided a 14-day bridge loan to us by increasing the revolving credit facility to $4,000,000, with a requirement that the commitment would automatically revert back to the original $2,000,000, 14-days after completion of the acquisition. As of March 31, 2004, we had utilized $1,750,000 of our credit line, which was repaid on April 1, 2004.

        Since 1997, we have primarily funded our acquisition program with draws on our credit facility, the sale of our common stock, and cash flow from operations. The assets that we and our affiliated physician organizations have acquired have been largely goodwill and intangible assets. The acquisition of physician organizations consists primarily of HMO contracts, primary care and specialist physician contracts and the right to manage each physician organization through a management services agreement which is assigned to one of our wholly owned subsidiaries. The physician organizations we acquire generally do not have significant tangible net equity. Therefore, our acquired assets are predominantly goodwill.

Additional Financing

        We believe that our current credit facility at our bank, cash flow from operations and the net proceeds we received from the private offering of our Series A Preferred Stock will be sufficient to fund our operations for the next twelve months.

        As we continue to pursue our acquisition strategy, additional financing will be required and we intend to seek a new credit facility from a bank or other source for term debt and a revolving credit facility to finance new acquisitions.

        We anticipate financing future acquisitions and potential business expansion with a combination of debt, the issuance of our common stock and cash flow from operations.

        In addition, in order to meet our long-term liquidity needs, we may incur, from time to time, additional bank indebtedness. Banks and traditional commercial lenders do not generally make loans to companies without substantial tangible net worth. Since, by the very nature of our business segment, we develop substantial goodwill on our balance sheet, it may be difficult for us to obtain this type of financing in the future. We may issue additional equity and debt securities, the availability and terms of which will depend upon market and other conditions. Our ability to issue any debt or equity instruments in a public or private sale may also be restricted under certain circumstances pursuant to contractual restrictions in agreements with our commercial lender. There can be no assurance that such additional financing will be available upon terms acceptable to us, if at all. The failure to raise the funds necessary to finance our future cash requirements could adversely affect our ability to pursue our strategy and could adversely affect our results of operations for future periods.

Contractual Obligations

        In the table below, we set forth our contractual obligations, including long term debt and other obligations and commitments, as of September 30, 2003, which are payable in our fiscal years ending September 30:

	Total	2004	2005	2006	2007	2008 and Thereafter
	(000's eliminated)
Line of credit (1)	$3,800	$3,800	$—	$—	$—	$—
Due to stockholder (Dr. Terner)	500	500	—	—	—	—
Long term debt (1)	1,863	1,200	663	—	—	—
Due to equipment finance company	105	96	9	—	—	—
Operating lease commitment (2)	1,870	720	690	230	137	93

	$8,138	$6,316	$1,362	$230	$137	$93

(1)
The line of credit and long term debt due to our bank matures on October 3, 2004. See Note 4 to the consolidated financial statements for a description of our long term debt.

(2)
See Note 6 to the consolidated financial statements for a description of our minimum lease commitments under non-cancelable operating leases.

Quantitative and Qualitative Disclosures Regarding Market Risks

        At March 31, 2004, our cash equivalents were invested in money market funds, which are not typically subject to material market risk. Assuming a hypothetical 10% change in interest rates, there would be no impact on our future earnings and cash flows related to these instruments and would have an immaterial impact on the fair value of these instruments. Our credit facility is interest rate sensitive, however. A 100 basis point adverse movement (increase) in interest rates would have decreased our net income for the six months ended March 31, 2004 by approximately $10,000, and would have decreased our net income for fiscal 2003 and fiscal 2002 by approximately $25,000 and $45,000, respectively.

Risk Factors

        Our business is subject to a number of risks, including those described below and others discussed elsewhere in this report.

Our working capital deficit could adversely affect our ability to satisfy our obligations as they come due.

        We have had a negative working capital position for the past five years and may not be able to reverse this position in the foreseeable future. Because of our working capital deficit, there is a risk that we may not be able to satisfy our obligations as they come due.

        We had a negative working capital of $12,895,740 and $8,078,084 as of September 30, 2003 and 2002, respectively, and $12,330,896 as of March 31, 2004. This represents the difference between our current assets and our current liabilities. The negative working capital at September 30, 2003 and 2002, and at March 31, 2004, is the result of a reduction in cash and cash equivalents which have been used to reduce our bank debt, current liabilities incurred in connection with acquisitions.

        As of fiscal years ended 2003, 2002, 2001, 2000, and 1999, our indebtedness for capital leases, subordinated seller notes, loans from our chief executive officer, and notes to our bank totaled $6,267,210, $4,752,705, $8,110,377, $8,300,111 and $13,730,639 respectively, and $3,494,950 as of March 31, 2004. Between October 1, 1999 and September 30, 2003, we used cash reserves and cash flow from operations to reduce our indebtedness by $7,462,929, and between October 1, 1999 and

March 31, 2004 we have used cash reserves and cash flow from operations and equity offerings to reduce our indebtedness by $10,235,689, which has been the primary reason for our negative working capital position at March 31, 2004, and September 30, 2003, 2002 and 2001.

If the value of our goodwill and intangible assets with indefinite useful lives becomes impaired, the impaired portion will have to be written off, which could materially reduce the value of our assets and reduce our net income for the year in which the write-off occurs.

        Our intangible assets represent a substantial portion of our assets. At March 31, 2004, our intangible assets represented approximately 65% of our total assets.

        In June 2001, the Financial Accounting Standards Board ("FASB") issued two standards related to business combinations. The first statement, SFAS No. 141, "Business Combinations," requires all business combinations after June 30, 2001 to be accounted for using the purchase method and prohibits the pooling-of-interest method of accounting. SFAS No. 141 also states that acquired intangible assets should be separately recognized upon meeting certain criteria. Such intangible assets include, but are not limited to, trade and service marks, non-compete agreements, customer lists and licenses.

        The second statement, SFAS No. 142 "Goodwill and Other Intangible Assets," requires that upon adoption, amortization of goodwill and indefinite life intangible assets will cease and instead, the carrying value of goodwill and indefinite life intangible assets will be evaluated for impairment at least on an annual basis, or more frequently if certain indicators are encountered. We have adopted SFAS No. 142. A two-step impairment test is to be used to identify potential goodwill impairment and to measure the amount of goodwill impairment loss to be recognized (if any). The first step of the goodwill impairment test, which is used to identify potential impairment compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary.

        We engage a third party appraisal firm to assist us with testing of the value of our goodwill and intangible assets for impairment. Any finding that the value of our goodwill and intangible assets has been impaired would require us to write off the impaired portion, which could significantly reduce the value of our assets and reduce our net income for the year in which the write-off occurs. To date, since we adopted SFAS No. 142 for our fiscal year ended September 30, 2002, no impairment has been found and no write-off has been required.

We may not be able to make any additional significant acquisitions without first obtaining additional financing.

        The continued implementation of our growth strategy may require additional capital resources. No assurance can be given that needed capital will be made available to us.

        We anticipate that our credit facility, the proceeds from our recent private offering completed March 31, 2004, and cash flows from operations will be sufficient to meet our existing operations and working capital needs over the next twelve months. There can be no assurance that our bank will extend our credit facility beyond October 3, 2004. To finance our ongoing capital requirements, we may, from time to time, issue additional equity securities or incur additional debt. A greater amount of debt or additional equity financing could be required to the extent that our common stock fails to achieve or to maintain a market value sufficient to warrant its use in future acquisitions or to the extent that physician organizations are unwilling to accept common stock in exchange for their operating assets or common stock. Our ability to issue debt instruments or equity securities in a public or private sale may also be restricted by provisions of agreements with our commercial lender. We may be required to retire our credit facility with our commercial lender with a part of the proceeds of any additional debt or equity financing. We may not be able to obtain additional required capital on acceptable terms, if at all. To the extent that additional capital is not available, we may be required to limit our plans for growth. In addition, any capital we may be able to raise could result in increased leverage on our balance sheet, additional interest and financing expense, decreased operating income to fund future expansion, and/or dilution of existing equity owners.

Substantially all of our revenues are generated from HMO contracts, and if our affiliated physician organizations were to lose HMO contracts or to renew HMO contracts on less favorable terms, our revenues and profitability could be significantly reduced.

        After a recent consolidation of HMOs, there are now only four large and five smaller HMOs doing business in California, which magnifies the risk of loss of any HMO contract by our affiliated physician organizations. The potential for risk is also magnified because HMO contracts generally have only a one year term, may be terminated earlier without cause upon notice, and, upon renewal, are subject to annual negotiation of capitation rates, covered benefits and other terms and conditions.

        We are particularly at risk with respect to the potential loss or renewal on less favorable terms of contracts that our affiliated physician organizations have with four of these HMOs—Pacificare of California, Blue Cross of California, Health Net of California and Blue Shield of California. For the fiscal year ended September 30, 2003, contracts with these HMOs accounted for approximately 74% of our enrollment, of which our contract with PacifiCare of California accounted for approximately 25% of our enrollment, our contract with Blue Cross of California accounted for 20% of our enrollment, our contract with Health Net of California accounted for approximately 18% of our enrollment and our contract with Blue Shield of California accounted for approximately 11% of our enrollment. For the fiscal year ended September 30, 2003, our contract with PacifiCare of California accounted for $19,238,865 in revenue, or 29% of our total capitation revenue, our contract with Health Net of California accounted for $15,318,402 in revenue, or 22% of our total capitation revenue, our contract with Blue Cross accounted for $11,850,966 in revenue, or 18% of our total capitation revenue, and our contract with Blue Shield of California accounted for $7,399,387 in revenue, or 11% of our total capitation revenue. For our 2003 fiscal year end, our four largest contracts accounted for combined revenue of $53,807,620 or 80% of our total capitation revenue. We have one year automatically renewable contracts with Pacificare of California, Blue Cross of California, Health Net of California and Blue Shield of California, unless either party provides the other party with 180-days' notice of such party's intent not to renew. Under limited circumstances, the HMOs may immediately terminate the contracts for cause; otherwise, termination for cause requires 90 days' prior written notice with an opportunity to cure. There can be no assurance that we will be able to renew any of these contracts or, if renewed, that they will contain terms favorable to us and our affiliated physician organizations. The loss of contracts with any one or all of these HMOs could significantly reduce our revenues and profitability. The revenue and percentages above do not reflect our acquisition of Prospect Professional Care Medical Group at September 30, 2003.

        For the six months ended March 31, 2004, contracts with our four largest HMO clients accounted for approximately 76% of our enrollment, of which our contract with PacifiCare of California accounted for approximately 24% of our enrollment, our contract with Blue Cross of California accounted for 20% of our enrollment, our contract with Health Net of California accounted for approximately 20% of our enrollment and our contract with Blue Shield of California accounted for approximately 12% of our enrollment. During the six months ended March 31, 2004, our contract with PacifiCare of California accounted for $18,900,700 in revenue, or 31% of our total capitation revenue, our contract with Health Net of California accounted for $11,519,491 in revenue, or 19% of our total capitation revenue, our contract with Blue Cross accounted for $9,274,107 in revenue, or 15% of our total capitation revenue and our contract with Blue Shield of California accounted for $6,281,559 in revenue, or 11% of our total capitation revenue. As of March 31, 2004, PacifiCare, Blue Cross, Health Net and Blue Shield accounted for combined revenue of $45,975,857, or 76% of our total capitation revenue. The loss of contracts with any one or all of these HMOs could significantly reduce our revenues and profitability.

Our profitability may be reduced or eliminated if we are not able to manage health care costs of our affiliated physician organizations effectively.

        Our success depends in large part on our effective management of health care costs, through complete control over our affiliated physician organizations through the single shareholder ownership model, controlling utilization of specialty care and other ancillary care and purchasing services at competitive prices. We attempt to control the health care costs of our HMO enrollees by emphasizing preventive care, monitoring compliance with pharmacy formularies, entering into risk sharing agreements with hospitals that have favorable rate structures, and requiring prior authorization for specialist physician referrals. If we cannot continue to improve our management of health care costs, our business, results of operations, financial condition, and ability to satisfy our obligations could be adversely affected.

        Under all current HMO contracts, our affiliated physician organizations accept the financial risk for the provision of primary care and specialty physician services, and some ancillary health care services. If we are unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of our affiliated physician organizations, or if our affiliated physician organizations are unable to effectively control the utilization of these services, our profitability could be reduced or eliminated. Our ability to manage health care costs is also diminished to the extent that we are unable to sub-capitate the specialists in our service areas at competitive rates. To the extent that our HMO enrollees require more frequent or extensive care, our operating margins may be reduced and the revenues derived from our capitation contracts may be insufficient to cover the costs of the services provided. If our medical costs substantially exceed our revenues we may be required to infuse additional capital to maintain our provider network and HMO contracts, and there are no assurances that we will achieve profitability after the infusion of capital.

Our operating results could be adversely affected if our actual health care claims exceed our reserves.

        We do not have adequate cash resources to retire one hundred percent (100%) of our incurred but not reported (i.e., accrued or "IBNR") medical claims. Historically, we have been able to satisfy our claims payment obligations each month out of cash flows from operations and existing cash reserves. However, due to the inadequacy of our aggregate cash reserves, in the event that our revenues are substantially reduced due to a loss of a significant HMO contract or other factors, our cash flow may not be sufficient to pay off claims on a timely basis. If we are unable to pay claims timely we may be subject to HMO contract censure, penalties and/or termination, which could have a material adverse effect on our operations and results of operations.

        We estimate the amount of our reserves for submitted claims and IBNR claims primarily using standard actuarial methodologies based upon historical data. The estimates for submitted claims and IBNR claims liabilities are made on an accrual basis, are continually reviewed and are adjusted in current operations as required. Given the uncertainties inherent in such estimates, the reserves could materially understate or overstate our actual liability for claims payable. Any increases to these prior estimates could adversely affect our results of operations in future periods.

We may be exposed to liability or fail to estimate IBNR claims accurately if we cannot process our increased volume of claims accurately and timely.

        We have regulatory risk for the timely processing and payment of claims. If we are unable to handle increased claims volume, or if we are unable to pay claims timely we may be subject to HMO contract censure, penalties, and/or termination which could have a material adverse effect on our operations and profitability. In addition, if our claims processing system is unable to process claims accurately, the data we use for our IBNR estimates could be incomplete and our ability to estimate claims liabilities and establish adequate reserves could be adversely affected.

Medicare and private third-party payer cost containment efforts and reductions in reimbursement rates could reduce our revenue and our cash flow.

        The health care industry is experiencing a continuing trend toward cost containment as government and private third-party payers seek to impose lower reimbursement and utilization rates and to negotiate reduced payment schedules with health care providers. Changes in Medicare payment rates have reduced fee-for-service payments to physicians. These trends may result in a reduction from historical levels in per patient revenue received by our affiliated physician organizations.

Risk-sharing arrangements that our affiliated physician organizations have with HMOs and hospitals could result in their costs exceeding the corresponding revenues, which could reduce or eliminate any shared risk profitability.

        Our affiliated physician organizations' agreements with HMOs and hospitals contain risk-sharing arrangements under which the affiliated physician organizations can earn additional compensation by coordinating the provision of high quality, cost-effective health care to enrollees, but they may also be required to assume a portion of any loss sustained from these arrangements, thereby reducing our net income. Risk-sharing arrangements are based upon the cost of hospital services or other services for which our physician organizations are not capitated. The terms of the particular risk-sharing arrangement allocate responsibility to the respective parties when the cost of services exceeds a budget, which results in a "deficit," and permit the parties to share in any amounts remaining in the budget, known as a "surplus," which occurs when actual cost is less than the budgeted amount. The amount of non-capitated and hospital costs in any period could be affected by factors beyond our control, such as changes in treatment protocols, new technologies and inflation. To the extent that such non-capitated and hospital costs are higher than anticipated, revenue paid to our affiliated physician organizations may not be sufficient to cover the risk-sharing deficits they are responsible for paying, which could reduce our revenues and profitability. The California Department of Managed Health Care's predecessor, the California Department of Corporations, required PacifiCare of California to sign an undertaking which prohibits the HMO from collecting from a physician organization any deficits in risk-sharing arrangements related to the costs of hospital services or deducting such amounts from capitation payments owed to the physician organization; however, the same undertaking did allow such deficits to be carried forward to subsequent years and deducted from future surpluses, if any.

        HMOs often insist on withholding negotiated amounts from the affiliated physician organizations' professional capitation payments, which the HMOs are permitted to retain, in order to cover the affiliated physician organizations' share of any risk-sharing deficits; and hospitals often demand cash settlements of risk sharing deficits as a "quid pro quo" for joining in these arrangements. Whenever possible, we seek to contractually reduce or eliminate our affiliated physician organizations' liability for risk-sharing deficits. Notwithstanding the foregoing, risk-sharing deficits could have a significant impact on our profitability.

If we do not successfully integrate the operations of acquired physician organizations into our service network, our costs could increase, our business could be disrupted, and we may not be able to realize the anticipated benefits from those acquisitions.

        Our strategy for growth is primarily to acquire additional IPAs that specialize in managed care and to realize economies of scale from those acquisitions. However, even if we are successful in acquiring a new physician organization, we may not be successful in integrating its operations into our operations systems. It may be difficult and time consuming to integrate the acquired organization's management services, including such things as information systems, claims administration, and case management, as well as administrative functions, facilities and other aspects of operations of the acquired organization, while at the same time managing a larger entity with a differing history, business model and culture. Management may be required to develop working relationships with providers with whom they have had no previous business experience. Management also may not be able to obtain economies of scale by utilizing existing specialists for enrollees in our same service networks. Integration of acquired entities is vital for us to be able to operate effectively and to control medical and administrative costs. If we are not successful in integrating acquired operations on a timely basis, or at all, our business could be disrupted and we may not be able to realize the anticipated benefits of our acquisitions, including cost savings. There may be substantial unanticipated costs associated with acquisition and integration activities, any of which could result in significant one-time charges to earnings or otherwise adversely affect our operating results.

When we acquire operations that have historically operated at a loss, we may not be able to reverse those losses and operate those businesses at a profit, which could reduce our earnings.

        From time to time, Prospect Medical Group may acquire the assets of a physician organization that has historically operated at a loss, such as the acquisition of the assets of Health Source Medical Group. We have instituted measures intended to reduce any operating losses and to operate acquired businesses profitably, such as we have done with the acquisition of the assets of Health Source Medical Group. We attempt to reduce operating losses of such acquired businesses by negotiating better capitation payments from the HMOs, negotiating better pricing with the specialist physicians by trading patient volume in exchange for a sub-capitation payment or discounted pricing, and consolidating administrative and back-office functions. Although we were successful in the turn-around of Health Source by employing these strategies, no assurance can be given that we can repeat our performance in the event we acquire another physician organization that has historically operated at a loss. In the event we are not able to reverse those trends and operate the assets profitably, our net earnings could be reduced.

If we are unable to identify suitable acquisition candidates or to negotiate or complete acquisitions on favorable terms, our prospects for growth could be limited.

        Although we and Prospect Medical Group are regularly in discussions with potential acquisition candidates, it may be difficult to identify suitable acquisition candidates and to negotiate satisfactory terms with them. If we are unable to identify suitable acquisition candidates or to compete successfully at favorable prices for available acquisition candidates, our ability to grow could be limited.

Any acquisitions we complete in the future could potentially dilute the equity interests of our current stockholders or could increase our indebtedness and cost of debt service, thereby reducing our net income and profitability.

        If we issue common stock or other equity securities as consideration for future acquisitions, the issuance of equity could have a dilutive effect on the earnings and market price of our common stock. If we borrow to finance future acquisitions, our indebtedness and cost of debt service could increase, which would reduce our net income and profitability.

We operate in a competitive market; increased competition could adversely affect our revenues.

        The managed care industry is highly competitive and is subject to continuing changes in the ways in which services are provided and providers are selected and paid. We are subject to significant competition both with respect to physicians affiliating with our affiliated physician organizations, and in seeking contracts to manage other IPAs.

        Some of our competitors have substantially greater financial, technical, managerial, marketing and other resources and experience than we do and, as a result, may compete more effectively than we can. Companies in other health care industry segments, some of which have financial and other resources greater than we do, may become competitors in providing similar services. We may not be able to continue to compete effectively in this industry. Additional competitors may enter our markets and this increased competition may have an adverse effect on our business, financial condition, and results of operations.

Failure to comply with federal and state regulations could result in substantial penalties and changes in business operations.

        We and our affiliated physician organizations are subject to numerous federal and state statutes and regulations that are applicable to health care organizations and businesses generally, including the corporate practice of medicine prohibition, federal and state anti-kickback laws and federal and state laws regarding the use and disclosure of patient health information. If our business operations are found to be in violation of any of the laws and regulations to which we are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, and increased legal expenses, we may be required to make costly changes to our business operations, and we may be excluded from government reimbursement programs. The laws and regulations that we and our affiliated physician organizations are subject to are complex and subject to varying interpretations. Any action against us or our affiliated physician organizations for violation of these laws or regulations, even if we successfully defended against it, could cause us to incur significant legal expenses and divert management's attention from the operation of our business. All of these consequences could have the effect of reducing our revenues, increasing our costs, decreasing our net income, profitability and curtailing our growth. For a more detailed discussion of the various federal and state regulations to which we are subject, see Item 1, "Business—Regulation."

Future reforms in health care legislation and regulation could reduce our revenues and profitability.

        Although we cannot predict what future reforms may be proposed or adopted with respect to health care legislation and regulation, proposals that have been considered include changes in Medicare, Medicaid and other programs, a prescription drug benefit for Medicare, cost controls on hospitals and mandatory health insurance coverage for employees. The costs of implementing some of these proposals could be financed, in part, by reduction of payments to health care providers under Medicare, Medicaid, and other government programs. Future legislation, regulations, interpretations, or other changes to the health care system could reduce our revenues and profitability.

Whenever we seek to acquire an IPA, an HMO that has a contract with that IPA could potentially refuse to consent to the transfer of its contract, and this could deter us from completing the acquisition or could deprive us of the enrollees and revenues associated with that HMO contract if we chose to complete the acquisition without the HMO's consent.

        IPA contracts with HMOs typically include provisions requiring the physician group to obtain the HMO's consent to the transfer of their contract with the IPA before effecting any change in control of the IPA. As a result, whenever we seek to acquire an IPA, the acquisition may be conditioned upon the IPA's ability to obtain such a consent from the HMOs with which it has contracted. Therefore, an acquisition could be delayed while an HMO seeks to satisfy its regulatory responsibility to ensure that, following the acquisition, the contracting IPA will meet certain financial and operational thresholds. If an HMO is unwilling for any reason to give its consent, this could deter us from completing the acquisition, or, if we complete an acquisition without obtaining an HMO's consent, we could lose the benefit of the enrollees and revenues associated with that HMO's contract.

Our profitability could be adversely affected by any changes that would reduce payments to HMOs under government-sponsored health care programs.

        Although our affiliated physician organizations do not directly contract with the Centers for Medicare & Medicaid Services (a federal agency within the U.S. Department of Health and Human Services), during the fiscal year ended September 30, 2003 our affiliated physician organizations received approximately $21,031,297 in revenues, or approximately 31.7% of capitation revenues, derived from payments made to the affiliated physician organizations from HMOs that contract with Medicare, Medicaid and other government-sponsored health care programs. Consequently, any change in the regulations, policies, practices, interpretations or statutes adversely affecting payments made to HMOs under these government-sponsored health care programs could reduce our profitability. A continuing decline in enrollees in Medicare Advantage could also have a material adverse effect on our profitability.

        For the six months ended March 31, 2004, our affiliated physician organizations (including recently-acquired Prospect Professional Care Medical Group, Prospect NWOC Medical Group, StarCare Medical Group and APAC Medical Group) received approximately $17,199,118 in revenues from HMOs that contract with Medicare, Medicaid and other government-sponsored health care programs, which represents approximately 29.4% of capitation revenues.

Any decrease in the number of HMO enrollees using our provider networks could reduce our profitability and inhibit future growth.

        During recent periods, the number of HMO enrollees using our provider networks has declined slightly (not taking into account our recent acquisitions of additional affiliated physician organizations). The profitability and growth of our business depends largely on the number of HMO members who use our provider networks. We seek to maintain and increase the number of HMO enrollees using our provider networks by monitoring enrollment of the HMOs with which our affiliated physician organizations have contracts, affiliating with additional IPAs and acquiring other management companies. If we are not successful, we may not be able to maintain our profitability or to continue to grow our business in the future.

Our revenues and profits could be diminished if we lose the services of key physicians in our affiliated physician organizations.

        Substantially all of our revenues are derived from management agreements with our affiliated physician organizations. Key physicians in an affiliated physician organization could retire, become disabled, terminate their employment agreements or provider contracts, or otherwise become unable or unwilling to continue generating revenues at the current level or practicing medicine within the physician organization. Enrollees who have been served by such physicians could choose to enroll in unaffiliated physician organizations, reducing our revenues and profits. Moreover, we may not be able to attract other physicians into our affiliated physician organizations to replace the services of such physicians.

Because our business is currently limited to the Southern California area, any reduction in our revenues and profitability from a local economic downturn would not be offset by operations in other geographic areas.

        To date, we have developed our business within only one geographic area to take advantage of economies of scale and the mature managed care market of Southern California. Due to this concentration of business in a small geographic area, we are exposed to potential losses resulting from the risk of an economic downturn in Southern California. If economic conditions deteriorate in Southern California, our enrollment and our revenues may decline, which could significantly reduce our profitability.

We are required to upgrade and modify our management information systems to accommodate growth in our business and changes in technology and to satisfy new government regulations. As we seek to implement these changes, we may experience complications, delays and increasing costs, which could disrupt our business and reduce our profitability.

        We have developed sophisticated management information systems that process and monitor patient case management and utilization of physician, hospital and ancillary services, claims receipt and claims payments, patient eligibility and other operational data required by management. These systems may require modifications, improvements or replacements as we expand and as new technologies become available. We may also be required to modify our management information systems in order to comply with new government regulations. For example, regulations adopted under the federal Health Insurance Portability and Accountability Act of 1996 beginning in August 2000 have required us to begin complying with new electronic health care transactions and conduct standards, new uniform standards for data reporting, formatting and coding, and new standards for ensuring the privacy of individually identifiable health information. This required us to make significant changes to our management information systems, at substantial cost. Similar modifications, improvements and replacements may be required in the future at additional substantial cost and could disrupt our operations during periods of implementation. Moreover, implementation of such systems is subject to the availability of information technology and skilled personnel to assist us in creating and implementing the systems. The complications, delays and cost of implementing these changes could disrupt our business and reduce our profitability.

We may have difficulty implementing in a timely manner internal controls procedures necessary to allow our management to report on the effectiveness of our internal controls. In addition, our independent auditors may not be able to issue an attestation report on management's assessment.

        Beginning with our annual report on Form 10-K for our fiscal year ending September 30, 2005, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report of management that includes management's assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. That report will also be required to include a statement that our independent auditors have issued an attestation report on management's assessment of our internal control over financial reporting.

        In order to achieve compliance with Section 404 within the prescribed period, management has formed both an internal control steering committee and a disclosure steering committee, is evaluating the adequacy of our internal controls over financial reporting, remediating any control weaknesses that may be identified, validating through testing which controls are functioning as documented and implementing a reporting and improvement process for internal control over financial reporting. We may not, however, be able to complete the work necessary for our management to issue its management report in a timely manner, or any work that will be required for our management to be able to report that our internal control over financial reporting is effective. In addition, our independent auditors may not be able to issue an attestation report on management's assessment.

If we were to lose the services of Dr. Terner or other key members of management, we might not be able to replace them in a timely manner with qualified personnel, which could disrupt our business and reduce our profitability and revenue growth.

        The success of our business depends, in part, on the continued contributions of key members of our management, including our Chairman and Chief Executive Officer, Jacob Y. Terner, M.D., or our President and Chief Operating Officer, Catherine Dickson. If for any reason we were to lose the services of any key member of management, we would need to find and recruit a qualified replacement quickly to avoid disrupting our business and reducing our profitability and revenue growth. We compete with other companies for executive talent, and it may not be possible for us to recruit a qualified candidate on a timely basis, or at all. Currently, we do not maintain any life insurance on our key management personnel, and the only member of our management team that has an employment agreement at this time is Dr. Terner. Although we have not entered into an employment agreement with Ms. Dickson, our Board of Directors has approved the payment to her of six months' salary as a severance package in the event we terminate her employment.

        On June 30, 1997, Dr. Terner consented, without admitting or denying any of the allegations in a complaint relating to an insider trading investigation by the SEC, except as specifically set forth therein, to the entry of a final judgment of permanent injunction and other relief. The SEC's investigation involved the trading of Century MediCorp stock in June and July 1992 by persons other than Dr. Terner prior to the public announcement of Century MediCorp's merger with Foundation Health, a California Health Plan. The judgment permanently restrained and enjoined Dr. Terner from employing any fraudulent device, scheme or artifice, making material misstatements or omitting material statements of fact or engaging in fraudulent or deceitful acts, practices or courses of business in violation of Section 10(b) of the 1934 Act and Rule 10b-5 thereunder. No allegations were made that Dr. Terner had personally engaged in the trading of Century MediCorp stock, or that Dr. Terner personally profited from any such alleged trading. Dr. Terner was further ordered to pay a civil penalty in the amount of $225,750 under the Insider Trading and Securities Fraud Enforcement Act of 1988.

The high cost of insurance could adversely effect our financial operations.

        As a result of national malpractice insurance trends and the significant loss of professional insurance underwriting capacity, the cost of medical malpractice insurance for our affiliated physician organizations has increased while the coverage afforded under the policies available has decreased. Additionally, as a result of the events of September 11, 2001, as well as recent high profile director and officer related litigation, the cost of our director and officer insurance policy has increased. We anticipate that our cost for both medical malpractice insurance and director and officer insurance will continue to increase.

We and our affiliated physician organizations may become subject to claims of medical malpractice or HMO bad-faith liability claims for which our insurance coverage may not be adequate. Such claims could materially increase our costs and reduce our profitability.

        Each of our affiliated physician organizations is involved in the delivery of health care services to the public and, therefore, is exposed to the risk of professional liability claims. The HMOs require our affiliated physician organizations to indemnify the HMOs for losses resulting from the negligence of physicians who were employed by or contracted with the physician organization. Claims of this nature, if successful, could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive. Moreover, in recent years, physicians, hospitals and other participants in the health care industry have become subject to an increasing number of lawsuits alleging medical malpractice, HMO bad-faith liability and related types of claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. Although we do not engage in the practice of medicine or the provision of medical services, we may also become subject to legal claims alleging that we have committed medical malpractice or we may become a defendant in an HMO bad-faith liability claim.

        Our employed physicians at Sierra Medical Group and Pegasus Medical Group are currently insured under policies that cover malpractice on a "claims made" basis, which includes vicarious coverage for each entity. We also carry a policy of managed care errors and omissions insurance, in amounts management deems appropriate, based upon historical claims and the nature and risk of our business. In addition, each of the independent physicians that contract with our affiliated physician organizations is required to maintain professional liability insurance coverage of the physician and of each employee, servant and agent of the physician. Nevertheless, future claims could exceed the limits of available insurance coverage, existing insurers could become insolvent and fail to meet their obligations to provide coverage for such claims, and such coverage may not always be available or available with sufficient limits and at reasonable cost to adequately and economically insure us and our affiliated physician organizations' operations in the future. A malpractice or an errors and omissions judgment against us or any of our affiliated physician organizations could materially increase our costs and reduce our profitability.

Fluctuations in our quarterly operating results may make it difficult to predict our future results of operations, which could decrease the market value of our common stock.

        Our results of operations for any quarter are not necessarily indicative of results of operations for any future period or full year. Our quarterly results of operations may fluctuate for a number of reasons. Our annual and interim financial statements contain accruals that are calculated quarterly for estimates of incentive payments to be made by the HMOs to our affiliated physician organizations based upon hospital utilization to budgeted costs. Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. We are subject to quarterly variations in our medical expenses due to fluctuations in patient utilization, legislative and regulatory developments, general economic conditions, and the capitated nature of our revenues. Historically, the affiliated physician organizations and HMOs generally reconcile differences between actual and estimated amounts relating to HMO incentive payment arrangements by the third quarter of each calendar year. In the event that the affiliated physician organizations and HMOs are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. Any delay in the settlement of these amounts may result in our being unable to record anticipated income. As our network expands to include additional IPAs, the timing of these reconciliations may vary; this variation in timing may cause our results not to be directly comparable to corresponding quarters in other years. Our financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers (incurred but not reported claims). While these estimates are based on information available to us at the time of calculation, actual costs may differ from our estimates of such amounts. If the actual costs differ significantly from the amounts we have estimated, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of HMO members from one HMO to another, particularly during periods of open enrollment for HMOs, which occur primarily in September and October and in January of each year. Additionally, the completion of acquisitions causes fluctuations in our quarterly results, as results of the acquired entities are consolidated with our results for periods following the acquisitions. These factors can make our quarterly results not be directly comparable to the results in corresponding quarters of other years, making it difficult to predict our future results of operations.    As a result, our results of operations may fluctuate significantly from period to period, which could decrease the value of our common stock.

The NASD has conducted an informal inquiry regarding recent trading in our common stock.

        On February 3, 2004, we received a notice of inquiry from the National Association of Securities Dealers, Inc., concerning trading in our common stock that took place around the time that we announced the first closing of a private placement of our Series A Preferred Stock. We responded to an NASD request for documents on February 12, 2004 and have received no further contacts from the NASD since that date. However, it is possible that the NASD could continue its inquiry or open a formal investigation and that the NASD or other government agencies could initiate enforcement proceedings if the NASD concluded that improprieties occurred in connection with the trading.

If we are not able to develop or sustain an active trading market for our common stock, it may be difficult for stockholders to dispose of their common stock.

        Our common stock was the subject of limited and sporadic trading on the OTC Bulletin Board from 1996 to 1999. No liquid trading market has existed for our common stock since 1999. We are applying to list our common stock for trading on the American Stock Exchange; however, it is uncertain whether we will receive a listing on that exchange or that we will be able to maintain any such listing if granted. If the American Stock Exchange does not approve our listing application, we intend to seek to have our common stock quoted for trading on the OTC Bulletin Board until we can qualify for such a listing. If we do not qualify for quotation on the OTC Bulletin Board, we will seek to have our common stock traded in the Pink Sheets. Our ability to have a liquid trading market develop for our common stock will diminish if the stock is not listed on an exchange or on NASDAQ, and will diminish further if the stock does not qualify for quotation on the OTC Bulletin Board and may only be traded in the Pink Sheets, which would make it more difficult for stockholders to dispose of their common stock and could diminish significantly the market value of our common stock.

Even if an active market develops for our common stock, the market price of our stock is likely to be volatile.

        Historically, the market prices for shares of health care companies and smaller capitalization companies generally have tended to be volatile. It is likely that the market price for our common shares will also be volatile. The price for our common stock may be influenced by many factors, including announcements of legislation or regulation affecting the health care industry in general and reimbursement for health care services in particular, the depth and liquidity of the market for our common stock, investor perception and fluctuations in our operating results and market conditions.

If our common stock becomes subject to the SEC's penny stock rules, our stockholders may find it difficult to sell their stock.

        If we do not obtain a listing for our common stock on a national securities exchange or on Nasdaq, and if the trading price of our common stock is less than $5.00 per share, our common stock will become subject to the SEC's penny stock rules. Before a broker-dealer can sell a penny stock, the penny stock rules require the firm to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The broker-dealer must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer's account. These disclosure requirements tend to make it more difficult for a broker-dealer to make a market in penny stocks, and could, therefore, reduce the level of trading activity in a stock that is subject to the penny stock rules. Consequently, if our common stock becomes subject to the penny stock rules, our stockholders may find it difficult to sell their shares.

The availability of a substantial number of shares of our common stock for future sale could cause the market price of our common stock to decrease, even if our business is doing well, thus making it more difficult for a market in our stock to develop, and could also make it more difficult for us to raise additional equity capital from investors.

        As of May 25, 2004, we have 4,344,525 shares of common stock outstanding, of which 796,573 shares may be traded without restriction or further registration under the Securities Act. The remaining 3,547,952 shares are eligible for resale in the public market as shown below:

Number of Shares	Nature of Shares	When Eligible for Sale
2,368,402	Restricted shares held for more than two years	Immediately, without restriction, when sold in compliance with Rule 144(k) under the Securities Act.
25,000	Restricted shares held for more than one year	Immediately, but subject to volume, manner of sale, notice and current public information requirements of Rule 144 under the Securities Act ("Rule 144").
50,820	Restricted shares held for less than one year	After expiration of a one-year holding period, but subject to volume, manner of sale, notice and current public information requirements of Rule 144.
973,730	Control shares held by affiliates for more than one year	Immediately, but subject to volume, manner of sale, notice and current public information requirements of Rule 144.
130,820	Control shares held by affiliates for less than one year	After expiration of a one-year holding period, but subject to volume, manner of sale, notice and current public information requirements of Rule 144.

        Additionally, we currently have 2,247,000 common shares reserved for issuance upon exercise of outstanding options, 1,725,642 common shares reserved for issuance upon exercise of outstanding warrants, and 2,718,283 additional common shares reserved for issuance upon conversion of Series A Preferred Stock (including 453,047 shares of Series A Preferred Stock that are purchasable upon exercise of outstanding warrants). When issued, all of these shares will be restricted shares and will become eligible for resale after expiration of their respective one-year holding periods, but will initially be subject to volume, manner of sale, notice and current public information requirements of Rule 144.

        We have entered into a Registration Rights Agreement with the holders of our Series A Preferred Stock under which we agreed to register for resale under the Securities Act the 2,718,283 shares of common stock issuable upon conversion of the Series A Preferred Stock. Such shares may be sold without further restriction after we file a Securities Act registration statement with the Securities and Exchange Commission and the SEC makes the registration statement effective. See Item 11,

"Description of Registrant's Securities to Be Registered—Stockholders' Agreement and Registration Rights—Registration Rights Agreement." Rule 144's volume limitation, manner of sale and notice provisions will not apply to sales made under the registration statement.

        The existence of a large number of shares eligible for future sale could cause downward pressure on the market price for our common stock, reducing the market price and making it more difficult for a trading market in our stock to develop. This could also make it more difficult for us to raise additional equity capital from investors if they are concerned that existing stockholders might sell their shares and drive the market price lower.

Item 3. Properties.

Properties

        We do not own any real property. We, or our affiliated physician organizations, currently lease space for administrative and medical offices, some of which is shared space, as follows:

Medical or Independent Practice Association Offices

			Lease Term; Renewal	Monthly Rent
Prospect Medical Group (1)	Santa Ana, CA	Shares space with Prospect Medical Systems.	6 years; 2010	$32,958
Sierra Primary Care Medical Group(3)	Lancaster, CA	Shares space with Antelope Valley Medical Associates and Sierra Medical Management.	5 years; 2008	$15,415
Sierra Primary Care Medical Group(3)	Palmdale, CA	Medical Clinic	5 years; 2007	$13,110
Pegasus Medical Group(3)	Palmdale, CA	Medical Clinic	5 years; 2007	$7,150
StarCare Medical Group(4)	Irvine, CA	Shares space with Pinnacle Health Resources.	6 months; 2004	$22,000
APAC Medical Group(4)	Irvine, CA	Shares space with Pinnacle Health Resources.	Same as above	Same as above

Administrative Offices

			Lease Term; Renewal	Rent
Prospect Medical Holdings	Culver City, CA	Corporate headquarters.	5 years; 2005	$7,555
Prospect Medical Systems(2)	Santa Ana, CA	Shares space with Prospect Medical Group.	7 years; 2005	$32,958
Sierra Medical Management(3)	Lancaster, CA	Shares space with Sierra Primary Care Medical Group and Antelope Valley Medical Associates.	5 years; 2008	$15,415
Pinnacle Health Resources(4)	Irvine, CA	Shares space with StarCare Medical Group and APAC Medical Group.	6 months; 2004	$22,000

(1)
Prospect Medical Group includes all affiliated physician organizations that are wholly-owned subsidiaries of Prospect Medical Group, including the acquisitions of Prospect Professional Care Medical Group and Prospect NWOC Medical Group.

(2)
On January 27, 2004, Prospect Medical Systems executed a 6th Addendum to its office lease which provided for an increase in space of 5,298 square feet effective November 1, 2004. At that time, the base rent will increase to $41,464.

(3)
Sierra Primary Care Medical Group, Antelope Valley Medical Associates and Pegasus Medical Group have their own facilities through Sierra Medical Management but they each share certain services provided by Prospect Medical Systems.

(4)
At the time of the acquisitions of Pinnacle Health Resources by Prospect Medical Systems, and StarCare Medical Group and APAC Medical Group by Prospect Medical Group, a decision was made to leave all management functions in place for a period of 6 months, which would allow Prospect Medical Systems the time to carefully and effectively consolidate the operations of Pinnacle Health Resources. Consequently, at the time of the acquisitions, on February 1, 2004, a new lease was entered into with the owner of the Irvine facility for a period of 6 months, with an option to extend the lease for an additional month, if necessary, at the option of Prospect Medical Systems.

        We believe that this office space is sufficient for our operational needs for the foreseeable future, although we may need to acquire additional space to accommodate our plans for future growth, if successful.

Employees

        At March 31, 2004, we and our affiliated physician organizations had a total of approximately 390 employees. The employees are not subject to any collective bargaining agreements. We believe that employee relations are good.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

        The following table sets forth the beneficial ownership of our class of common stock and our class of preferred stock as of May 25, 2004, by each stockholder who we know to own beneficially more than 5% of each class, and by each director, each named executive officer and all directors and executive officers as a group.

        Except as indicated otherwise, each person named has sole voting and investment power over the shares they beneficially own, except to the extent they share that power with their spouse. Unless otherwise stated, the address of each person in the table is 6083 Bristol Parkway, Suite 100, Culver City, California 90230.

CLASS OF COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Kevin Kimberlin 535 Madison Avenue 18th Floor New York, New York 10022	1,098,107	(2)	20.4
Spencer Trask Ventures, Inc. 535 Madison Avenue 18th Floor New York, New York 10022	453,047	(3)	9.4
Spencer Trask Investment Partners, LLC. 535 Madison Avenue 18th Floor New York, New York 10022	439,604	(4)	9.3
Paul Amir, Trustee, Herta and Paul Amir Family Trust 8730 Wilshire Blvd, Suite 300 Beverly Hills, California 90211	554,129	(5)	12.5
Thomas Sandell c/o Castle Master Investment Ltd. 1251 Avenue of the Americas Suite 2370 New York, New York 10020	300,000	(6)	6.5
Jacob Y. Terner, M.D.	1,460,518	(7)	26.9
Catherine S. Dickson	65,500	(8)	1.5
R. Stewart Kahn	127,500	(9)	2.8
Linda Hodges	100,000	(10)	2.2
Donna Vigil	90,000	(11)	2.0
David A. Levinsohn	318,211	(12)	7.1
Kenneth Schwartz	70,000	(13)	1.6
Joel S. Kanter	50,000	(14)	1.1
All executive officers and directors as a group (12 persons)	3,000,831	(7)-(15)	47.3

CLASS OF PREFERRED STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Kevin Kimberlin 535 Madison Avenue 18th Floor New York, New York 10022	658,501	(16)	24.2
Spencer Trask Ventures, Inc. 535 Madison Avenue 18th Floor New York, New York, 10022	453,047	(17)	16.7
Thomas Sandell c/o Castle Master Investment Ltd. 1251 Avenue of the Americas Suite 2370 New York, New York 10020	300,000		13.2
CIBC Trust Company (Bahamas) Limited as Trustee of T-555 8000 Towers Crescent Drive, Suite 1070 Vienna, Virginia 22182	175,000		7.7
Joel S. Kanter	50,000	(18)	2.2
All executive officers and directors as a group (12 persons)	50,000		2.2

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that a stockholder have or share voting or investment power with respect to the securities in question. Shares of common stock issuable upon exercise of options and warrants or conversion of Series A Preferred Stock that are exercisable or convertible within 60 days of the date of this table are deemed to be beneficially owned by the holder of such securities but are not outstanding for the purpose of computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to these tables, we believe that each stockholder named in these tables has sole voting and investment power with respect to the shares indicated as beneficially owned by them. As of May 25, 2004 the company had 4,344,525 shares of common stock and 2,265,237 shares of Series A Preferred Stock issued and outstanding.

(2)
Includes 453,047 shares of common stock issuable upon conversion of preferred stock that is issuable upon exercise of warrants held by Spencer Trask Ventures, Inc., 66,667 shares of common stock and 372,939 shares of common stock issuable upon exercise of warrants held by Spencer Trask Venture Investment Partners, LLC, 81,818 shares of common stock issuable upon conversion of preferred stock held by Spencer Trask Private Equity Fund I LP, 40,909 shares of common stock issuable upon conversion of preferred stock held by Spencer Trask Private Equity Fund II LP, 51,818 shares of common stock issuable upon conversion of preferred stock held by Spencer Trask Private Equity Accredited Fund III LLC, and 30,909 shares of common stock issuable upon conversion of preferred stock held by Spencer Trask Illumination Fund LLC.

(3)
Includes 453,047 shares of common stock issuable upon conversion of preferred stock that is issuable upon exercise of warrants.

(4)
Includes 372,939 shares of common stock issuable upon exercise of warrants. Spencer Trask Venture Investment Partners, LLC is an affiliate of Spencer Trask Ventures, Inc, the placement agent for the company's private placement transactions for the Series A Preferred Stock that was completed on March 31, 2004 (the "Placement Agent"). The Placement Agent disclaims beneficial ownership of the shares held by Spencer Trask Venture Investment Partners, LLC.

(5)
Includes 72,816 shares of common stock issuable upon exercise of warrants.

(6)
Includes 300,000 shares of common stock issuable upon conversion of Series A Preferred Stock.

(7)
Includes 1,015,000 shares of common stock issuable upon exercise of options and 72,816 shares of common stock issuable upon exercise of warrants. Beneficial ownership of 81,407 shares of common stock is shared by Jacob Y. Terner and Sandra W. Terner as co-trustees of the Terner Family Trust.

(8)
Includes 65,500 shares of common stock issuable upon exercise of options.

(9)
Includes 102,500 shares of common stock issuable upon exercise of options.

(10)
Includes 100,000 shares of common stock issuable upon exercise of options.

(11)
Includes 90,000 shares of common stock issuable upon exercise of options.

(12)
Includes 110,000 shares of common stock issuable upon exercise of options.

(13)
Includes 50,000 shares of common stock issuable upon exercise of options.

(14)
Includes 50,000 shares of common stock issuable upon conversion of preferred stock, beneficial ownership of which is shared as to 45,000 shares with the Kanter Family Foundation.

(15)
Includes 377,817 outstanding shares of common stock, 175,750 shares of common stock issuable upon exercise of options and 65,535 shares of common stock issuable upon exercise of warrants held by executive officers who are not named in the table.

(16)
Includes 453,047 shares of preferred stock issuable upon exercise of warrants held by Spencer Trask Ventures, Inc., 81,818 shares of preferred stock held by Spencer Trask Private Equity Fund I LP, 40,909 shares of preferred stock held by Spencer Trask Private Equity Fund II LP, 51,818 shares of preferred stock held by Spencer Trask Private Equity Accredited Fund III LLC, and 30,909 shares of preferred stock held by Spencer Trask Illumination Fund LLC.

(17)
Includes 453,047 shares of preferred stock issuable upon exercisable of warrants.

(18)
Other than Mr. Kanter, no director or named executive officer owns any Series A Preferred Stock.

Item 5. Directors and Executive Officers.

Executive Officers and Directors

        The following table summarizes the name, age, title and business experience for the past five years of each of our directors and executive officers. Other than as described below, no family relationships exist between or among any of our directors or officers.

Name	Age	Position
Jacob Y. Terner, M.D	70	Chief Executive Officer and Chairman
Catherine S. Dickson	35	President, Chief Operating Officer and Director
Mike Heather	45	Chief Financial Officer
R. Stewart Kahn	52	Executive Vice President and Secretary
Linda Hodges	59	Executive Vice President of Compliance
Howard H. Levine	54	Senior Vice President, Independent Physician Association Network Management
Michael A. Terner	42	Vice President, Business Development and Health Plan Relations
Donna Vigil	55	Vice President, Finance
Karunyan Arulanantham, M.D	62	President of Sierra Medical Management
David Levinsohn	69	Director
Kenneth Schwartz	68	Director
Joel S. Kanter	47	Director

        Jacob Y. Terner, M.D.    Jacob Y. Terner, M.D. has served as our Chief Executive Officer and Chairman of our Board of Directors since July 31, 1996. Dr. Terner held the position of Clinical Professor of Obstetrics and Gynecology at the University of Southern California School of Medicine from 1972 to 2001. Dr. Terner is currently Emeritus Clinical Professor of Obstetrics and Gynecology. Dr. Terner also served as Chairman and Chief Executive Officer of Century MediCorp, Inc., a publicly-traded, integrated health-management organization from June 24, 1988 until its October 1992 merger with Foundation Health Corporation. Following this merger, Dr. Terner was named to Foundation's Board of Directors and served as its Executive Vice President and as a Director until his resignation in December 1992.

        Catherine S. Dickson.    Catherine S. Dickson serves as our President and Chief Operating Officer, positions she has held since July 2003. In February 2004, Ms. Dickson was elected as a member of our Board of Directors. Prior to this, Ms. Dickson served as Vice President of Contracting and Credentialing for Prospect Medical Systems since February 2000. Ms. Dickson has been with Prospect Medical Systems since January 1998. Ms. Dickson has significant experience across a broad range of managed care divisions, including contract negotiation and implementation, claims adjudication, eligibility, utilization management and credentialing. Before joining Prospect Medical Systems, Ms. Dickson served as an Associate Contract Administrator for Orange Coast Managed Care Services, Inc., the health care management company for the Sisters of St. Joseph Health Organization independent physician association.

        Mike Heather.    Mike Heather was appointed Chief Financial Officer in April 2004. Most recently, Mr. Heather served as Co-Chief Executive Officer of Webvision, Inc. from March 2001 to June 2002, and served as the Chief Financial Officer of Webvision beginning in June 2000 and continuing through June 2002. Prior to joining Webvision, Mr. Heather was a partner at Deloitte & Touche which he joined in 1980, and was the founder and Partner-in-Charge of the Healthcare Services Practice of Deloitte & Touche in Orange County. Mr. Heather has significant experience in SEC reporting, mergers and acquisitions, due diligence, capital formation, and transaction structuring.

        R. Stewart Kahn.    R. Stewart Kahn has served as our Executive Vice President since March 1998 and as our Secretary since July 1998. Mr. Kahn is in charge of all mergers and acquisitions, risk management, banking and corporate finance matters. From 1987 to 1999, Mr. Kahn was the President and Chief Executive Officer of Legend Capital Corporation, a consulting firm specializing in financial, marketing, lending and accounting services to the health care industry. Mr. Kahn has more than 30 years of experience in the commercial finance and equipment leasing industry and is intimately familiar with asset based lending, leveraged buyouts, merger and acquisition financing, contractual and business matters.

        Linda Hodges.    Linda Hodges has served as our Executive Vice President of Compliance since July 1, 2003. Previously, Ms. Hodges served as President and Chief Operations Officer of Prospect Medical Systems from November 1998 to July 30, 2003, and she has performed a number of other senior management functions for Prospect Medical Systems since 1996. Ms. Hodges has over 20 years of health care related experience in management and operations. Ms. Hodges has also served in positions such as Interim Chief Executive Officer of VivaHealth Plan, Executive Director of Foundation Health Corporation (Southern California Region), and President of Loma Linda Health Plan, a wholly owned subsidiary of Century MediCorp, Inc.

        Howard H. Levine.    Howard H. Levine has served as our Senior Vice President for Independent Physician Association Network Management since 1997. Mr. Levine has over twenty-five years of hospital management experience, having managed hospitals in both the for-profit and non-profit sectors. Mr. Levine's hospital career includes nine years at Beth Israel Medical Center in New York City (934 beds), where he served as Senior Associate Director for Operations, Staten Island University Hospital in New York (650 beds), where he served as Senior Vice President & Chief Operating Officer, The Robert Wood Johnson Jr. Rehabilitation Institute of the John F. Kennedy Medical Center in Edison, New Jersey (415 beds), where he served as Administrator, Chapman Medical Center in Orange, California (135 beds) as Chief Executive Officer, and Columbia West Hills Medical Center in West Hills, California (250 beds), where he served as Chief Executive Officer. Mr. Levine received his BBA Degree in Marketing from Bernard M. Baruch College in New York City and his MPH Degree in Health Care Administration from UCLA. Mr. Levine has served on the faculty of the NYU Graduate School of Public Administration and the Bernard M. Baruch College/Mount Sinai School of Medicine.

        Donna Vigil.    Donna Vigil has served as our Vice President of Finance since April 2004, prior to which she served as our Chief Financial Officer since July 1998. Ms. Vigil served as Chief Financial Officer of NetSoft, a privately held, $20 million software development company with five European subsidiaries, from October 1989 to September 1997. Ms. Vigil was Acting Chief Financial Officer/Consultant of Strategic HR Services, the staffing division for a large real estate developer in Southern California, from October 1997 to May 1998. Ms. Vigil is qualified to become a certified public accountant.

        Michael A. Terner.    Michael A. Terner has served as our Vice President of Business Development and Health Plan Relations since October 1, 2003. From 1998 to 2003, Mr. Terner was a portfolio manager for Ocean Park Capital Management. From 1994 through 1998, Mr. Terner was an independent financial consultant for various entities including Prospect Medical Holdings and the Columbia Charitable Foundation. From 1991 to 1993, he was the Business Development Executive with Century Medicorp, and from 1990 to 1991, Mr. Terner was involved in the health care consulting practice of KPMG Peat Marwick. From 1983 to 1988, Mr. Terner was a risk arbitrage trader with LF Rothschild, Unterberg and Laterman Co. Mr. Terner received his MBA from the Anderson Graduate School of Management at UCLA in 1990, and his BA Degree from Harvard College in 1983. Mr. Terner is the son of Jacob Y. Terner, our Chief Executive Officer.

        Karunyan Arulanantham, M.D.    Karunyan Arulanantham, M.D. has served as the President of Sierra Primary Care Medical Group and President of Sierra Medical Management since

September 1997. Dr. Arulanantham was a shareholder, practicing physician and officer of Sierra Primary Care Medical Group from its formation in 1984 to the date of its acquisition by Prospect Medical Group. Dr. Arulanantham is Board-certified in Pediatrics, Pediatric Endocrinology and Quality Assurance and Utilization Review. Dr. Arulanantham is a Fellow of the American Academy of Pediatrics and the American College of Endocrinologists. He currently serves as an Assistant Clinical Professor of Pediatrics at the University of California at Los Angeles.

        David Levinsohn.    David Levinsohn has served as a member of our Board of Directors since July 1996 and as a member of the Audit Committee of our Board of Directors since 1996. Mr. Levinsohn has been the President and Chief Executive Officer of Sherman Oaks Health Systems, Inc. d/b/a Sherman Oaks Hospital and Medical Center since March 1995. Prior to being named to those positions, Mr. Levinsohn served as the Chief Operating Officer of Sherman Oaks Health Systems since May 1994. From November 1993 to May 1994, Mr. Levinsohn was the Vice President of Encino Tarzana Medical Center. From 1989 until November 1993, Mr. Levinsohn was Executive Director of Sherman Oaks Hospital. Mr. Levinsohn currently serves on the Board of Directors of the Coalition of Burn Centers of America.

        Kenneth Schwartz.    Kenneth Schwartz has served as a member of our Board of Directors since June 1998. Mr. Schwartz served as a Director of Deloitte & Touche LLP from December 1990 to June 1998. Mr. Schwartz previously served as a member of the National Management Committee and Managing Partner of the Los Angeles office of Spicer & Oppenheimer.

        Joel S. Kanter.    Mr. Kanter was elected as a member of our Board of Directors in February 2004. Mr. Kanter has been the President of Windy City, Inc., since 1986, a privately held investment firm and the President of Chicago Advisory Group, Inc., since 1999, a private equity financing and consulting firm. From 1995 to 1999, Mr. Kanter was the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company (NMS:WNUT). Mr. Kanter's past experience includes serving as a Legislative Assistant for former Congressman Abner J. Mikva (D-Illinois), Special Assistant to the National Association of Attorneys General, Staff Director of the House Rules Committee's Subcommittee on Legislative Process and Managing Director of The Investors' Washington Service. Mr. Kanter serves on the Board of Directors of Encore Medical Corporation (NMS: ENMC), I-Flow Corporation (Nasdaq: IFLO), Logic Devices Incorporated (NMS: LOGC), and Magna-Lab, Inc. (OTC Bulletin Board: MAGLA.OB). Mr. Kanter is also a Trustee at the Georgetown Day School (Washington, D.C.) and a past President of the Board of Trustees of The Langley School (McLean, Virginia).

Terms of Office

        Directors are elected annually by our stockholders and hold office until their successors are elected and qualified, or until their earlier resignation or removal. Our Board of Directors currently consists of five members.

        In connection with our recent private offering, the Placement Agent has been granted the right, until the second anniversary of the effective date of our Securities Act registration statement to designate one person (the "Designee") reasonably acceptable to us to serve, at the Placement Agent's sole discretion, on our Board of Directors. If the person is designated as a nominee for director, certain management stockholders and principal stockholders will agree in the Stockholders' Agreement to vote, as stockholders, their shares of equity securities for the election of the Designee as a Director of our company. In addition, the Designee shall serve as a member of the Compensation Committee, to authorize stock option grants by our company by prior written consent; provided, however, that any proposed stock option grants by our company to senior management will also be subject to the specific approval of the Designee, which approval will not be unreasonably withheld or delayed. The Placement Agent has not appointed a Designee as of the date of this registration statement.

        Officers are elected by and serve at the discretion of our Board of Directors. They hold office until their successors are chosen and qualified, or until they resign or have been removed from office. The Board of Directors may appointment, or empower the Chief Executive Officer to appoint or terminate, such other officers and agents as the business of the corporation may require, each of whom shall hold office of such period, and have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

Committees of our Board of Directors

        Audit Committee.    The Audit Committee of our Board of Directors makes recommendations to management concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Mr. Schwartz is the Chairman of the Audit Committee, and Mr. Levinson and Mr. Kanter serve as members of the Audit Committee.

        Compensation Committee.    The Compensation Committee of our Board of Directors determines salaries and incentive compensation for our executive officers and administers our employee benefits plans. Mr. Levinsohn, Mr. Kanter and Mr. Schwartz serve as members of the Compensation Committee.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee identify and recommend to the Board nominees for election as directors at each annual meeting of stockholders, fill vacancies on the Board, develop and recommend to the Board corporate governance principles, and establish evaluation procedures for the Board and its committees that conduct self-evaluation. Mr. Kanter, Mr. Schwartz and Mr. Levinsohn serve as members of the Corporate Governance and Nominating Committee.

        Steering Committee.    The Steering Committee has responsibility for overseeing and coordinating all internal control activities. Dr. Terner and Mr. Heather serve as members of the Steering Committee.

        Disclosure Committee.    The Disclosure Committee establishes disclosure controls and procedures in order to ensure that all public filings, announcements and other disclosures are made on an accurate, timely and complete basis. Dr. Terner, Ms. Dickson and Ms. Vigil serve as members of the Disclosure Committee.

Item 6.    Executive Compensation.

        The tables and discussion below set forth information about the compensation awarded to, earned by, or paid to our Chief Executive Officer and our other named executive officers during the last three fiscal years.

Annual compensation
Name and principal position	Fiscal year ended September 30,					Long-term compensation awards Shares underlying options
		Salary		Bonus
Jacob Y. Terner, M.D Chief Executive Officer	2003 2002 2001	$ $ $	150,000 150,000 100,000	$ $ $	5,000 0 0	70,000 45,000 0	(1) (2)
Catherine Dickson President and Chief Operating Officer	2003 2002 2001	$ $ $	101,667 84,000 70,250	$ $ $	5,000 0 0	35,000 30,000 0
Donna Vigil (3) Vice President of Finance	2003 2002 2001	$ $ $	130,000 130,000 121,667	$ $ $	5,000 0 0	55,000 35,000 0
R. Stewart Kahn Executive Vice President	2003 2002 2001	$ $ $	135,000 132,500 124,000	$ $ $	5,000 0 0	72,500 30,000 0
Linda Hodges Executive Vice President of Compliance	2003 2002 2001	$ $ $	121,000 106,000 96,000	$ $ $	5,000 0 0	60,000 40,000 0

(1)
Does not include options to purchase 800,000 shares of common stock that were granted to Dr. Terner, not as employee compensation, but as consideration for his personal guarantee of corporate obligations as described in "Certain Relationships and Related Transactions."

(2)
Does not include options to purchase 150,000 shares of common stock whose term was scheduled to expire on October 15, 2002 but was extended to October 16, 2006 in August 2002.

(3)
Ms. Vigil served as Chief Financial Officer until April 2004, when she was named Vice President of Finance and Mike Heather was appointed Chief Financial Officer.

Employment Agreements

        We have an employment agreement with our Chief Executive Officer, Jacob Y. Terner, which is for a three-year term ending on August 1, 2005. The agreement provides for compensation of $150,000 per year. The agreement further provides that if we terminate Dr. Terner's employment without cause, we will be required to pay him $12,500 for each month of past service as our Chief Executive Officer, commencing as of July 31, 1996.

        We also have an employment agreement with our Chief Financial Officer, Mike Heather, whose employment commenced April 19, 2004. The employment agreement provides for a minimum one-year term and provides for a salary of $180,000 per year. Mr. Heather was also awarded options to purchase 300,000 shares of common stock, at $5.00 per share, as part of his employment compensation. 100,000 of these options are immediately exercisable, with the balance vesting at the rate of 8,333 per month commencing with the month following the end of the first year of his employment.

        We do not currently have a written employment agreement with any of our other executive officers, who are employed at will. However, our Board of Directors approved a payment to

Ms. Dickson equal to six months of salary (currently equal to approximately $62,500) as a severance package in the event of her termination by us.

Stock Option Plans

        We currently have one stock option plan, the 1998 Stock Option Plan (the "Plan"), although in the past, and most recently on June 1, 2003, as consideration for a personal guarantee by our Chief Executive Officer, Dr. Terner, and on April 19, 2004, as additional employment compensation to our Chief Financial Officer, Mike Heather, we have also granted non-qualified stock options outside the Plan. The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance through awards of stock options. Under the Plan, stock options may be granted to our directors, officers, employees, consultants, independent contractors and advisers, or those of our subsidiaries or affiliated physician organizations. We also use stock options as signing bonuses to attract key employees. By encouraging stock ownership, we seek to attract, retain and motivate such persons and to encourage them to devote their best efforts to our business and financial success.

        As last amended, effective as of May 1, 2002, the Plan provides for a continuous pool of 1,200,000 shares of our common stock for allocation to previously issued and outstanding stock option awards under the Plan and future stock option grants under the Plan. Options which have terminated, whether by forfeiture or otherwise, or alternatively have been exercised, no longer have shares allocated to them and therefore do not count against the 1,200,000 pool amount. The 1,200,000 share pool amount is to consist at all times of the aggregate of:

  •
  the number of shares which correspond to options previously issued and remain outstanding under the Plan (the "Outstanding Option Grants") and

  •
  the number of shares derived by subtracting the Outstanding Option Grants from 1,200,000 shares.

        Therefore, at any time, the total number of shares reserved and available for grant and issuance pursuant to the Plan can be derived by subtracting the Outstanding Option Grants from 1,200,000.

        The Plan is administered by the Compensation Committee of our Board of Directors. We propose option grants to the Compensation Committee, and the Compensation Committee may approve, reject or amend the proposed option grants. The Compensation Committee then presents the final proposed option grants to the entire Board of Directors for final approval.

        Options granted under the Plan may be qualified incentive stock options or non-qualified stock options and each grant is evidenced by a written stock option agreement. The exercise price to be paid for shares upon exercise of each option granted under the Plan is determined by our Board of Directors at the time the option is granted, but may not be less than the fair market value of the stock, as determined on the date of grant. The maximum term of each option is ten years. The aggregate fair market value of shares of common stock with respect to which qualified incentive stock options are exercisable for the first time by any single optionee in any calendar year is limited to $100,000.

        An option under the Plan terminates 90-days after the holder ceases to be employed by us, except in the case of death or disability. In the case of death or disability, the option may be exercised within twelve months by the holder or the holder's legal representative, executor, administrator, legatee or heirs, as the case may be.

Director Compensation

        Independent directors receive $750 for each meeting of our Board of Directors that they attend. The members of our Audit Committee and the Compensation Committee receive $350 for each committee meeting they attend. The Chairman of the Audit Committee also receives $12,000 annual compensation, for service on that committee. Employees or consultants that serve as directors receive no compensation for their service as directors or committee members. All of our directors are eligible to receive options under the Plan.

        On May 1, 2002 and November 22, 2002, Mr. Levinsohn, a non-employee director, was granted options to purchase a total of 50,000 shares of our common stock at an exercise price of $3.00 per share for his services as a member of our Board of Directors.

        On May 1, 2002 and November 22, 2002, Mr. Schwartz, a non-employee director, was granted options to purchase a total of 50,000 shares of our common stock at an exercise price of $3.00 per share for his services as a member of our Board of Directors.

Item 7.    Certain Relationships and Related Transactions.

        We have an employment agreement with our Chief Executive Officer, Jacob Y. Terner, which is for a three-year term ending on August 1, 2005. The agreement provides for a specified annual compensation and in the event that we terminate Dr. Terner's employment without cause, we will be required to pay him $12,500 for each month of past service as the Chief Executive Officer, commencing as of July 31, 1996. Such accumulated potential obligation, in the event Dr. Terner were to be terminated without cause, totaled $1,162,500 as of March 31, 2004. Since we have not indicated any intention to terminate Dr. Terner, no such potential liability is accrued as of March 31, 2004.

        On September 29, 2003 Dr. Terner advanced $500,000 to us and on October 3, 2003 Dr. Terner advanced $900,000 to us at an interest rate of 5% per annum. The advance was used as short-term bridge financing in order to help fund the acquisition of Professional Care Medical Group. All amounts advanced were repaid in October 2003.

        Prospect Medical Group, which is wholly owned by Dr. Terner and whose accounts are consolidated in these financial statements under EITF 97-2, maintains an intercompany account receivable due from Prospect Medical Holdings. The intercompany receivable was created in connection with previous acquisitions. In the event that Prospect Medical Group is required by the HMOs or regulatory agencies to maintain a positive tangible net equity and positive working capital, Dr. Terner has personally agreed to guarantee the intercompany account receivable due from Prospect Medical Holdings up to a level sufficient to enable Prospect Medical Group to attain positive tangible net equity and working capital. Dr. Terner's personal guarantee is supported through the pledge of his personal assets.

        On June 1, 2003, in consideration for Dr. Terner's personal guarantee and pledge, the Compensation Committee of the Board of Directors granted to Dr. Terner a six-year, non-qualified stock option to purchase 800,000 shares of common stock at $3.00 per share. Dr. Terner has agreed to maintain his personal guarantee and collateral in effect until Prospect Medical Group has a positive tangible net equity.

        Effective April 19, 2004, Prospect Medical Holdings entered into an employment agreement with our Chief Financial Officer, Mike Heather. The employment agreement provides for a minimum one-year term and provides for a salary of $180,000 per year. Under the agreement, Mr. Heather was awarded options to purchase 300,000 shares of common stock, at $5.00 per share, as part of his employment compensation. A total of 100,000 of those options were immediately vested, and the balance vests at the rate of 8,333 per month commencing with the month following the end of the first year of his employment.

Item 8.    Legal Proceedings.

        In 1998, Prospect Medical Group, Inc. filed a petition to compel arbitration against St. Jude Medical Center and PacifiCare of California in Orange County Superior Court (Prospect Medical Group, Inc. v. St. Jude Medical Center and PacifiCare of California). The action arose due to the failure by St. Jude Medical Center to provide an accurate accounting of the hospital incentive pools for the years 1997, 1998 and 1999. The petition to compel arbitration was granted by the Orange County Superior Court.

        In November 2001, the Arbitrator awarded Prospect $1,200,000, plus interest at 10% per annum from January 1, 1999 until paid, plus legal fees of approximately $1,000,000. PacifiCare was dismissed from the Prospect claim, and Prospect was ordered to pay PacifiCare's legal fees of approximately $125,000. Included in fiscal 2000 net patient service revenue is the $1,200,000 award as this represents the realization of a receivable that existed as of September 30, 2000.

        In a counter-claim, the Arbitrator awarded St. Jude $275,000, plus interest at 10% per annum from January 1, 1999 until paid. These amounts are included in the fiscal 2001 financial statements. Net interest receivable and legal fees to be reimbursed have also been recorded.

        In November 2001, Prospect received a partial payment of $925,000 related to the above amounts. St. Jude filed a petition to vacate the award, and Prospect filed a cross-petition to confirm the award. In December 2002, the Orange County Superior Court granted Prospect's petition and entered judgment in favor of Prospect in conformity with the arbitration award. St. Jude has filed an appeal from the judgment. Oral argument in the California Court of Appeal is set for June 18, 2004.

        On January 31, 2003, St. Jude paid Prospect approximately $1,492,000, reflecting the remaining amount due and owing under the arbitration award, including interest and attorneys' fees. The payment was made subject to Prospect's agreement to repay this amount in the event the arbitration award is ultimately vacated as a result of further judicial proceedings.

        Pending the final outcome of this matter, we have reserved against a portion of the amounts received. Management believes that such reserves are adequate as of March 31, 2004.

        We and our affiliated physician organizations are parties to other legal actions arising in the ordinary course of business. We believe that liability, if any, under these claims will not have a material adverse effect on our consolidated financial position or results of operations.

Item 9.    Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Limited Trading Market

        Our common stock was the subject of very limited and sporadic trading on the Over-the-Counter Bulletin Board from 1996 to 1999. No liquid trading market has existed for our common stock since 1999, and virtually no trading in our common stock occurred from the beginning of 2000 through the end of 2003. However, the Pink Sheets reported that limited trading of our common stock resumed in January 2004 and has continued on a limited basis since that time. On February 3, 2004, we received a notice of inquiry from the National Association of Securities Dealers, Inc., concerning the recent trading in our common stock. We responded to an NASD request for documents on February 12, 2004 and have received no further contacts from the NASD since that date.

        We intend to apply to list our common stock for trading on the American Stock Exchange; however, it is uncertain whether our common stock will qualify for listing on that exchange or that we will be able to maintain any such listing if granted. If we are not able to have our common stock listed on the American Stock Exchange, we intend to seek to have our common stock quoted for trading on the OTC Bulletin Board until we can qualify for such a listing. If we are unable to qualify for quotation on the OTC Bulletin Board, we will seek to have our common stock traded in the Pink Sheets. Our ability to have a liquid trading market develop for our common stock will diminish if the stock is not listed on an exchange or on NASDAQ, and will diminish further if the stock does not qualify for quotation on the OTC Bulletin Board and may only be traded in the Pink Sheets, which would make it more difficult for stockholders to dispose of their common stock.

        If we do not obtain a listing for our common stock on a national securities exchange or on NASDAQ, and if the trading price of our common stock is less than $5.00 per share, our common stock will become subject to the SEC's penny stock rules. Before a broker-dealer can sell a penny stock, the penny stock rules require the firm to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The broker-dealer must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer's account. These disclosure requirements tend to make it more difficult for a broker-dealer to make a market in penny stocks, and could, therefore, reduce the level of trading activity in a stock that is subject to the penny stock rules. Consequently, if our common stock becomes subject to the penny stock rules, our stockholders may find it difficult to sell their shares.

Number of Stockholders

        As of May 25, 2004, we had approximately 177 record owners and 365 beneficial owners of our common stock and 178 record owners of our preferred stock (which is convertible into common stock).

Dividends

        We have not paid any cash dividends in the past and do not plan to do so in the near future. Under our credit facility, we are prohibited from declaring or paying any dividends or distributions of earnings to our stockholders.

Equity Compensation Plan Information

        The following table provides information as of the most recently completed fiscal year ended September 30, 2003 with respect to compensation plans and individual compensation arrangements under which equity securities of Prospect are authorized for issuance:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	977,000	$3.00	253,000
Equity compensation plans not approved by security holders	2,382,595	$2.86	0
Total	3,359,595	$2.90	253,000

        Included in equity compensation plans approved by securities holders is our 1998 Stock Option Plan. Included in equity compensation plans not approved by security holders are employee stock options and warrants issued outside of our 1998 Stock Option Plan, a description of which is provided in Note 5 to our consolidated financial statements and is incorporated herein by this reference.

Item 10.    Recent Sales of Unregistered Securities.

        Except as otherwise indicated, management believes that each of the securities transactions from the last three years that is described in the table below was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) as a transaction not involving any public offering. In each case, the number of investors was limited, the investors were either accredited or otherwise qualified and had access to material information about the registrant, and restrictions were placed on the resale of the securities sold.

Date	Title	Amount	Consideration	Recipient(s)
5/2002	Options to buy common stock (issued under the 1998 Stock Option Plan	386,500 options	Services rendered	Employees and directors of Prospect Medical Holdings and its subsidiaries and affiliated physician organizations
5/2002	Options to buy common stock (term extended)	150,000 options	Services rendered	Jacob Y. Terner, M.D.
5/2002	Options to buy common stock (term extended)	60,000 options	Services rendered	David Levinsohn
11/2002	Options to buy common stock (issued under the 1998 Stock Option Plan	638,000 options	Services rendered	Employees and directors of Prospect Medical Holdings and its subsidiaries and affiliated physician organizations
1/2003	Common Stock	25,000 shares	Services rendered	David M. Frisch, M.D.
6/2003	Options to buy common stock	800,000 options	Pledge of assets and personal guaranty of inter-company accounts receivable in the amount of $4,747,194 as of March 31, 2004	Jacob Y. Terner, M.D.
6/2003	Options to buy common stock	1,000 options	Services rendered	Alphonso Baez, M.D.
9/2003	Options to buy common stock	25,000 options	Services rendered	Marty Miller
9/2003	Options to buy common stock	30,000 options	Services rendered	Michael Terner
9/2003	Warrants to buy common stock	659,409 warrants	Services rendered	Spencer Trask Investment Partners, LLC
9/2003	Exercise of options	30,000 shares	$37,500 at $1.25 per share	Michael Terner
11/2003	Exercise of warrant to buy common stock	100,000 shares	$100,000 at $1.00 per share	Spencer Trask Investment Partners, LLC
11/2003	Common stock	50,280 shares	Services rendered	Physicians of Prospect Health Source Medical Group, an affiliated physician organization (1)
1/2004—3/2004	Warrants to buy Series A Preferred Stock	453,047 warrants	Services rendered	Spencer Trask Ventures, Inc.
1/2004—3/2004	Series A Preferred Stock	2,265,236.73 shares	$12,458,802 at $5.50 per share	Accredited private investors

(1)
The issuance of these shares of common stock was made in reliance on SEC Release No. 33-6188 (Feb. 1, 1980) to a broad class pursuant to a stock bonus plan and did not involve any "sale" of securities because the plan did not require any participant to make an investment decision.

Item 11.    Description of Registrant's Securities to Be Registered.

General

        Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Of the authorized preferred stock, 3,240,000 shares have been designated as Series A Preferred Stock, par value $0.01 per share. No other series of preferred stock have been designated.

        As of May 25, 2004, there are 4,344,525 shares of common stock outstanding, with apprpoximately 177 holders of record, and 2,265,237 shares of Series A Preferred Stock outstanding, with 178 holders of record. There are also outstanding warrants exercisable for 1,725,642 shares of common stock and outstanding options exercisable for an aggregate of 2,247,000 shares of common stock, all but 200,000 of which will be vested by the end of the first half of 2004. In addition, there are warrants outstanding for the purchase of 453,047 shares of Series A Preferred Stock.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote. The holders of common stock are entitled to receive, ratably, dividends when, as and if declared by our Board of Directors out of funds legally available for payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled, subject to the participating rights of the holders of Series A Preferred Stock, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, having preference over the common stock (including the Series A Preferred Stock).

        The holders of common stock have no preemptive or conversion rights and they are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        Our Certificate of Incorporation currently authorizes the issuance of up to 5,000,000 shares of preferred stock, $.01 par value, which may be issued from time to time in one or more series as determined by the Board of Directors without stockholder approval. The Board of Directors has been authorized to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions on each series. Preferred stock could be given voting and conversion rights which would dilute the voting power and equity of holders of common stock and could rank prior to the common stock or a newly created series of preferred stock with respect to dividend rights, rights on liquidation or other rights.

        To date, the Board of Directors has designated the terms of our Series A Preferred Stock. The following is a summary of the material provisions of the Series A Preferred Stock.

Conversion

        Each holder of Series A Preferred Stock may convert the shares of Series A Preferred Stock into shares of our common stock at any time based upon a conversion ratio equal to the $5.50 per share purchase price of the Series A Preferred Stock divided by the conversion price in effect at the time of conversion. The conversion price is currently $5.50 per share, thereby making the initial conversion ratio one share of our common stock for each share of Series A Preferred Stock.

        Each share of Series A Preferred Stock will automatically convert into common stock when we have obtained:

  •
  the listing of our common stock on a national securities exchange, the NASDAQ National Market or the NASDAQ SmallCap Market, and

  •
  the effectiveness of a registration statement under the Securities Act, covering all shares of common stock issuable upon conversion of the Series A Preferred Stock.

        The conversion price (and therefore the conversion ratio) is subject to anti-dilution adjustments as the result of the payment of dividends (and other distributions) in common stock on the outstanding shares of common stock and subdivisions, combinations and reclassifications of common stock. Specifically, if we declare or pay any dividend on our common stock payable in common stock (or other securities directly or indirectly exercisable for our common stock) or effect a subdivision or split of our outstanding shares of common stock, the conversion price will be arithmetically decreased. If we combine or consolidate outstanding shares of our common stock into a lesser number of shares, then the conversion price will be arithmetically increased.

        Holders of Series A Preferred Stock are entitled to weighted average price protection. The conversion ratio is subject to adjustment on a weighted average basis for certain issuances of our common stock at a purchase price less than the then-effective conversion price, which issuances exclude:

  •
  the issuance of capital stock to our employees, consultants, officers or directors directly or pursuant to stock option or restricted stock plans approved by our Board of Directors;

  •
  the issuance of securities in connection with certain merger or acquisition transactions;

  •
  the issuance of securities pursuant to currently outstanding options, warrants or other rights to acquire securities of our company;

  •
  stock splits, stock dividends or like transactions; and

  •
  certain equity issuances to strategic or institutional investors.

        If within ninety days after the final closing of this offering, we have not filed a registration statement on Form 10 to become a fully reporting issuer under the Exchange Act, then for each subsequent thirty day period (or pro rata for any portion thereof) that we have not filed the registration statement, the holders of Series A Preferred Stock will receive, upon conversion, an additional 1% of shares of our common stock above the number they otherwise would have received.

        If within thirty days after the later to occur of

  •
  the date on which this registration statement has become effective, and

  •
  the date on which the SEC staff has advised us that the staff has no further comments on this registration statement,

we have not filed a registration statement on Form S-1 under the Securities Act covering the public sale of the holders' Registrable Securities, then for each subsequent thirty day period (or pro rata for any portion thereof) that the Securities Act registration statement has not been filed, the holders of Series A Preferred Stock will receive, upon conversion, an additional 1% of shares of our common stock above the number they otherwise would have received.

        If we fail to use commercially reasonable efforts to cause the Securities Act registration statement to become effective not later than February 28, 2005, then for each subsequent thirty day period (or pro rata for any portion thereof) that the registration statement has not become effective, the holders of Series A Preferred Stock will receive, upon conversion, an additional 1% of shares of our common stock above the number they otherwise would have received.

Voting Rights

        Each share of Series A Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock is convertible based on the then-applicable conversion price and shall be entitled to vote with the holders of common stock (except where a separate class is required by law or by the terms of the Certificate of Designation) as one class on all matters submitted to a vote of the stockholders of our company.

        The holders of a majority of the Series A Preferred Stock have the right to approve or disapprove the creation of any new security by our company that is senior to or on a parity with the Series A Preferred Stock with respect to dividends and/or rights on liquidation.

Dividends

        We will pay dividends on the Series A Preferred Stock only as, if and when our Board of Directors declares dividends in its sole discretion. Dividends on the Series A Preferred Stock will not accrue and are not cumulative. This means that holders of Series A Preferred Stock will not have any claim against our company if dividends are not paid during any period unless declared.

Liquidation Preference

        Upon any liquidation, dissolution or winding-up of our company, holders of the Series A Preferred Stock will be entitled to receive a liquidation preference of one times the original purchase price—$5.50 per share—plus an amount equal to any declared and unpaid dividends. Series A Preferred Stockholders will be entitled to receive this distribution before any distributions are made in respect of our common stock. In the event that the net assets of our company are insufficient to pay holders of Series A Preferred Stock the entire liquidation preference to which they are entitled, the entire net assets of our company will be distributed to such holders ratably in proportion to the full preferential amounts to which each such holder would otherwise be entitled. After the holders of the Series A Preferred Stock are paid the full amount of their liquidation preference, the holders will not be entitled to any further distributions on liquidation. Consolidations, mergers and other business combinations in which our company is not the surviving entity may be deemed, upon the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock, a liquidation of our company entitling the holders of the Series A Preferred Stock to receive their liquidation preference.

Preemptive Rights

        The holders of Series A Preferred Stock have preemptive rights to acquire equity securities offered by us in certain future private offerings in order to maintain their respective ownership percentages. Such rights will not apply with respect to equity securities issued or sold:

  •
  as a stock dividend or upon any subdivision, split or combination of the outstanding shares of capital stock,

  •
  pursuant to subscriptions, warrants, options, convertible securities, convertible notes or other rights that are disclosed in this Memorandum as being issued or outstanding on the date thereof,

  •
  pursuant to the grant of options, or the exercise of options, to purchase equity securities granted to our directors, officers, employees or consultants in connection with their service to our company, and pursuant to our 1998 Stock Option Plan, subject to limitations imposed by our Board of Directors (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like),

  •
  pursuant to the issuance and/or exercise of the Placement Agent's warrants issued in connection with the offering of the Series A Preferred Stock, and the issuance of such warrants, and any similar warrants issued in connection with any future financing,

  •
  in connection with any merger, acquisition, business combination or other reorganization,

  •
  in connection with equity issuances to strategic or institutional investors, as determined by the Placement Agent and our Board of Directors, and

  •
  in connection with the issuance of any so-called "equity kickers" to banks or institutional investors.

        Such rights will expire upon the earlier of the automatic conversion of the Series A Preferred Stock or the occurrence of an "Extraordinary Event" (as such term is defined in the Stockholders' Agreement).

Redemption

        Neither we, nor the holders, have any right to redeem shares of the Series A Preferred Stock.

Anti-takeover Effect of Provisions in Our Certificate of Incorporation and Bylaws

        Our Certificate of Incorporation and Bylaws include provisions that may have the effect of delaying, deterring or preventing a change in control, even if a change in control would be beneficial to you. For example, a special meeting of the stockholders may be called only by a majority of our Board of Directors, a committee of our Board of Directors authorized to do so, the Chairman of our Board of Directors, or the President. No other person may call a special meeting, including any stockholder who might want to call a special meeting to seek stockholder approval of a change-of-control transaction. In addition, unless otherwise allowed by statute or by our Certificate of Incorporation, a director or the entire Board of Directors may be removed from office at any time only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This provision may make it more difficult to remove and replace members of our Board of Directors in an effort to change or influence control. Members of our Board of Directors may also have interests in relation to a change of control that differ from yours. These interests could cause them to resist a change in control that would help you better realize the value of your investment.

        Our Certificate of Incorporation also authorizes our Board of Directors to issue preferred stock without stockholder approval and upon such terms as our Board of Directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding common stock. We currently have 3,240,000 shares of Series A Preferred Stock authorized, of which 2,265,237 shares are outstanding. No other shares of preferred stock are presently outstanding, and we have no present plans to issue any additional shares of preferred stock.

        Our Certificate of Incorporation gives broad discretion to our Board of Directors when evaluating any offer of another party to make a tender or exchange offer for any of our voting stock or to effect any merger, consolidation, or sale of all or substantially all of our assets. In exercising its judgment regarding these types of transactions, the Board of Directors is authorized to give due consideration to such factors as the Board determines to be relevant, including, without limitation:

  •
  The interests of our stockholders;

  •
  Whether the proposed transaction might violate federal or state laws;

  •
  The consideration being offered in the proposed transaction, not only in relation to the then current market price for our outstanding capital stock, but also to the market price for our capital stock over a period of years; the estimated price that might be achieved in a negotiated sale of the company as a whole or in part or through orderly liquidation; the premiums over market price for the securities of other corporations in similar transactions; current political, economic and other factors bearing on securities prices; and our financial condition and future prospects; and

  •
  The social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with us, and the communities in which we conduct our business.

        In connection with any such evaluation, the Board of Directors is also authorized to use its discretion in conducting investigations and engaging in legal proceedings. Because the Board is authorized to exercise broad discretion in evaluating transactions, the Board may not necessarily approve any proposed transactions that would offer stockholders a premium for their shares over current share prices.

        Under our Certificate of Incorporation, we have opted out of coverage of the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in the prescribed manner.

Provisions of California Law

        Prospect Medical Holdings is a corporation organized under the laws of Delaware. Generally, the laws of the state of incorporation govern the corporate operations of a corporation and the rights of its stockholders. However, some provisions of the California Corporations Code may become applicable to a corporation incorporated outside of California if:

  •
  The corporation transacts intrastate business in California and the average of its California property, payroll and sales factors, as defined in the California Revenue and Taxation Code, with respect to it is more than 50% during its latest fiscal year;

  •
  More than one-half of its outstanding voting securities are held of record by persons having addresses in California; and

  •
  The corporation is not otherwise exempt.

        An exemption is provided if the corporation has outstanding securities listed on the New York Stock Exchange or American Stock Exchange or designated as qualified for trading on the NASDAQ National Market. We have applied for the listing of our common stock on the American Stock Exchange, although no listing has yet been approved.

        Provisions of California law which could be applicable to us if we meet these tests and are not exempt as a listed company include, without limitation, those provisions relating to stockholders' right to cumulative votes in elections of directors (cumulative voting is mandatory under California law), and our ability to eliminate liability of directors and to indemnify officers, directors and employees, which is more limited in California than in Delaware. Nevertheless, a corporation may provide for a classified board of directors or eliminate cumulative voting, or both, if it is a listed corporation.

Stockholders' Agreement and Registration Rights

        We have entered into a Stockholders' Agreement with the holders of our Series A Preferred Stock and certain of our significant stockholders and members of management. We have also entered into a Registration Rights Agreement with the holders of our Series A Preferred Stock. The following description summarizes the material provisions of the Stockholders' Agreement and the Registration Rights Agreement.

Stockholders' Agreement

        The Stockholders' Agreement requires any party to such agreement who desires to sell shares of our company's equity securities to notify us in writing of the proposed transfer and effect any disposition of such shares in accordance with the terms of such agreement, including providing, if requested by the company, an opinion of counsel reasonably satisfactory to the company to the effect that a proposed transfer may be effected without registration under the Securities Act and any state securities laws. Under the Stockholders' Agreement, certain dispositions of such shares are exempt from the transfer restrictions, including, for example, transfers to family members and transfers upon death, transfers made pursuant to an offering registered under the Securities Act and transfers made pursuant to valid exemptions from registration under the Securities Act. Pursuant to the Stockholders' Agreement,, stockholders beneficially owning a total of 5,658,354 shares of common stock (including shares underlying options and warrants) have agreed not to sell or transfer any of the company's securities without the consent of the Placement Agent, whose consent shall not be unreasonably withheld, until 90 days following the effective date of a Securities Act registration statement covering the public sale of shares of common stock issued or issuable upon conversion of the Series A Preferred Stock.

        The Stockholders' Agreement also entitles the holders of Series A Preferred Stock to purchase securities in future private offerings of our equity securities, subject to certain exemptions, based on the total number of shares to be sold in such an offering multiplied by each such stockholder's shareholdings as a percentage of our company's then issued and outstanding equity securities. Such rights will expire upon the earlier of the automatic conversion of the Series A Preferred Stock or the occurrence of an "Extraordinary Event" (as such term is defined in the Stockholders' Agreement).

        Under the Stockholders' Agreement, certain management stockholders and stockholders who or that, prior to the first closing of this offering, own 5% or more of our company's equity securities will agree to vote, as stockholders, their shares of our equity securities for the election, as a director of our company, of the person designated by the Placement Agent pursuant to the Placement Agency Agreement.

Registration Rights Agreement

        Under the terms of the Registration Rights Agreement, the holders of Series A Preferred Stock are entitled to certain rights to have the sale of shares of common stock issued or issuable upon conversion of their shares of preferred stock (the "Registrable Securities") registered under the Securities Act.

        Under the Registration Rights Agreement, we are required to file a registration statement on Form S-1 under the Securities Act covering the public sale of the Registrable Securities not later than thirty days after the later to occur of:

  •
  the date on which this registration statement on Form 10 under the Exchange Act has become effective, and

  •
  the date on which the SEC staff has advised us that the staff has no further comments on our Exchange Act registration statement (the "Securities Act Filing Period").

        If we have not filed the Securities Act registration statement within the Securities Act Filing Period, then for each subsequent thirty day period (or pro rata for any portion thereof) that the Securities Act registration statement has not been filed, the holders of Series A Preferred Stock will receive, upon conversion, an additional 1% of shares of our common stock above the number they otherwise would have received.

        We will also be required to use commercially reasonable efforts to cause the Securities Act registration statement to be declared effective by the SEC not later than February 28, 2005 (the "Registration Period"). If we fail to use commercially reasonable efforts to cause the Securities Act registration statement to become effective within the Registration Period, then for each subsequent thirty day period (or pro rata for any portion thereof) that the registration statement has not become effective, the holders of Series A Preferred Stock will receive, upon conversion, an additional 1% of shares of our common stock above the number they otherwise would have received.

        The Registration Rights Agreement will also entitle holders of Series A Preferred Stock to include their Registrable Securities in any other registered public offering of securities that we are making for our account or the account of any of our stockholders until such time as their Registrable Securities may otherwise be sold freely pursuant to an exemption from registration under the Securities Act. This "piggy-back" registration right will not apply to registrations relating solely to employee benefit plans, business combination transactions and registrations that do not permit resales.

        The ability of holders to include their Registrable Securities in a "piggy-back" registration is subject to certain limitations, including those imposed if an underwriter is of the good faith opinion that such inclusion would adversely affect the success of such an underwriting.

        We will pay all expenses, if any, in connection with any registration statement filed under the Registration Rights Agreement, except for underwriting discounts and selling commissions.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock and our preferred stock is American Stock Transfer & Trust Company, New York, New York.

Item 12.    Indemnification of Directors and Officers.

        Prospect Medical Holdings is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Additionally, Section 145 provides that indemnification pursuant to its provisions, known as "permissive indemnification," shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        The indemnification provided for in Sections 6.1 (third party actions) and 6.2 (action by or in the right of the corporation) of our Bylaws is substantially consistent with the permissive indemnification provisions of Section 145 of the Delaware General Corporation Law. Section 6.1 states that the right to indemnification in third party actions is a contract right between the person to be indemnified and the company.

        Section 145 further provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145's permissive indemnification provisions, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 6.3 of our Bylaws is consistent with this provision.

        In any suit brought against us to enforce these indemnification rights, it shall be a defense that the person seeking indemnification has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.

        Section 145 provides that the indemnification provided by, or granted pursuant to, that section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. A similar provision is included in Section 6.6 of our Bylaws.

        As authorized by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation provides that a director of Prospect Medical Holdings shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law (which relates to liability of directors for unlawful dividend payments or unlawful stock purchases or redemptions), or for any transaction from which the director derived an improper personal benefit. This provision, in effect, eliminates the rights of the company and its stockholders (through stockholders' derivative suits on the corporation's behalf) to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director, except in the situations described. In addition, the Certificate of Incorporation does not alter the liability of directors under federal securities laws, and does not limit or eliminate the rights of the company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach in a director's duty of care.

        Because our business is operated in the State of California, some provisions of California corporate law apply to us even though we are a Delaware corporation. These provisions will continue to apply to us until such time as we are able to have our class of common stock listed for trading on the American Stock Exchange or another qualifying securities market. Sections 204(a)(10) and

Section 317 of the California Corporations Code are the provisions of California corporate law that specify the extent to which liability may be eliminated for directors and liability may be indemnified for directors and officers. These California statutes are somewhat more restrictive than their counterparts under Delaware law and, as long as they apply to us, they could limit the extent to which we are can eliminate the liability of directors and can indemnify directors and officers under the provisions of our Certificate of Incorporation.

        We maintain a policy of Directors and Officers insurance in the amount of $2,000,000 per incident, with a retention amount of $100,000 per incident. The policy also contains coverage for Employee Practices Liability insurance.

Item 13.    Financial Statements and Supplementary Data.

        The financial statements required to be included in this registration statement appear at the end of the registration statement beginning on page F-1.

        Summary unaudited quarterly financial data for fiscal 2002 and 2003 and the first two quarters of fiscal 2004 follows:

Summary Quarterly Financial Data
($000's eliminated except per share amounts)

Quarter Ended	Dec 31 2001	Mar 31 2002	Jun 30 2002	Sept 30 2002	Dec 31 2002	Mar 31 2003	Jun 30 2003	Sept 30 2003	Dec 31 2003(1)	Mar 31 2004(1)(2)
Net patient service revenues	$18,416	$17,441	$17,078	$17,205	$16,947	$17,162	$17,323	$17,087	$26,583	$33,540
Total operating revenues	18,660	17,730	17,225	17,482	17,157	17,764	17,623	17,688	26,798	33,768
Medical profit margin	4,805	4,970	5,127	4,879	4,936	5,239	5,341	5,812	7,146	9,787
Operating Income	434	534	520	435	447	513	549	281	1,901	2,671
Income before Income taxes	348	468	509	428	393	507	507	247	1,885	2,656
Net income before minority interest	247	332	361	329	236	304	304	127	1,199	1,605
Net income	$250	$337	$331	$344	$135	$183	$256	$381	$1,163	$1,513
Net earnings per common share:
Basic/Diluted:	..05/.05	..07/.07	..07/.07	..08/.07	..03/.03	..04/.04	..06/.06	..09/.08	..27/.21	..35/.21

(1)
Amounts include the operating results of Prospect Professional Care Medical Group, Inc. beginning October 1, 2003.

(2)
Amounts include the operating results of Prospect NWOC Medical Group, Inc., StarCare Medical Group, Inc., APAC Medical Group, Inc. and Pinnacle Health Resources for periods after February 1, 2004.

Item 14.    Changes in and Disagreements with Accountants and Financial Disclosure.

        None.

Item 15.    Financial Statements and Exhibits.

(a)    Financial Statements

        The following financial statements and proforma financial information are included as part of this registration statement beginning on page F-1:

(b)    Exhibits

        The following exhibits are filed as part of this registration statement:

2.1	Agreement for the Purchase and Sale of Assets of Health Source Medical Group, Inc. dated as of November 7, 2000 between Prospect Medical Group, Inc. and Health Source Medical Group, Inc.

Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement for the Purchase and Sale of Assets will be provided supplementally to the Commission upon request: Exhibit 1.1 Assets, Exhibit 1.1(a)(i) Prospect Health Source Medical Group, Inc. Exclusive Primary Care Physician Services Agreement, Exhibit 1.1(a)(ii) Prospect Health Source Medical Group, Inc. Nonexclusive Specialist Physician Services Agreement, Exhibit 1.1 (g) Management Services Agreement, Exhibit 1.3 Assumed Liabilities, Exhibit 2.2 Purchase Price Allocation, Exhibit 5.1 Noncompetition Agreement, Exhibit 7.2(a) Bill of Sale/Assignment and Assumption Agreement, Exhibit 7.5(i) Guaranty of Purchaser's Obligations by Prospect Medical Holdings, Inc., Exhibit 7.5(j) Prospect Health Source Medical Group, Inc. Organizational Documents, Schedule 3.3 Consents, Schedule 3.5 Accounts Receivable, Schedule 3.6 Title to Assets, Schedule 3.7(a) Inventory and Furniture, Fixtures, and Equipment at the Robertson Clinic, Schedule 3.7(b) Furniture, Fixtures, and Equipment used at Seller's Former Administrative Office, Schedule 3.8 Contracts, Schedule 3.9 Litigation, Schedule 3.10 Violation of Law, Schedule 3.12 Employees and Employee Benefits, Schedule 3.15 Intellectual Property
2.2
Agreement of Purchase and Sale of Assets of Health Source Medical Group, Inc. dated as of May 1, 2001 among David M. Frisch, M.D., Prospect Medical Group, Inc., Prospect Health Source Medical Group, Inc. and Prospect Medical Systems, Inc.

Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement for the Purchase and Sale of Assets will be provided supplementally to the Commission upon request: Exhibit 1.1 Assets, Exhibit 1.1(a) Exclusive Primary Care Physician Services Agreement, Exhibit 1.3 Assumed Liabilities, Schedule 3.3 Consents, Schedule 3.5 Inventory and Furniture, Fixtures and Equipment, Schedule 3.7 Litigation, Schedule 3.8 Violation of Law, Schedule 3.10 Employees and Employee Benefits
2.3
Agreement of Purchase and Sale of Assets of Health Source Medical Group, Inc. dated as of July 1, 2001 among James Daniel, M.D. & Dana Eisenman, M.D. Medical Corporation, Prospect Medical Group, Inc., Prospect Health Source Medical Group, Inc. and Prospect Medical Systems, Inc.

Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement for the Purchase and Sale of Assets will be provided supplementally to the Commission upon request: Exhibit 1.1 Assets, Exhibit 1.1(a) Exclusive Primary Care Physician Services Agreement, Exhibit 1.3 Assumed Liabilities, Exhibit 7.2(a) Bill of Sale/Assignment and Assumption Agreement, Exhibit 7.2 Sublease, Schedule 3.3 Consents, Schedule 3.5 Inventory and Furniture, Fixtures and Equipment, Schedule 3.5(a) Additional Furniture, Fixtures and Equipment used in the Sunset Practice, Schedule 3.7 Litigation, Schedule 3.8 Violation of Law, Schedule 3.10 Prospect Employees Through the Effective Date, Schedule 4.8 Employees Purchaser will Retain from the Effective Date Through the Closing Date

2.4
Agreement and Plan of Reorganization for Professional Care Medical Group, Inc. dated as of June 30, 2003 among Prospect Medical Group, Inc., Prospect LA Medical Group, Inc., Professional Care Medical Group, Inc. and the Shareholders of Professional Care Medical Group, Inc.
Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement and Plan of Reorganization will be provided supplementally to the Commission upon request:

Schedule 2.4, ProCare Consent Requirements, Schedule 2.6, List of Holders of Record and Number Held of ProCare Shares, Schedule 2.7, List of ProCare Financial Statements Delivered to Prospect, Schedule 2.12, Intellectual Property, Schedule 2.13, Contracts, Schedule 2.18, Insurance, Schedule 2.20, Bank Accounts, Schedule 3.3, Prospect/Sub Consent Requirements, Schedule 11.7, Notices, Exhibit "A," Shareholders of ProCare, Exhibit "B," Agreement of Merger, Exhibit "C," Acknowledgement by Escrow Agent
2.5
Amendment to Agreement and Plan of Reorganization for Professional Care Medical Group, Inc. dated as of September 30, 2003 among Prospect Medical Group, Inc., Prospect LA Medical Group, Inc., Professional Care Medical Group, Inc. and the Shareholders of Professional Care Medical Group, Inc.
2.6
Agreement of Merger for Northwest Orange County Medical Group, Inc. dated as of November 19, 2003 among Prospect Medical Group, Inc., Prospect NWOC Medical Group, Inc., Northwest Orange County Medical Group, Inc., the Shareholders of Northwest Orange County Medical Group, Inc., and Harriman-Jones Medical Group, Inc.
Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement of Merger will be provided supplementally to the Commission upon request:

Schedule 2.4, Northwest Consent Requirements, Schedule 2.6, List of Holders of Record and Number Held of Northwest Shares, Schedule 2.9, Tax Matters, Schedule 2.12, Intangible Property, Schedule 2.13, Contracts, Schedule 2.14, Legal Proceedings, Schedule 2.16, Officers and Directors, Schedule 2.17, Insurance, Schedule 2.18, Powers of Attorney, Schedule 2.24, Inspections, Schedule 2.28, Permits, Schedule 2.29, Fraud and Abuse, Schedule 2.33, Bank Accounts, Schedule 3.3, Consent Requirements—Prospect Parties, Schedule 4.7, North West Enrollees—August 2003 Enrollment, Exhibit "A," Agreement of Merger, Exhibit "B," Form of Escrow Agreement
2.7
Amendment to Agreement of Merger dated as of January 30, 2004 for Northwest Orange County Medical Group, Inc. among Prospect Medical Group, Inc., Prospect NWOC Medical Group, Inc., Northwest Orange County Medical Group, Inc., the Shareholders of Northwest Orange County Medical Group, Inc., and Harriman-Jones Medical Group, Inc.

2.8
Stock Purchase Agreement dated as of January 31, 2004 among Prospect Medical Group, Inc., Prospect Medical Systems, Inc., StarCare Medical Group, Inc. dba Gateway Medical Group, Inc, APAC Medical Group, Inc. dba Gateway Physicians Medical Associates, Inc., Pinnacle Health Resources and David Tsoong, M.D.
Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Stock Purchase Agreement will be provided supplementally to the Commission upon request:

Schedule 1.2, StarCare Shares, Schedule 1.3, APAC Shares, Schedule 1.4, Pinnacle Shares, Schedule 1.6, Purchase Price Allocation, Schedule 2.4, StarCare, APAC and Pinnacle Consent Requirements, Schedule 2.5, Conflicts and/or Breaches as a Result of the Transaction, Schedule 2.8,Contingent Liabilities, Schedule 2.9, Actions and Proceedings for Taxes, Schedule 2.11(b), Leases and Subleases, Schedule 2.12(b), Aggregate Tangible Personal Property, Schedule 2.12(c), Excluded Tangible Personal Property, Schedule 2.12(d), Items Currently in Storage or Supply Rooms at 710 N. Euclid or Subleased Storage Space at La Mirada Clinic, Schedule 2.13, Intellectual Property, Schedule 2.13(b), Website Internet Portal Modem Fee, Schedule 2.14, Contracts, Schedule 2.15, Legal Proceedings: Existing and Threatened Claims, Schedule 2.17, Employee Information, Schedule 2.17(b), Employee Information, Schedule 2.17(c), Employee Information, Schedule 2.18, Insurance, Schedule 2.19, Management; Powers of Attorney, Schedule 2.24, Confidentiality and Non-Compete Agreements, Schedule 2.25, Inspections, Schedule 2.28, Permits, Schedule 2.29(a), Fraud and Abuse, Schedule 2.29(b), Fraud and Abuse, Schedule 2.35(a), Bank Accounts, Schedule 2.35(b), Letters of Credit or Other Security Pledged for StarCare Shared Risk Contracts, APAC Shared Risk Contracts or APAC Full Risk Contracts, Schedule 3.3, Group/Systems Consent Requirements, Schedule 5.2, Employees to Be Hired By Prospect Parties, Exhibit "A," October Interim Financial Statements, Exhibit "B," Form of Non-Competition Agreement, Exhibit "C," Legal Opinion Matters

2.9
Asset Purchase Agreement dated as of March 31, 2004 among StarCare Medical Group, Inc. dba Gateway Medical Group, Inc., Pinnacle Health Resources, Primary and Multi-Specialty Medical Clinics of Anaheim, Inc., and the shareholders of Primary and Multi-Specialty Medical Clinics of Anaheim, Inc.
Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Asset Purchase Agreement will be provided supplementally to the Commission upon request:

Schedule 1.2(a), Clinic Assets, Attachment A to Schedule 1.2(a), Schedule 1.2(b), Excluded Clinic Assets, Schedule 1.3, Assumed Liabilities, Schedule 1.5, Wells Fargo Loans, Schedule 1.6, Accumulated PTO as of the Closing Date, Schedule 1.7, Purchase Price Allocation, Schedule 2.2, Group Consent Requirements, Schedule 2.3, Conflicts and Breaches, Schedule 2.4, Liens, Schedule 2.5(a), February Financial Statements, Schedule 2.5(b), March Estimated Partial Financial Statements, Schedule 2.7, Tangible Personal Property, Schedule 2.7(b), Assets in Storage, Schedule 2.8, Intellectual Property, Schedule 2.9, Contracts, Schedule 2.10 Legal Proceedings: Existing and Threatened Claims, Schedule 2.12, Employee Information, Schedule 2.16, Confidentiality, Non-Solicitation and Non-Compete Arrangements, Exhibit E, Covenant Not To Compete, Exhibit F-1, Industrial Medicine Client List, Schedule 2.19, Permits, Schedule 2.22, Insurance, Schedule 2.24, Tax Matters, Schedule 2.25, Inspection, Schedule 3.3, Buyer Consent Requirements, Schedule 4.1, Gateway Representations and Warranties, Schedule 4.6(b) , Non-Physician Acknowledgement, Schedule 4.6(c), StarCare Updated Patient Diversion Provisions, Schedule 4.6(d), Full Time Primary Care Physicians, Schedule 4.13, Prepaid Obligations, Schedule 4.17, Initial Trust Deposits with Cap-MPT, Exhibit "A," Secured Promissory Note (Purchase Price Note), Exhibit "B," Security Agreement, Exhibit "C," Guaranty, Exhibit "D," Secured Promissory Note (Additional Consideration Note), Exhibit "E," Guaranty, Exhibit "F," Secured Promissory Note (PTO Note), Exhibit "G," Guaranty, Exhibit "H," Form of Buyer/StarCare Provider Agreement, Exhibit "I," Form of Buyer/Prospect Provider Agreement, Exhibit "J," Form of Specialty Provider Agreement, Exhibit "K," Sublease for Anaheim Clinic, Exhibit "L," Sublease for Anaheim Hills Clinic, Exhibit "M," Sublease for Euclid Clinic and Clinic Corporate Office, Exhibit "N," Sublease for Clinic Storage Space, Exhibit "O," Guaranty, Exhibit "P," Bill of Sale/Assignment and Assumption Agreement
2.10
Omnibus Amendment to Asset Purchase Agreement and Other Documents Delivered in Connection with The Transactions Described Therein dated as of April 15, 2004 among StarCare Medical Group, Inc. d/b/a Gateway Medical Group, Inc., Pinnacle Health Resources, APAC Medical Group, Inc., Prospect Medical Group, Inc., Prospect Professional Medical Group, Inc., Prospect NWOC Medical Group, Inc., Primary and Multi-Specialty Clinics of Anaheim, Inc., and the Shareholders of Primary and Multi-Specialty Clinics of Anaheim, Inc.
3.1	Amended and Restated Certificate of Incorporation of Prospect Medical Holdings, Inc.
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Prospect Medical Holdings, Inc.
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Prospect Medical Holdings, Inc.
3.4	Certificate of Designation of Series A Convertible Preferred Stock of Prospect Medical Holdings, Inc.
3.5	Amended and Restated Bylaws of Prospect Medical Holdings, Inc.
3.6	First Amendment to Amended and Restated Bylaws of Prospect Medical Holdings, Inc.
4.1	Specimen Common Stock Certificate

4.2	Specimen Series A Preferred Stock Certificate
10.1	Warrant to Acquire Common Stock between Prospect Medical Holdings, Inc. and Spencer Trask Venture Investment Partners, LLC
10.2	Warrant Agreement for Series A Preferred Stock dated as of January 15, 2004 between Prospect Medical Holdings, Inc. and Spencer Trask Ventures, Inc.
10.3	Form of Registration Rights Agreement between Prospect Medical Holdings, Inc. and each Investor of Series A Convertible Preferred Stock
10.4	Agreement For The Purchase And Sale of Stock, dated as of January 13, 2000, between Jacob Y. Terner, M.D., and Gregg DeNicola, M.D.
10.5	Amended and Restated Assignable Option Agreement, made as of January 13, 2000, among Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Jacob Y. Terner, M.D.
10.6
Form of Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of June 4, 1996, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc.
10.7	Form of Amendment to Management Services Agreement, made as of October 1, 1998, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc.
10.8	Management Agreement dated as of January 1, 2003 between Pinnacle Health Resources Inc. and StarCare Medical Group, Inc. dba Gateway Medical Group, Inc.
10.9	Management Agreement dated as of January 1, 2003 between Pinnacle Health Resources Inc. and APAC Medical Group, Inc. dba Gateway Physicians Medical Associates, Inc.
10.10	Form of Management Services Agreement, made as of August 1, 1999, between Prospect Medical Systems, Inc. and Nuestra Familia Medical Group
10.11	Management Services Agreement, made as of July 1, 1999, between Prospect Medical Systems, Inc. and AMVI/Prospect Medical Group
10.12	Employment Agreement, dated as of August 1, 1999 between Prospect Medical Holdings, Inc. and Jacob Y. Terner, M.D.
10.13	Amendment to Employment Agreement, dated as of August 1, 2002 between Prospect Medical Holdings, Inc. and Jacob Y. Terner, M.D.
10.14
Investment Agreement dated as of July 31, 1996 between Jacob Y. Terner and Med-Search, Inc. (filed as Exhibit 10.6 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.15
Agreement dated as of July 31, 1996 among Jacob Y. Terner and Barbara Noble, both individually and as representative of Joseph W. Noble, M.D., deceased, and the Noble 1992 Family Trust (filed as Exhibit 10.7 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.16	Amended and Restated Revolving Credit Agreement, dated as of July 3, 1999, between Prospect Medical Holdings, Inc. and Imperial Bank
10.17	First Amendment to Amended and Restated Revolving Credit Agreement dated as of October 25, 2002 between Imperial Bank and Prospect Medical Holdings, Inc.
10.18
Third Amendment to Amended and Restated Revolving Credit Agreement dated as of November 3, 2001 between Comerica Bank-California, successor-by-merger to Imperial Bank and Prospect Medical Holdings, Inc.

10.19
Fourth Amendment to Amended and Restated Revolving Credit Agreement dated as of February 1, 2002 between Comerica Bank-California, successor-by-merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.20	Fifth Amendment to Amended and Restated Revolving Credit Agreement dated as of July 31, 2002 between Comerica Bank-California, successor-by-merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.21
Sixth Amendment to Amended and Restated Revolving Credit Agreement dated as of September 24, 2003, between Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank, and Prospect Medical Holdings, Inc.
10.22
Amended and Restated Security Agreement dated as of September 24, 2003, between Prospect Medical Holdings, Inc. and Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank
10.23
Continuing Guaranty, dated as of July 3, 1997, executed by Prospect Medical Systems, Inc. in favor of Imperial Bank (filed as Exhibit 10.12 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.24
Amended and Restated Security Agreement (Prospect Medical Systems, Inc.) dated as of September 24, 2003, between Prospect Medical Systems, Inc. and Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank
10.25
Security Agreement—Stock Pledge, dated as of July 3, 1997, between Prospect Medical Holdings, Inc. and Imperial Bank (filed as Exhibit 10.14 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.26
Security Agreement (Physician Group), dated as of July 3, 1997, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc. (filed as Exhibit 10.16 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.27	Amendment Number One to Security Agreement dated as of July 6, 1999 between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc.
10.28
Amended and Restated Warrant, dated as of July 3, 1997, issued by Prospect Medical Holdings, Inc. to Imperial Bank (filed as Exhibit 10.18 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.29	Warrant, dated as of July 3, 1999, issued by Prospect Medical Holdings, Inc. to Imperial Bancorp
10.30
Amended and Restated Assignable Option Agreement made as of September 2, 1998 and deemed to have been effective as of July 14, 1997, among Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Santa Ana/Tustin Physicians Group, Inc. (filed as Exhibit 10.19 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.31	Form of Management Services Agreement dated as of January 1, 2001 between Prospect Medical Systems, Inc. and Prospect Health Source Medical Group, Inc.
10.32	Form of Amendment to Management Services Agreement dated as of November 1, 2002 between Prospect Medical Systems, Inc. and Prospect Health Source Medical Group, Inc.
10.33	Form of Management Services Agreement dated as of October 1, 2003, by and between Prospect Medical Systems, Inc. and Prospect Professional Care Medical Group, Inc.

10.34	Form of Management Services Agreement dated as of March 1, 2004 by and between Prospect Medical Systems, Inc. and Prospect NWOC Medical Group, Inc.
10.35
Amendment Number One to Security Agreement, dated as of July 14, 1997, between Prospect Medical Systems, Inc. and Imperial Bank (filed as Exhibit 10.25 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.36	Collateral Assignment of Transaction Documents dated as of October 1, 2003, by and between Prospect Medical Systems, Inc. and Comerica Bank
10.37
Collateral Assignment of Transaction Documents, dated as of July 14, 1997, between Prospect Medical Systems, Inc. and Imperial Bank (filed as Exhibit 10.29 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.38	Amendment Number One To Collateral Assignment of Transaction Documents, dated as of January 26, 2000, between Prospect Medical Systems, Inc. and Imperial Bank
10.39
Security Agreement (Physician Group), dated as of July 14, 1997, between Prospect Medical Systems, Inc. and Santa Ana/Tustin Physicians Group, Inc. (filed as Exhibit 10.30 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.40	Amendment Number One to Security Agreement dated as of July 1, 1999 between Santa Ana/Tustin Physicians Group, Inc. and Prospect Medical Systems, Inc.
10.41	Security Agreement dated as of October 1, 2003, between Prospect Professional Care Medical Group, Inc. and Prospect Medical Systems, Inc.
10.42
Amended and Restated Credit Succession Agreement, dated as of July 14, 1997, among Prospect Medical Holdings, Inc., Gregg DeNicola, M.D., Santa Ana/Tustin Physicians Group, Inc., Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Imperial Bank (filed as Exhibit 10.32 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.43
Form of Amendment Number One to Amended and Restated Credit Succession Agreement, dated as of April 6, 2000, among Jacob Y. Terner, M.D., Prospect Medical Holdings, Inc., Santa Ana/Tustin Physicians Group, Inc., Sierra Primary Care Medical Group, Inc., Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Imperial Bank
10.44
Joinder Agreement, dated as of January 26, 2000, among Sierra Medical Management, Inc., Jacob Y. Terner, M.D., Sierra Primary Care Medical Group, Inc., Gregg DeNicola, M.D., Prospect Medical Systems, Inc., Prospect Medical Group, Santa Ana/Tustin Physicians Group, Inc.
10.45
Amended and Restated Assignable Option Agreement, made as of September 2, 1998 and deemed to have been effective as of September 25, 1997, by and among Sierra Primary Care Medical Group, Inc., Sierra Medical Management, Inc. and Prospect Medical Group, Inc. (filed as Exhibit 10.33 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.46	Assignable Option Agreement dated as of October 1, 2003, by and among Prospect Medical Holdings, Inc., Prospect Professional Care Medical Group, Inc., and Prospect Medical Group, Inc.

10.47
Security Agreement (Guarantor), dated as of September 25, 1997, entered into between Prospect Medical Holdings, Inc. and Karunyan Arulanantham, M.D. (filed as Exhibit 10.38 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.48
Form of Second Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of September 25, 1997, between Sierra Medical Management, Inc. and Sierra Primary Care Medical Group, Inc.
10.49	Amendment to Management Services Agreement, made as of October 1, 1998, between Sierra Medical Management, Inc. and Sierra Primary Care Medical Group, Inc.
10.50
Continuing Guaranty, dated as of September 25, 1997, delivered by Sierra Medical Management, Inc. to Imperial Bank (filed as Exhibit 10.54 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.51
Amended and Restated Security Agreement (Sierra Medical Management, Inc.), dated as of September 24, 2003, between Sierra Medical Management, Inc., and Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank
10.52
Security Agreement—Stock Pledge, dated as of September 25, 1997, between Prospect Medical Holdings, Inc. and Imperial Bank (filed as Exhibit 10.56 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.53
Collateral Assignment of Transaction Documents, dated as of September 25, 1997, between Sierra Medical Management, Inc. and Imperial Bank (filed as Exhibit 10.58 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.54
Security Agreement, dated as of September 25, 1997, between Sierra Primary Care Medical Group, Inc. and Sierra Medical Management, Inc. (filed as Exhibit 10.59 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.55	Amendment Number One to Security Agreement dated as of September 6, 1999 between Sierra Primary Care Medical Group, Inc. and Sierra Medical Management, Inc.
10.56	Intentionally Omitted.
10.57
Form of Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of October 31, 1997, by and between Sierra Medical Management, Inc. and Pegasus Medical Group, Inc.
10.58	Amendment to Management Services Agreement made as of October 1, 1998, by and between Sierra Medical Management, Inc. and Pegasus Medical Group, Inc.
10.59
Amended and Restated Assignable Option Agreement, made as of September 2, 1998 and deemed to have been effective as of October 31, 1997, among Sierra Medical Management, Inc., Pegasus Medical Group, Inc. and Prospect Medical Group, Inc. (filed as Exhibit 10.65 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.60
Assignment and Assumption Agreement, by Marvin L. Ginsburg, M.D. Medical Corporation d/b/a A.V. Western Medical Group, Inc. to Pegasus Medical Group, Inc. (filed as Exhibit 10.66 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)

10.61
Collateral Assignment of Transaction Documents, dated as of October 31, 1997, between Sierra Medical Management, Inc. and Imperial Bank (filed as Exhibit 10.67 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.62
Security Agreement (Physician Group), dated as of October 31, 1997, between Pegasus Medical Group, Inc. and Sierra Medical Management, Inc. (filed as Exhibit 10.68 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.63	Amendment Number One to Security Agreement dated as of July 6, 1999 between Pegasus Medical Group, Inc. and Sierra Medical Management, Inc.
10.64	Intentionally Omitted.
10.65	Form of $11,500,000 Amended and Restated Secured Revolving Note, dated July 3, 1999, executed by Prospect Medical Holdings, Inc. and made payable to Imperial Bank
10.66	First Amendment to Amended and Restated Secured Revolving Note dated as of October 25, 2000 between Imperial Bank and Prospect Medical Holdings, Inc.
10.67	Third Amendment to Amended and Restated Secured Revolving Note dated as of October 25, 2000 between Comerica Bank-California, successor by merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.68
Fifth Amendment to Amended and Restated Secured Revolving Note dated as of September 24, 2003, between Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank, and Prospect Medical Holdings, Inc.
10.69	Term Loan Note dated October 25, 2000 in the original principal amount of $5,000,000 by Prospect Medical Holdings, Inc. in favor of Imperial Bank
10.70	First Amendment to Term Loan Note entered into as of November 3, 2001 between Comerica Bank-California, successor-by-merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.71	Second Amendment to Term Loan Note entered into as of February 1, 2002 between Comerica Bank-California, successor by merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.72	Third Amendment to Term Loan Note dated as of July 12, 2002 between Comerica Bank-California, successor by merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.73
Fourth Amendment to Term Loan Note dated as of September 24, 2003, between Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank, and Prospect Medical Holdings, Inc.
10.74
Amended and Restated Warrant, issued as of February 6, 1998, by Prospect Medical Holdings, Inc. to Imperial Bank. (filed as Exhibit 10.75 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.75
Consulting Agreement, dated as of March 1, 1998, between Sierra Primary Care Medical Group, Inc. and Sinnadurai E. Moorthy, M.D. (filed as Exhibit 10.77 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.76	Employment Agreement made as of April 8, 2004, but effective on April 19, 2004, between Prospect Medical Holdings, Inc. and Mike Heather

10.77	Form of Partnership Agreement dated July 1, 1999 between AMVI/MC Health Network, Inc. and Santa Ana/Tustin Physicians Group
10.78	Intentionally Omitted.
10.79	Forbearance Agreement, dated as of January 25, 2002, between Prospect Medical Group, Inc. and Prospect Medical Holdings, Inc.
10.80	Amendment to Forbearance Agreement, effective May 30, 2003, between Prospect Medical Group, Inc. and Prospect Medical Holdings, Inc.
10.81	Collateral Substitution Agreement, dated as of January 25, 2002, between Prospect Medical Group, Inc., Prospect Medical Holdings, Inc., Foothill City, Ltd.
10.82	Continuing Guaranty, effective May 30, 2003, by Jacob Y. Terner, M.D., in favor of Prospect Medical Group, Inc.
10.83	Amendment to Collateral Substitution Agreement, effective May 30, 2003, among Prospect Medical Group, Inc., Prospect Medical Holdings, Inc., and Jacob Y. Terner, M.D.
10.84	Pledge Agreement, effective May 30, 2003, between Prospect Medical Group, Inc. and Jacob Y. Terner, M.D.
10.85	Form of Placement Agency Agreement, dated November 1, 2003, between Prospect Medical Holdings, Inc. and Spencer Trask Ventures, Inc.
10.86	Form of Amendment No. 1 to Placement Agency Agreement, dated December 30, 2003, between Prospect Medical Holdings, Inc. and Spencer Trask Ventures, Inc.
10.87	Form of Finder's Fee Agreement, dated January 15, 2004, between Prospect Medical Holdings, Inc. and Spencer Trask Ventures, Inc.
10.88	Intentionally Omitted.
10.89
Form of Stockholders' Agreement, dated January 15, 2004, by and among Prospect Medical Holdings, Inc., Spencer Trask Ventures, Inc., private placement purchasers of Series A Preferred Stock, "management stockholders" including Jacob Y. Terner, M.D., Catherine Dickson, Donna Vigil, R. Stewart Kahn and Linda Hodges, and "principal stockholders" including Spencer Trask Venture Investment Partners LLC, Paul Amir and the Herta and Paul Amir Family Trust
10.90	Prospect Medical Holdings, Inc. 1998 Stock Option Plan
10.91	First Amendment to Prospect Medical Holdings, Inc. 1998 Stock Option Plan
10.92
Participating Physician Group Provider Services Agreement, effective March 1, 1999, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and Professional Care Medical Group IPA, a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.93
Health Net Medicare+Choice (M+C) Addendum to the March 1, 1999 Participating Physician Group Provider Agreement between Health Net and Professional Care Medical Group IPA, effective October 1, 1999 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.94
Amendment to the March 1, 1999 Participating Physician Group Provider Services Agreement between Professional Care Medical Group IPA and Foundation Health Systems, Inc., effective July 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.95
Amendment to the March 1, 1999 Participating Physician Group Provider Services Agreement and all subsequent Amendments between Professional Care Medical Group IPA and Health Net Inc. Affiliates, formerly known as Foundation Health Systems Affiliates, effective October 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.96	Amendment to the March 1, 1999 Participating Physician Group Provider Services Agreement, between Professional Care Medical Group, IPA, and Health Net, Inc. Affiliates, effective April 14, 2003
10.97
Assignment and Delegation of Participating Physician Group Provider Services Agreement and Consent to Assignment, effective as of October 1, 2003, between Professional Care Medical Group, IPA, Prospect Medical Group, and Health Net, Inc. Affiliates
10.98
Amendment to the March 1, 1999 Participating Physician Group Provider Services Agreement between Professional Care Medical Group, IPA and Health Net, Inc. Affiliates, as subsequently amended, effective January 1, 2004 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.99
CaliforniaCare Medical Services Agreement, effective November 1, 1999, between Blue Cross of California and Affiliates and Professional Care IPA Medical Group, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.100
Amendment to the November 1, 1999 Blue Cross Medical Services Agreement between Blue Cross of California and its Affiliates and Professional Care IPA Medical Group executed November 29, 1999 and November 19, 1999, respectively
10.101
Amendment to the November 1, 1999 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Professional Care IPA Medical Group, Inc. executed December 13, 1999 and November 30, 1999, respectively (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.102
Amendment to the November 1, 1999 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Professional Care IPA, effective as of January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.103	Business Associate Amendment supplementing November 1, 1999 CaliforniaCare Medical Services Agreement between Blue Cross of California and Professional Care IPA, effective April 14, 2003
10.104	Assignment and Consent to Assignment between Professional Care IPA Medical Group, Inc., Prospect Medical Group, Inc. and Blue Cross of California and its Affiliates, effective October 1, 2003

10.105
Blue Cross Senior Secure Medicare+Choice Medical Services Agreement, effective November 1, 1999, between Blue Cross of California and Affiliates and Professional Care IPA Medical Group, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.106	Amendment to November 1, 1999 Blue Cross Senior Secure Medicare Risk Professional Services executed December 3, 1999 and November 19, 1999, respectively
10.107	Assignment and Consent to Assignment, effective October 1, 2003, between Professional Care IPA Medical Group, Inc., Prospect Medical Group, Inc. and Blue Cross of California and its Affiliates
10.108
AIM Medical Services Agreement, effective May 1, 2001, between Blue Cross of California and Affiliates and Professional Care IPA Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.109
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation), effective June 1, 1999, between PacifiCare of California, Inc. and Professional Care IPA Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.110
Amendment Number One to the June 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Professional Care IPA Medical Group, effective June 1, 1999 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.111
Amendment Number 1 to the June 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California and Professional Care IPA Medical Group, effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.112
Amendment to the June 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California and Professional Care IPA Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.113	Claims Management Agreement, among Prospect Medical Group, Professional Care IPA Medical Group and PacifiCare of California, effective October 1, 2003
10.114	Notice Amendment to the June 1, 1999 PacifiCare of California Medical Group/IPA Services (Professional Capitation) Agreement, effective January 1, 2004
10.115
HMO IPA Agreement, effective January 1, 2003, between Professional Care IPA Medical Group and California Physicians' Service dba Blue Shield of California (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.116
Amendment No. 1 to HMO IPA/Medical Group Shared Provider Agreement between California Physicians' Service dba Blue Shield of California and Professional Care IPA Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.117
Participating Physician Group Provider Services Agreement, effective January 1, 1998, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and Prospect Medical Group, Inc., a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.118	Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group and Foundation Health Systems Affiliate(s), effective January 1, 1998
10.119
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group and Foundation Health Systems Affiliates, effective July 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.120	Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement, between Prospect Medical Group and Health Net, Inc. Affiliates, effective February 19, 2001
10.121
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group and Foundation Health Systems Affiliate(s), effective October 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.122
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group and Health Net, Inc. Affiliates, effective April 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.123
CaliforniaCare Medical Services Agreement, effective on January 1, 1997, between Blue Cross of California and Affiliates and Prospect Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.124	Letter of Agreement Serving as Addendum to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Prospect Medical Group, effective January 1, 1997
10.125
Letter of Agreement Serving as Addendum to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Prospect Medical Group, effective January 1, 1997 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.126	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Affiliates and Prospect Medical Group, effective May 1, 1997

10.127	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Affiliates and Prospect Medical Group, effective May 1, 1997
10.128
Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Prospect Medical Group, effective August 1, 1997 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.129	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement by and between Blue Cross of California and its Affiliates and Prospect Medical Group, effective July 1, 1999
10.130	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement by and between Blue Cross of California and its Affiliates and Prospect Medical Group, effective January 1, 1999
10.131
Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Prospect Medical Group, effective January 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.132
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation), effective January 1, 2001, between PacifiCare of California, Inc. and Prospect Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.133
First Amendment to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Prospect Medical Group, effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.134
Second Amendment to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Prospect Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.135	Notice Amendment to the January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation)
10.136
HMO IPA/Medical Group Shared Savings Provider Agreement between Prospect Medical Group Inc. and California Physicians' Service, Inc. dba Blue Shield of California dated November 12, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.137
HMO IPA Agreement, effective November 1, 1995, between California Physicians' Service dba Blue Shield of California and Prospect Medical Group, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.138
Participating Physician Group Provider Services Agreement, effective January 1, 1998, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and Sierra Medical Group, Inc., a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.139
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group, Inc. on behalf of Sierra Medical Group and Foundation Health Systems Affiliate(s), effective November 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.140
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Sierra Medical Group and Health Net, Inc. Affiliates, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.141
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) effective July 1, 1999, between PacifiCare of California, Inc. and Sierra Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.142
2001 Amendment to the July 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Sierra Medical Group, effective January 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.143
Express Referrals Amendment to the July 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Sierra Medical Group, effective October 1, 2002
10.144
Third Amendment to the July 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Sierra Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.145
Participating Physician Group Provider Services Agreement, effective June 1, 1998, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and A.V. Medical Group, a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.146	Amendment to the June 1, 1998 Participating Physician Group Provider Services Agreement between A.V. Medical Group and Foundation Health Systems Affiliate(s), effective July 1, 1999
10.147
Amendment to the June 1, 1998 Participating Physician Group Provider Services Agreement between A.V. Medical Group and Foundation Health Systems, effective November 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.148
Amendment to the June 1, 1998 Participating Physician Group Provider Services Agreement between A.V. Medical Group and Health Net, Inc. Affiliates, effective March 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.149
Participating Physician Group Provider Services Agreement, effective June 1, 2001, between the Health Net, Inc. Affiliate(s) identified in Addendum A to the Agreement and Northwest Orange County Medical Group, a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.150
CaliforniaCare Medical Services Agreement, effective January 1, 1997, between Blue Cross of California and Affiliates and Northwest Orange County Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.151	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Affiliates and Northwest Orange County Medical Group, Inc., effective January 1, 1998
10.152	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Northwest Orange County Medical Group, effective January 1, 1999
10.153
Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Northwest Orange County Medical Group, Inc., effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.154
PacifiCare of California Medical Group/IPA Services Agreement (Split Capitation), effective January 1, 2001, between PacifiCare of California, Inc. and Northwest Orange County Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.155
Amendment Number 1 to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Split Capitation) between PacifiCare of California and Northwest Orange County Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.156
Amendment Number 4 to PacifiCare of California Medical Group/IPA Services Agreement (Split Capitation) between PacifiCare of California and Northwest Orange County Medical Group, effective January 1, 2004 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.157
Health Plan and Physician Group Service Agreement, effective September 1, 1990, between CareAmerica Southern California, Inc. and Northwest Orange County Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.158
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective September 1, 1999
10.159
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective December 1, 1999
10.160
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective December 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.161
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.162
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective May 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.163
HMO IPA/Medical Group Shared Savings Provider Agreement, effective February 1, 2003, between Northwest Orange County Medical Group and California Physicians' Service, Inc., dba Blue Shield of California (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.164
Amendment to HMO IPA/Medical Group Shared Savings Provider Agreement between California Physicians' Service dba Blue Shield of California and Northwest Orange County Medical Group, effective February 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.165
CaliforniaCare Medical Services Agreement, effective January 1, 2001, between Blue Cross of California and Affiliates and Prospect Health Source Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.166
Letter of Agreement Serving as Addendum to the January 1, 2001 California Care Medical Services Agreement between Blue Cross of California and Prospect Health Source Medical Group, effective January 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.167
Amendment to the January 1, 2001 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Prospect Health Source Medical Group, effective January 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.168
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation), effective January 1, 2001, between PacifiCare of California, Inc. and Prospect Health Source Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.169
First Amendment to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Prospect Health Source Medical Group, effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.170
Second Amendment to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Prospect Health Source Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.171
HMO IPA/Medical Group Shared Savings Provider Agreement, effective July 1, 2003, between Prospect Health Source Medical Group and California Physicians' Service, Inc. dba Blue Shield of California (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.172
Amendment No. 1 to July 1, 2003 HMO IPA/Medical Group Shared Savings Provider Agreement between Prospect Health Source Medical Group and California Physicians' Service, Inc. dba Blue Shield of California, effective July 1, 2003
10.173
Participating Physician Group Provider Services Agreement, effective March 1, 1999, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and StarCare Medical Group dba Gateway Medical Group, a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.174
Health Net Medicare+Choice (M+C) Addendum to the March 1, 1999 Participating Physician Group Provider Services Agreement between Health Net and StarCare Medical Group dba Gateway Medical Group, effective October 1, 1999
10.175
Amendment to the Participating Physician Group Provider Services Agreement between Foundation Health Systems Affiliates and StarCare Medical Group dba Gateway Medical Group, effective July 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.176
Amendment to the Participating Physician Group Provider Services Agreement between Foundation Health Systems Affiliates and StarCare Medical Group dba Gateway Medical Group, effective October 10, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.177
Amendment to the Participating Physician Group Provider Services Agreement between Health Net Inc., Affiliates and StarCare Medical Group dba Gateway Medical Group, effective February 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.178
CaliforniaCare Medical Services Agreement, effective January 1, 1997, between Blue Cross of California and Affiliates and Gateway Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.179
Letter of Agreement Serving as Addendum to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Gateway Medical Group, effective January 1, 1997 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.180
Letter of Agreement Serving as Addendum to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Gateway Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.181
Amendment to the January 1, 2000 CaliforniaCare Medical Services Agreement between Blue Cross of California and StarCare Medical Group dba Gateway Medical Group, Inc., effective January 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.182
Amendment to the January 1, 2000 CaliforniaCare Medical Services Agreement between Blue Cross of California and Gateway Medical Group, effective July 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.183
Amendment to the January 1, 2000 CaliforniaCare Medical Services Agreement between Blue Cross of California and StarCare Medical Group dba Gateway Medical Group, Inc., effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.184
Californiakids Medical Services Agreement, effective February 1, 2000, between Blue Cross of California and Affiliates and Gateway Medical Group, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.185
Amendment to the January 1, 2000 Blue Cross Senior Secure Medicare+Choice Medical Services Agreement between Blue Cross of California and Affiliates and StarCare Medical Group dba Gateway Medical Group, Inc., effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.186
HMO IPA/Medical Group Shared Savings Provider Agreement, effective January 1, 2002, between Starcare Medical Group Inc., dba Gateway Medical Group, Inc. and California Physicians' Service, Inc., dba Blue Shield of California (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.187
First Amendment to January 1, 2002 HMO IPA/Medical Group Shared Savings Provider Agreement between Starcare Medical Group Inc., dba Gateway Medical Group, Inc. and California Physicians' Service, Inc., dba Blue Shield of California effective February 1, 2002
10.188
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation), effective January 1, 2001, between PacifiCare of California, Inc. and Gateway Physicians Medical Associates, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.189
Amendment Number 1 to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California and Gateway Physicians Medical Associates, Inc., effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.190	Business Associate Amendment to the January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement between PacifiCare of California, Inc. and Gateway Physicians Medical Associates, Inc.
10.191
Letter Amendment to the January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement between PacifiCare of California, Inc. and Gateway Physicians Medical Associates, Inc., dated November 15, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.192
Amendment Number 2 to the January 1, 2001 PacifiCare of California Medical Group/IPA (Professional Capitation) Services Agreement, between PacifiCare of California and Gateway Physicians Medical Associates, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
21.1	List of Subsidiaries of Prospect Medical Holdings, Inc.

*
Exhibits 2.1 through Exhibit 10.108 previously filed on Form 10-12B.

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC. (Registrant)

Date: May 27, 2004	By:	/s/ JACOB Y. TERNER, M.D. Jacob Y. Terner, M.D. Chairman and Chief Executive Officer

Prospect Medical Holdings, Inc.
Audited Consolidated Financial Statements and Financial Statement Schedule
Years ended September 30, 2001, 2002 and 2003

Unaudited Consolidated Financial Statements
for Six Months Ended March 31, 2003 and 2004

Report of Independent Auditors

Board of Directors
Prospect Medical Holdings, Inc.

        We have audited the consolidated balance sheets of Prospect Medical Holdings, Inc. (the Company), as of September 30, 2002 and 2003, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prospect Medical Holdings, Inc., at September 30, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Los Angeles, California
April 30, 2004

Prospect Medical Holdings, Inc.
Consolidated Balance Sheets

	September 30
	2002	2003
Assets
Current assets:
Cash and cash equivalents	$4,446,591	$6,606,901
Risk pool receivables	383,047	327,491
Other receivables, net of allowances of $429,000 and $448,000 at September 30, 2002 and 2003	2,373,091	784,413
Prepaid expenses and other	146,308	108,869
Recoverable income taxes	21,200	—
Deferred income taxes, net	194,093	917,371

Total current assets	7,564,330	8,745,045
Property, improvements and equipment:
Land	40,620	40,620
Leasehold improvements	237,908	670,435
Equipment	2,856,610	3,090,391
Furniture and fixtures	287,753	374,124

	3,422,891	4,175,570
Less accumulated depreciation and amortization	(2,621,873)	(3,153,379)

	801,018	1,022,191
Construction in progress	312,827	—

Property, improvements and equipment, net	1,113,845	1,022,191
Deposits	50,171	53,693
Goodwill and other intangible assets, net	17,249,613	24,844,928

Total assets	$25,977,959	$34,665,857

	September 30
	2002	2003
Liabilities and shareholders' equity
Current liabilities:
Accrued medical claims and other health care costs payable	$7,082,876	$11,518,255
Accounts payable and other accrued liabilities	7,291,447	8,325,590
Current maturities of long-term debt and capital leases	1,268,091	1,796,940

Total current liabilities	15,642,414	21,640,785
Long-term debt and capital leases, less current maturities	3,484,614	4,470,270
Deferred income taxes	190,661	647,360
Other long-term liabilities	685,000	685,000

Total liabilities	20,002,689	27,443,415
Minority interest	74,315	80,403
Shareholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, Class A, $.01 par value, 38,000,000 shares authorized, 4,138,728 and 4,163,705 issued and outstanding at September 30, 2002 and 2003	41,387	41,637
Common stock, Class B, $.01 par value, 2,000,000 shares authorized, none issued	—	—
Additional paid-in capital	7,954,418	8,153,978
Deferred compensation	(436,154)	(349,522)
Retained earnings (deficit)	(1,658,696)	(704,054)

	5,900,955	7,142,039

Total liabilities and shareholders' equity	$25,977,959	$34,665,857

See accompanying notes.

Prospect Medical Holdings, Inc.
Consolidated Statements of Income

	Year ended September 30
	2001	2002	2003
Net patient service revenues	$74,209,172	$70,139,567	$68,520,212
Management fees	1,316,533	599,259	1,561,167
Other revenues	715,393	357,963	151,306

Total operating revenues	76,241,098	71,096,789	70,232,685
Cost of medical services	56,078,857	51,316,216	48,905,950

Medical profit margin	20,162,241	19,780,573	21,326,735
Operating expenses:
General and administrative	16,376,819	17,278,288	18,996,981
Depreciation and amortization	1,718,443	579,495	539,846

	18,095,262	17,857,783	19,536,827

Operating income	2,066,979	1,922,790	1,789,908
Interest expense	(814,575)	(322,110)	(195,318)
Investment income	169,412	152,033	59,465

Interest expense, net	(645,163)	(170,077)	(135,853)

Income before income taxes	1,421,816	1,752,713	1,654,055
Income tax provision	996,960	483,284	683,056

Net income before minority interest	424,856	1,269,429	970,999
Minority interest	(11,777)	(8,716)	(16,357)

Net income	$413,079	$1,260,713	$954,642

Net earnings per common share (Note 1):
Basic:
Basic earnings per share	$0.08	$0.26	$0.23
Weighted average number of common shares outstanding	4,992,329	4,870,879	4,157,341
Diluted:
Diluted earnings per share	$0.08	$0.25	$0.20
Weighted average number of common and common dilutive shares outstanding	4,992,329	5,072,376	4,769,504

See accompanying notes.

Prospect Medical Holdings, Inc.
Consolidated Statements of Shareholders' Equity

	Class A Number of Shares	Common Stock	Class B Number of Shares	Common Stock	Additional Paid-in Capital	Deferred Compensation	Retained Earnings (Deficit)	Total
Balance at September 30, 2000	4,458,483	$44,585	533,846	$5,338	$7,469,822	$—	$(3,332,488)	$4,187,257
Net income	—	—	—	—	—	—	413,079	413,079

Balance at September 30, 2001	4,458,483	44,585	533,846	5,338	7,469,822	—	(2,919,409)	4,600,336
Surrender of stock per settlement with Caduceus	(854,618)	(8,546)	—	—	8,546	—	—	—
Issuance of Class A common stock	1,017	10	—	—	3,550	—	—	3,560
Conversion of Class B to Class A	533,846	5,338	(533,846)	(5,338)	—	—	—	—
Change in deferred compensation	—	—	—	—	472,500	(436,154)	—	36,346
Net income	—	—	—	—	—	—	1,260,713	1,260,713

Balance at September 30, 2002	4,138,728	41,387	—	—	7,954,418	(436,154)	(1,658,696)	5,900,955
Issuance of Class A common stock	25,000	250	—	—	76,500	—	—	76,750
Dissolution of fractional shares	(23)	—	—	—	—	—	—	—
Change in deferred compensation	—	—	—	—	123,060	86,632	—	209,692
Net income	—	—	—	—	—	—	954,642	954,642

Balance at September 30, 2003	4,163,705	$41,637	—	$—	$8,153,978	$(349,522)	$(704,054)	$7,142,039

See accompanying notes.

Prospect Medical Holdings, Inc.
Consolidated Statements of Cash Flows

	Year ended September 30
	2001	2002	2003
Operating activities
Net income	$413,079	$1,260,713	$954,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,718,443	579,495	539,846
Provision for bad debts	293,711	103,113	18,931
Deferred income taxes, net	694,529	(522,381)	(673,559)
Change in deferred compensation	—	36,346	86,632
Compensatory common stock issuance	—	3,560	199,810
Changes in assets and liabilities:
Risk pool receivables	709,736	1,196,450	55,556
Other receivables	(1,464,602)	(538,785)	1,577,797
Prepaid expenses and other	49,365	(98,198)	42,420
Recoverable income taxes	(126,164)	331,273	21,200
Deposits	—	—	(3,522)
Accrued medical claims	1,710,183	(1,207,627)	(1,264,621)
Accounts payable	2,594,989	750,891	854,560

Net cash provided by operating activities	6,593,269	1,894,850	2,409,692
Investing activities
Purchase of property, improvements and equipment	(133,614)	(449,049)	(439,852)
Cash paid for acquisitions, net of cash received	(562,438)	(5,769)	(1,032,869)
Capitalizable expenses related to acquisitions	—	—	(247,254)

Net cash used in investing activities	(696,052)	(454,818)	(1,719,975)
Financing activities
Proceeds from issuance of note payable to bank	5,000,000	—	—
Cash paid for deferred financing costs	—	—	(50,000)
Net repayments—notes payable and line of credit	(4,491,662)	(2,000,000)	2,800,000
Reduction of note payable to bank	(698,072)	(1,357,672)	(1,285,495)
Other financing activities, net	3,427	(1,513)	6,088

Net cash provided by (used in) financing activities	(186,307)	(3,359,185)	1,470,593

Increase (decrease) in cash and cash equivalents	5,710,910	(1,919,153)	2,160,310
Cash and cash equivalents at beginning of year	654,834	6,365,744	4,446,591

Cash and cash equivalents at end of year	$6,365,744	$4,446,591	$6,606,901

Supplemental disclosure of cash flow information
Details of businesses acquired:
Fair value of assets acquired	$1,179,468	$5,769	$12,929,583
Liabilities assumed or created	—	—	(5,879,583)
Issuance of promissory notes and other	(617,030)	—	—
Less cash acquired	—	—	(6,017,131)

Net cash paid for acquisition	$562,438	$5,769	$1,032,869

Common stock issued in exchange for services rendered	$—	$—	$76,750

See accompanying notes.

PROSPECT MEDICAL HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2003

1. Operations and Significant Accounting Policies

Business and Basis of Presentation

        Prospect Medical Holdings, Inc. (Prospect or the Company) a Delaware corporation, was incorporated on May 12, 1993. The Company is a health care management services organization that develops integrated delivery systems, and provides medical management systems and services to affiliated and unaffiliated medical organizations. The affiliated medical organizations employ and/or contract with physicians and professional medical corporations, and contract with managed care payors.

        Prospect currently manages the provision of prepaid health care services for its affiliated medical organizations in Southern California. The Network consists of the following wholly-owned medical organizations as of September 30, 2003:

    Prospect Medical Group, Inc. (PMG)
    Sierra Primary Care Medical Group, a Medical Corporation (SPCMG)
    Santa Ana-Tustin Physicians Group, Inc. (SATPG)
    Pegasus Medical Group, Inc. (PEG)
    Antelope Valley Medical Associates, Inc. (AVM)
    Prospect Health Source Medical Group, Inc. (PHS)
    Prospect Professional Care Medical Group, Inc. (PPM)

        PMG is owned by a nominee physician shareholder who is also an employee, member of management and a shareholder of Prospect. The other medical organizations listed above are wholly owned subsidiaries of PMG. The management company subsidiaries of the Company have entered into an assignable option agreement with each Affiliate (as defined below) and its nominee shareholder. Under the assignable option agreements, Prospect acquired an assignable option for a nominal amount from each Affiliate and the nominee shareholder to purchase all or part of the Affiliate's assets (the Asset Option) and the right to designate the purchaser (successor physician) for all or part of the Affiliate's issued and outstanding stock held by the nominee physician shareholder (the Stock Option) in its sole discretion. The Company may also assign the assignable option agreements to any person. The assignable option agreements have initial terms of 30 years and are automatically extended for additional terms of 10 years each, as long as the terms of the related management services agreements described below (the Management Agreements) are automatically extended. Upon termination of each Management Agreement, the related Asset Option and Stock Option are automatically and immediately exercised. The Asset and Stock Options may be exercised separately or simultaneously for a purchase price of $1,000 each. Under these nominee shareholder agreements, Prospect has the unilateral right to establish or effect change of the nominee, at will, and without consent of the nominee, on an unlimited basis and at nominal cost throughout the term of the Management Agreements. Prospect has an employment agreement with the current nominee shareholder of PMG in his capacity as the President of the Company. The employment agreement, which is for a term of three years and cannot be terminated without cause, provides for a base compensation and certain customary benefits. Since the agreement is only for the employment of the nominee shareholder as the President of Prospect and not in his capacity as the nominee shareholder of PMG, the agreement does not affect Prospect's ability to change the nominee shareholder at will. PMG is the nominee shareholder of SPCMG, SATPG, PEG, AVM, PHS and PPM.

        The Company's medical organizations (collectively, the Affiliates) each entered into a Management Agreement whereby the Affiliate has agreed to pay a management fee to Prospect Medical

Systems, Inc. or Sierra Medical Management, Inc. (SMM), as applicable (each of which is a wholly owned subsidiary of Prospect). The fee is based in part on the costs to the management company and on a percentage of revenues the Affiliate receives (i) for the performance of medical services by the Affiliate's employees and independent contractor physicians and physician extenders, (ii) for all other services performed by the Affiliates, and (iii) as proceeds from the sale of assets or the merger or other business combination of the Affiliate. The management fee also includes a fixed fee for marketing and public relations services. The revenue from which this fee is determined includes medical capitation, all sums earned from participation in any risk pools and all fee-for-service revenue earned. The Management Agreements have initial terms of 30 years renewable for successive 10-year periods thereafter unless terminated by either party for cause. In return for payment of the management fee, Prospect has agreed to provide financial management, information systems, marketing, advertising and public relations, risk management, and administrative support for utilization review and quality of care. The Company has exclusive decision-making authority with respect to the establishment and preparation of operating and capital budgets, and the establishment of policies and procedures for the Affiliates, and makes recommendations for the development of guidelines for selection and hiring of health care professionals, compensation payable to such personnel, scope of services to be provided, patient acceptance policies, pricing of services, and contract negotiation and execution. At its cost, Prospect has assumed the obligations for all facilities, medical and nonmedical supplies, and employment of nonphysician personnel of its affiliated medical groups. All remaining funds are remitted to the Affiliate, from which the Affiliate pays for the cost of all medical services. The management fee earned by Prospect fluctuates based on the profitability of each wholly-owned Affiliate. With the exception of PHS, Prospect is allocated a 50% residual interest in the profits above 8% of the profits or a 50% residual interest in the losses of the Affiliate, after deduction for costs to the management company and physician compensation. Prospect is allocated a 40% residual interest in the profits or losses of PHS. The remaining balance is retained by the Affiliate.

        The Management Agreements are not terminable by the Affiliates except in the case of gross negligence, fraud or other illegal acts of Prospect, or bankruptcy of the Company. Through the Management Agreements and the Company's relationship with the nominee shareholder of each Affiliate, Prospect has exclusive authority over all decision-making related to the ongoing major or central operations of the physician practices. The Company, however, does not engage in the practice of medicine.

        Further, Prospect's rights under the Management Agreements are unilaterally salable or transferable. Based on the provisions of the Management Agreements and the assignable option agreements, Prospect has determined that it has a controlling financial interest in the Affiliates. Consequently, under applicable accounting principles, Prospect consolidates the revenues and expenses of the Affiliates from the respective dates of execution of the Management Agreements. All significant inter-entity balances have been eliminated in consolidation. The Company has also entered into management services agreements with other medical organizations for the provision of non-medical administrative and physician group support services whereby the Company receives a percentage of the organization's gross revenues or a predetermined fee as compensation. Prospect does not have a controlling financial interest in these other medical organizations and, consequently, records the management fee revenue associated with the management services provided.

        The Company consolidates all controlled subsidiaries, which control is effectuated through ownership of voting common stock or by other means. All significant intercompany transactions have been eliminated in consolidation.

        As of September 30, Prospect managed health care services to the following number of enrollees under contracts with various health plans:

	Commercial	Senior	MediCal
2003	136,200	11,200	13.700
2002	102,000	7,000	8,500
2001	105,000	9,800	6,300

Related Party Transactions

        The Company has an employment agreement with our Chief Executive Officer, Jacob Y. Terner, which is for a three-year term ending on August 1, 2005. The agreement provides for compensation of $150,000 per year. The agreement further provides that if the Company terminates Dr. Terner's employment without cause, the Company will be required to pay him $12,500 for each month of past service as the Chief Executive Officer, commencing as of July 31, 1996. Such accumulated potential obligation, in the event Dr. Terner were to be terminated without cause, totaled $1,087,500 as of September 30, 2003. Since the Company has not indicated any intention to terminate Dr. Terner, no such potential liability is accrued as of September 30, 2003.

        On September 29, 2003 Dr. Terner advanced $500,000 to the Company and on October 3, 2003 Dr. Terner advanced $900,000 to the Company at an interest rate of 5% per annum. The advance was used as short-term bridge financing in order to help fund the acquisition of Professional Care Medical Group. All amounts advanced were repaid in October 2003.

        PMG, which is wholly owned by Dr. Terner, and whose accounts are consolidated in these financial statements, maintains an intercompany account receivable due from Prospect Medical Holdings, Inc. The intercompany receivable was created in connection with previous acquisitions. In the event that PMG is required by the HMO's or regulatory agencies to maintain a positive tangible net equity and positive working capital, Dr. Terner has personally agreed to guarantee the intercompany account receivable due from Prospect Medical Holdings, Inc. up to a level sufficient to enable PMG to attain positive tangible net equity and working capital. Dr. Terner's personal guarantee is supported through the pledge of his personal assets.

        On June 1, 2003, in consideration for Dr. Terner's personal guarantee and pledge, the Compensation Committee of the Board of Directors granted to Dr. Terner a six-year, non-qualified stock option to purchase 800,000 shares of common stock at $3.00 per share. (See also Note 5.) Dr. Terner has agreed to maintain his personal guarantee and collateral in effect until PMG has a positive tangible net equity.

        See Note 4 regarding note payable to shareholder at September 30, 2003, and Note 5 regarding stock transactions.

Liquidity and Capital Resources

        The Company produced earnings before income taxes of $1,421,816, $1,752,713 and $1,654,055 in 2001, 2002 and 2003 respectively.

        The Company's current ratio (current assets divided by current liabilities) has decreased from 0.48 at September 30, 2002 to 0.40 at September 30, 2003. However, the Company continues to generate sufficient cash flow to service its debt and grow the Company. The Company completed an approximately $7 million acquisition while debt outstanding increased from $4.8 million at September 30, 2002 to $6.3 million at September 30, 2003. The Company's debt to equity ratio (total liabilities divided by total equity) increased from 3.39 at September 30, 2002 to 3.84 at September 30, 2003. The term loan and the Company's revolving credit facility contain financial covenants. The

Company was in compliance with all such covenants as of September 30, 2003. The Company continues to make all required debt service payments.

        As discussed in Note 9, "Subsequent Events," on March 31, 2004, the Company completed a private placement of its common stock and realized net cash proceeds of approximately $11 million. The proceeds were used to pay-off the Company's debt, to fund the acquisition of additional medical groups and for working capital purposes. Although there can be no assurance, management believes that it will continue to generate sufficient cash flow to service its debt and pay its obligations through at least September 30, 2004.

Medical Revenues and Cost Recognition

        Operating revenue of the Company consists primarily of fees for medical services provided by the Affiliates under capitated contracts with various managed care payors including health maintenance organizations (HMOs) or under fee-for-service arrangements. Capitation revenue under HMO contracts is prepaid monthly to the Affiliates based on the number of enrollees electing any one of the Affiliates as their health care provider. HMO contracts also include provisions to share in the risk for hospitalization whereby the Affiliate can earn additional incentive revenue or incur penalties based upon the utilization of hospital services. Any shared risk deficits are not payable until and unless the Company generates future risk sharing surpluses, or if the HMO withholds a portion of the capitation revenue to fund any risk share deficits. At the termination of the HMO contract, any accumulated risk share deficit is extinguished. Estimated shared-risk amounts receivable from the HMOs are recorded based upon estimated hospital utilization and estimated associated costs incurred by assigned HMO enrollees, compared to budgeted costs. Differences between actual contract settlements and estimated receivables relating to HMO risk-sharing arrangements are recorded in the year of final settlement.

        Fiscal 2001, 2002 and 2003, net patient service revenues include approximately $(407,000), $(166,000) and $119,000, respectively, of additional (reduced) revenues due to favorable (unfavorable) settlements on prior year risk-sharing arrangements during such fiscal years.

        Capitation revenue under HMO contracts is recognized in the month in which the Affiliates are obligated to provide services. Fee-for-service revenues are recognized when the services have been performed. Management fee revenue is earned in the month the services have been delivered.

        The Company provides management services to several independent physician providers not owned or controlled by the Company. Management fee arrangements provide for compensation ranging from 8.5% of revenues to 15% of revenues. The Company also provides management services to affiliated providers whose results are consolidated in the Company's financial statements under management fee arrangements based on cost, a fixed marketing fee, a percentage of revenues and a percentage of net income or loss. Revenues and expenses relating to these inter-entity agreements have been eliminated in consolidation.

        In connection with providing services to HMO enrollees, the Affiliates are responsible for the medical services their affiliated physicians provide to assigned HMO enrollees. The cost of health services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported. The estimate for accrued medical costs is based on projections of costs using historical studies of claims paid and adjusted for seasonality, and utilization trends. These estimates are subject to trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes the accrual for medical costs is adequate. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations.

Property, Improvements and Equipment

        Property, improvements and equipment are stated on the basis of cost. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets, and amortization of leasehold improvements is provided using the straight-line basis over the shorter of the lease period or the estimated useful lives of the leasehold improvements. Leasehold improvements are depreciated over five years, equipment is depreciated over three to five years and furniture and fixtures is depreciated over five to seven years. Capitalized lease obligations are amortized over the life of the lease. Amortization for capitalized assets under lease agreements is included in depreciation expense.

Goodwill and Other Intangible Assets

        Goodwill and related intangible assets totaling $21,194,990 and $28,748,645 at September 30, 2002 and 2003, respectively (see tables below under this heading), arose primarily as the result of the acquisition of Santa Ana-Tustin Physicians Group, Inc., Sierra Primary Care Medical Group, Inc, AV Western Medical Group, Inc., Antelope Valley Medical Group, Inc., Prospect Health Source Medical Group, Inc. and Prospect Professional Care Medical Group, Inc. Related intangible assets consist of the fair value of acquired HMO contracts, covenants not-to-compete and enrollee membership.

        Goodwill represents the excess of the consideration paid and liabilities assumed over the fair value of the assets acquired including identifiable intangible assets. In conjunction with these acquisitions, management of the Company has reviewed the allocation of the excess of costs (including costs incurred related to the acquisitions) over net assets acquired and has determined, to date, that these costs (goodwill) are allocable primarily to the operating platforms acquired which allowed the Company to expand its geographical territory through the addition of the existing renewable HMO contracts included in the acquisitions. These HMO contracts have historically been renewed each year with the acquired physician organizations and the HMOs are currently not offering additional contracts to similarly situated physician organizations in the same territories. Such acquisitions are discussed further in Note 2 below.

        Goodwill has been recorded at cost and was, through September 30, 2001, being amortized on the straight-line method over 20 years. Accumulated amortization was $3,956,714 at September 30, 2002 and 2003.

        Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Upon adoption, goodwill and other intangible assets with indefinite useful lives are no longer amortized; rather they are reviewed annually for impairment or more frequently if impairment indicators arise. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. A two-step impairment test is used to identify potential goodwill impairment and to measure the amount of goodwill impairment loss to be recognized (if any).

        The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary.

        Although the Company maintains operating results by medical group, they are aggregated into one reporting unit under SFAS No. 142 since they have similar economic characteristics. The annual impairment test, performed at September 30, 2002 and 2003, indicated that the fair value of the Company's net assets exceeded the carrying value; thus goodwill was not considered impaired.

        Net income, adjusted to exclude amortization expense (including related tax effects), would have been $1,341,798 for fiscal 2001. The resulting basic and diluted earnings per share would have been 0.27 for fiscal 2001.

        The following is a reconciliation of net income as previously reported to net income as adjusted for the adoption of FAS 142 for the year ended September 30, 2001:

Net income as previously reported	$413,079
Amortization of goodwill	1,022,298
Tax effect	(93,579)

Net income as adjusted	$1,341,798

        A summary schedule of the Company's acquisition costs and accumulated amortization of goodwill related to the acquisitions at September 30, 2002 and 2003 is as follows:

	Purchase Price	(Net Assets) Liabilities Assumed	Total Purchase Consideration in Excess of Net Tangible Assets Acquired	Professional Fees and Other Related Costs	Total
2002
Santa Ana/Tustin Physicians Group	$5,000,000	$(116,473)	$4,883,527	$197,816	$5,081,343
Sierra Medical Group	10,200,000	717,544	10,917,544	216,584	11,134,128
AV Western Medical Group	700,000	—	700,000	53,310	753,310
Antelope Valley Medical Group	2,000,000	—	2,000,000	104,425	2,104,425
Premier	630,000	—	630,000	68,153	698,153
Sherman Oaks	28,000	151,800	179,800	—	179,800
Prospect Health Source Medical Group	1,000,000	—	1,000,000	182,885	1,182,885
Other	—	—	—	60,946	60,946

	$19,558,000	$752,871	$20,310,871	$884,119	21,194,990

Accumulated amortization					(3,956,714)

					$17,238,276

	Purchase Price	(Net Assets) Liabilities Assumed	Total Purchase Consideration in Excess of Net Tangible Assets Acquired	Professional Fees and Other Related Costs	Total
2003
Santa Ana/Tustin Physicians Group	$5,000,000	$(116,473)	$4,883,527	$197,816	$5,081,343
Sierra Medical Group	10,200,000	717,544	10,917,544	216,584	11,134,128
AV Western Medical Group	700,000	—	700,000	53,310	753,310
Antelope Valley Medical Group	2,000,000	—	2,000,000	104,425	2,104,425
Premier	630,000	—	630,000	68,153	698,153
Sherman Oaks	28,000	151,800	179,800	—	179,800
Prospect Health Source Medical Group	1,000,000	—	1,000,000	182,855	1,182,855
Prospect Professional Care Medical Group	7,050,000	256,401	7,306,401	168,136	7,474,537
Other	—	—	—	140,094	140,094

	$26,608,000	$1,009,272	$27,617,272	$1,131,373	28,748,645

Accumulated amortization					(3,956,714)

					$24,791,931

        As part of the acquisition of Prospect Professional Care Medical Group, the Company purchased $950,000 of identifiable intangible assets (included in the above table), which will be amortized on a straight-line basis over 7 1/2 years, or approximately $126,667 per year. Additional intangible assets unrelated to the acquisitions consisted of net deferred financing costs were $11,337 and $52,997 as of September 30, 2002 and 2003, respectively.

Medical Malpractice Liability Insurance

        Certain of the Affiliates maintain claims-made basis medical malpractice insurance coverage on employed physicians of up to $1,000,000 per incident and $3,000,000 in the aggregate on an annual basis. Claims-made coverage covers only those claims reported during the policy period. An estimate of losses, if any, for incurred but unreported claims is recorded based upon historical experience. It has been the Company's experience that substantially all claims are reported within a year of the incident date. The Company maintains tail coverage for its claims-made policy to insure against losses incurred prior to the policy period and that are reported after the policy period.

        The individual physicians who contract with the Affiliates carry their own medical malpractice insurance.

Earnings per Share

        Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding, after giving effect to potentially dilutive shares computed using the treasury stock method. Such shares are excluded if determined to be anti-dilutive. Common stock issued at below estimated fair value on the issuance date is included in weighted average number of common shares as if such shares have been outstanding for all periods presented.

        During fiscal 2002, the Class B common stock was split on a 1.667:1 basis. The Class B common stock was then converted to Class A common stock. All amounts related to the Class B shares and their conversion have been adjusted retroactively to reflect the stock split in these financial statements.

        The following is a reconciliation of the numerators and denominators used in the calculation of basic and diluted earnings per share for each period presented in the financial statements.

	Year ended September 30
	2001(1)	2002	2003
Basic earnings per common share:
Numerator—net income	$413,079	$1,260,713	$954,642

Denominator—
Weighted average number of common shares outstanding	4,992,329	4,870,879	4,157,341

Basic earnings per common share	$0.08	$0.26	$0.23

Diluted earnings per common share:
Numerator—net income	$413,079	$1,260,713	$954,642

Denominator—
Weighted average number of common shares outstanding	4,992,329	4,870,879	4,157,341
Dilutive stock options and warrants	—	201,497	612,163

	4,992,329	5,072,376	4,769,504

Diluted earnings per common share	$0.08	$0.25	$0.20

(1)
Stock options and warrants are excluded from the calculation of diluted earnings per share for the fiscal year ended September 30, 2001 because the stock option and warrant exercise prices exceed the fair market value of the Company's common stock at that date.

Stock Options

        SFAS No. 123, "Accounting for Stock-Based Compensation," provides an alternative to Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees." SFAS No. 123 encourages, but does not require, that compensation expense for grants of stock, stock options and other equity instruments to employees be based on the fair value of such instruments. The statement also allows companies to continue to measure compensation expense using the intrinsic value method prescribed by APB Opinion No. 25.

        The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing stock options. Under APB No. 25, because the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        In December 2002, SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure," was issued. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. It also amends and expands the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effect of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not require companies to account for employee stock options using the fair-value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair-value method of SFAS No. 123 or the intrinsic-value method of APB Opinion No. 25. SFAS No. 148's amendment of the transition and annual disclosure requirements of SFAS No. 123 is effective for fiscal years ending after December 15, 2002. The Company has adopted the disclosure requirement under SFAS No. 148. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions for the years ended September 30, 2001, 2002 and 2003.

	2001	2002	2003
Net income, as reported	$413,079	$1,260,713	$954,642
Add stock-based compensation under the intrinsic value method, included in net income as reported	—	26,533	123,718
Less stock-based compensation under the fair-value method	—	(249,480)	(446,257)

Pro forma net income (loss)	$413,079	$1,037,766	$632,103

Basic earnings per share:
As reported	$0.08	$0.26	$0.23
Pro forma	$0.08	$0.21	$0.15
Diluted earnings per share:
As reported	$0.08	$0.25	$0.20
Pro forma	$0.08	$0.20	$0.13

        The fair value for these options was estimated at the date of grant using a Minimum Value option pricing model with the following weighted average assumptions: expected market price of the Company's common stock of $1.25 - $3.07 on the date of grant, a weighted average expected life of the options of four to five years, risk-free interest rate of 3-6%, and dividend yield of 0%. With respect to stock options granted at an exercise price that is less than the fair market value on the date of grant, the difference between the option exercise price and market value at date of grant is charged to operations over the period the options vest. Income tax benefits attributable to stock options are credited to additional paid-in capital when exercised.

        The Minimum Value option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Cash and Cash Equivalents

        Cash equivalents are considered to be all liquid investments with maturities of three months or less when purchased.

Fair Value of Financial Instruments

        The financial instruments reported in the accompanying consolidated balance sheets consist primarily of cash and cash equivalents, accounts receivable, notes payable and capital lease obligations and all other liabilities. The carrying amounts of current assets and liabilities approximate their fair value due to the relatively short period of time between the origination of the instruments and their expected realization.

        The carrying amounts of notes payable and capital lease obligations approximate fair value since the outstanding debt relates primarily to revolving bank loans that bear interest at the prime rate plus applicable margin. The carrying amounts of the remaining notes payable approximate their fair value as interest rates used in valuing these instruments approximate interest rates currently available to the Company.

Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist of shared-risk receivables. The Company's credit risk with respect to shared-risk receivables is limited since amounts are generally due from large HMOs.

        During the year ended September 30, 2001, the Company received approximately 45%, 13% and 12% of its total operating revenues from contracts with three HMOs. During the year ended September 30, 2002, the Company received approximately 37%, 16% and 11% of its total operating revenues from contracts with three HMOs. During the year ended September 30, 2003, the Company received approximately 29%, 22%, 17% and 11% of its total net patient service revenues from contracts with four HMOs.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the financial statements are prepared. Actual results could differ from those estimates.

Reclassifications

        Certain amounts, as of and for the years ended September 30, 2001 and 2002, have been reclassified to conform to the current year presentation.

2. Acquisitions

Prospect Professional Care Medical Group

        On September 30, 2003, PMG acquired the assets, and assumed the liabilities of Professional Care Medical Group, Inc. for $7,050,000 through a merger with Prospect LA Medical Group, Inc., a wholly owned subsidiary of PMG. The name of the surviving corporation was immediately changed to Prospect Professional Care Medical Group, Inc. (PPM) and is a wholly owned subsidiary of Prospect Medical Group, Inc. The related acquisition costs were $168,136. The purchase price and related costs totaling $7,474,537 were allocated $6,524,537 to goodwill and $950,000 to identifiable intangibles. Simultaneous with this purchase transaction, PPM entered into a Management Service Agreement with PMS with an initial 30-year term, renewable for additional 10-year terms thereafter.

Prospect Health Source Medical Group

        On January 1, 2001, PMG acquired the assets, but assumed no liabilities, of Health Source Medical Group, Inc. for $1,000,000 through a newly created entity, Prospect Health Source Medical Group (PHS), a wholly owned subsidiary of PMG. Health Source Medical Group, Inc. was managed by Prospect Medical Systems, Inc. in connection with a Management Service Agreement effective August 1, 2000.

        On November 7, 2000, with the advice of counsel, the Board of Directors of Health Source Medical Group, Inc. voted to file a voluntary petition in bankruptcy as a Chapter 11 debtor-in-possession. On December 10, 2000, the Bankruptcy Court approved the sale of the assets of

Health Source Medical Group, Inc. to PMG. The sale closed on December 31, 2000, with an effective date of January 1, 2001.

        Prospect Medical Systems, Inc. continues to manage the estate of Health Source Medical Group, Inc. for a monthly administrative fee, and is being paid a fee to adjudicate pre-petition bankruptcy claims on behalf of the estate of Health Source Medical Group, Inc.

        The medical clinics and related medical equipment included in the assets acquired were then sold in May and June 2001 for a nominal amount.

        The following pro forma information below presents the consolidated results of operations as if the Professional Care Medical Group acquisition occurred on October 1, 2001. Such pro forma information is based on historical financial information with respect to the acquisition and does not include operational or other changes that might have been effected by the Company.

	Year ended September 30
	2002	2003
Net revenue	$116,977,049	$114,625,163
Net income	1,610,001	680,579
Basic earnings per share	0.33	0.16
Diluted earnings per share	0.32	0.14

3. Income Taxes

        The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), under which deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting bases of assets and liabilities based on enacted tax rates and laws.

        The components of the provision for income tax for the year ended September 30 are as follows:

	2001	2002	2003
Current:
Federal	$194,323	$761,036	$1,054,374
State	108,108	244,629	302,241

	$302,431	$1,005,665	$1,356,615

Deferred:
Federal	$572,242	$(463,416)	$(514,174)
State	122,286	(58,965)	(159,385)

	$694,528	$(522,381)	$(673,559)

Total:
Federal	$766,566	$297,621	$540,200
State	230,394	185,663	142,856

	$996,960	$483,284	$683,056

        Temporary differences and carryforwards that result in deferred income tax balances as of September 30 are as follows:

	2002	2003
State tax benefit	$131,334	$93,648
Amortization	(416,675)	(939,038)
Depreciation	226,014	291,678
Risk pool settlement	(423,757)	299,880
Net operating loss	143,165	93,873
Allowances for bad debts	184,953	190,503
Deferred compensation	—	105,520
Vacation accrual and other	125,568	100,070
AMT credit	32,000	32,000
Charitable contributions	830	1,877

Net deferred income tax asset	$3,432	$270,011

        The differences between the provision for income tax expense at the federal statutory rate of 34% and that reflected in the consolidated statements of operations are summarized as follows for the years ended September 30:

	2001	2002	2003
Tax provision at statutory rate	34%	34%	34%
State taxes, net of federal benefit	11	7	6
Goodwill	25	(10)	1
Other	—	(4)	—

	70%	27%	41%

        Taxes paid totaled approximately $422,000, $1,055,000 and $1,148,000 for the years ended September 30, 2001, 2002 and 2003, respectively. As of September 30, 2003, the Company has net operating loss carryforwards of $214,887 for federal income taxes. This net operating loss begins to expire as of September 30, 2021.

4. Long-Term Debt

        Long-term debt consists of the following:

	September 30
	2002	2003
Term loan	$3,062,682	$1,862,682
Revolving credit facility, interest at prime rate plus applicable margin	1,500,000	3,800,000
Note payable to shareholder	—	500,000
Equipment loan (net of amount representing interest)	190,023	104,528

	4,752,705	6,267,210
Less current maturities	(1,268,091)	(1,796,940)

	$3,484,614	$4,470,270

        In July 2000, the Company renewed and reduced its revolving credit facility from $11.5 million to $10.5 million. In October 2000, it was further reduced to $4.0 million. On February 1, 2002, it was further reduced to $2.0 million. The Company pays interest on the balance at prime plus .75% (4.75% at September 30, 2003). The facility has a fee of 0.5% per year on the unused balance. On September 24, 2003, the Company entered into an amendment that temporarily increased the credit facility to $4 million. On October 14, 2003, the credit facility decreased back to $2 million. The revolving credit facility has a maturity date of October 3, 2004.

        In 2000, the Company entered into a term loan in the amount of $5 million. The term loan, as amended requires monthly principal installments of $100,000, plus interest on the unpaid balance at the current prime rate of interest plus 0.75% per annum, with a maturity date of October 3, 2004. Payments continue monthly until paid in full, unless otherwise due and payable.

        The fair value of the revolving credit facility and the term loan approximate their carrying value due to their short-term nature and they bear interest at rates currently available to the Company under similar terms. The revolving credit facility and the term loan are collateralized by the stock of the Company's affiliated physician organizations, accounts receivable, inventories, and unencumbered equipment.

        Interest paid totaled $814,575, $322,110 and $195,318 in 2001, 2002 and 2003, respectively.

        Scheduled payments under long-term debt, including capital lease agreements, as of September 30, 2003 are as follows:

2004	$1,802,975
2005	4,471,263

Total minimum payments	6,274,238
Less amount representing interest	(7,028)

Present value of minimum payments	$6,267,210

5. Stock Transactions and Option Plans

Stock Options

        The Company has stock option agreements with certain directors, officers and employees. A summary of the option agreements at September 30 is as follows:

	2002		2003
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	685,619	$2.39	327,119	$1.25
Granted	—		1,880,500	3.00
Exercised	—		—
Forfeited	(208,500)		(92,500)	3.00
Expired	(150,000)		(117,119)	1.25

Outstanding, end of year	327,119	$1.25	1,998,000	$2.82

Exercisable, end of year	327,119	$1.25	1,648,667	$2.78

Price	$1.25		$1.25 - $3.00

Weighted average fair value of options granted during the year	$0.00		$3.00

        The weighted average remaining contractual life of stock options outstanding at September 30, 2002 and 2003 was 31 and 51 months, respectively.

        In May 2002, the Company extended the contractual terms on 210,000 options for four years beyond their original expiration date to the end of fiscal 2006. This represented a material modification of the award and the recognition of a new measurement date. The intrinsic value of the options as of the new measurement date was determined (defined as the difference between the fair value at the modification date as determined by independent appraisers and the exercise price). Total deferred compensation is being amortized over the remaining future service period. Expense recognized during fiscal 2002 and 2003 was $36,346 and $108,762, respectively.

        In November 2002 and June 2003, the Company issued options totaling 1,080,500 and 800,000, respectively, at an exercise price of $3.00 per share. Total deferred compensation is being amortized over the remaining future service period. Expense recognized during fiscal 2003 was $100,930.

Warrants

        In 1997, a warrant to purchase 132,375 shares of the Company's common stock at $5.00 per share was issued to the Company's lender in connection with obtaining a revolving credit facility. The warrant expires in July 2004. In 1998, another warrant to purchase 60,350 shares of the Company's common stock at $5.00 per share was issued to the Company's lender upon the amendment of the Company's credit facility. This warrant expires in February 2005. An additional warrant to purchase 40,000 shares of the Company's common stock at $3.00 per share was issued to the lender on July 3, 1999 in conjunction with a further amendment to the credit facility. This warrant expires in July 2006. All warrants issued to the bank were immediately exercisable.

        In 2000, the Company also issued warrants to purchase 480,461 shares of the Company's common stock at $5.00 per share to certain shareholders. The shareholders paid cash or converted outstanding loans in order to receive the warrants. The warrants were exercisable on January 31, 2002 and expire on January 31, 2007.

        No value was assigned to the issuance of these warrants as the exercise price exceeded the fair value of the underlying stock, estimated at $1.25 to $2.00 per share during this period, and there was either no or only nominal trading activity in the stock. Consequently, the Company determined that the fair value of the warrants was de minimis.

        In conjunction with the Private Placement (see Note 9), the Company issued warrants to purchase 659,409 shares of the Company's common stock at $1.00 per share to Spencer Trask Ventures, Inc. as a promotional fee. These warrants are exercisable at any time and expire on September 19, 2010. On November 3, 2003, 100,000 warrants were exercised and 100,000 shares of common stock were issued. The original warrant certificate was cancelled and reissued for 559,409 warrants at the same terms and conditions.

6. Commitments and Contingencies

Leases

        The Company leases certain buildings and equipment under operating leases. Certain building leases contain renewal options for two consecutive five-year periods at the then market rent.

        Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 2003 are as follows:

Operating Leases
2004	$720,062
2005	689,893
2006	229,632
2007	137,337
2008	85,800
Thereafter	7,150

$1,869,874

        Consolidated rent expense for 2001, 2002 and 2003 was $1,269,636, $1,170,550 and $1,172,936, respectively.

Regulatory Matters

        Laws and regulations governing the Medicare program and health care generally are complex and subject to interpretation. Prospect and its affiliates believe that they are in compliance with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

NASD Inquiry

        On February 3, 2004, the Company received a notice of inquiry from the National Association of Securities Dealers, Inc., concerning trading in its common stock that took place around the time that it announced the first closing of a private placement of its Series A Preferred Stock. The Company responded to an NASD request for documents on February 12, 2004, and has received no further contacts from the NASD since that date. However, it is possible that the NASD could continue its inquiry or open a formal investigation and that the NASD or other government agencies could imitate enforcement proceedings if the NASD concluded that improprieties occurred in connection with the trading.

St. Jude Medical Center Lawsuit

        In 1998, Prospect Medical Group, Inc. filed a motion to compel arbitration against St. Jude Medical Center and PacifiCare of California (PacifiCare), in Orange County Superior Court (Prospect Medical Group, Inc. v. St. Jude Medical Center and PacifiCare of California). The action arose due to the failure by St. Jude Medical Center to provide an accurate accounting of the hospital incentive pools for the years 1997, 1998 and 1999. The motion to compel arbitration was granted by the Orange County Superior Court.

        In November 2001, the Arbitrator awarded Prospect $1,200,000, plus interest at 10% per annum from January 1, 1999 until paid, plus legal fees of approximately $1,000,000. PacifiCare was released from the Prospect claim, and Prospect was ordered to pay PacifiCare's legal fees of approximately $125,000. Included in fiscal 2000 net patient service revenue is the $1,200,000 award as this represents the realization of a receivable which existed as of September 30, 2000.

        In a counter claim, the Arbitrator awarded St. Jude $275,000, plus interest at 10% per annum from January 1, 1999 until paid. These amounts are included in the fiscal 2001 financial statements. Net interest receivable and legal fees to be reimbursed have also been recorded.

        In November 2001, Prospect received a partial payment of $925,000, related to the above amounts. Even though the arbitrator's award was binding, nonetheless, St. Jude appealed the arbitrator's award and in May 2002, the Orange County Superior Court affirmed the award to Prospect. On January 31, 2003, the Company received approximately $1,492,000 from St. Jude to settle the amount due, including interest, notwithstanding the fact that St. Jude has appealed the judgment. Pending the final outcome of this matter, the Company has reserved against a portion of the amounts received. Management, in consultation with outside counsel, believes that such reserves are adequate as of September 30, 2003.

Other Litigation

        Prospect is involved in various legal proceedings in the ordinary course of business. Management believes that the ultimate resolution of such legal proceedings will not have a material adverse effect on the financial position and results of operations of the Company.

7. Defined Contribution Plan

        The Company sponsors a defined contribution plan covering substantially all employees who meet certain eligibility requirements. Under the plan, employees can contribute up to 15% of their annual compensation. The Company matches 25% of the first 4% contributed. The total expense under the plan was $30,402 in 2001, $47,107 in 2002 and $48,438 in 2003.

8. Incurred But Not Reported Claims Reserves

        The following table presents the roll-forward of incurred but not reported, or IBNR, claims reserves as of the periods indicated:

	Year ended September 30
	2001	2002	2003
IBNR as of beginning of year	$6,580,320	$8,290,503	$7,082,876
Health care claim expenses incurred during the period:
Related to current year	26,555,584	24,465,528	23,583,464
Related to prior year	(155,991)	125,909	(985,889)

Total incurred	26,399,593	24,591,437	22,597,575
Health care claims paid during the period:
Related to current year	(19,299,240)	(19,767,622)	(19,213,428)
Related to prior year	(5,390,170)	(6,031,532)	(4,648,768)

Total paid	(24,689,410)	(25,799,154)	(23,862,196)
IBNR acquired during the period	—	—	5,700,000

IBNR as of end of year	$8,290,503	$7,082,786	$11,518,255

9. Subsequent Events

Private Placement

        The Company entered into a Private Placement Agreement effective November 1, 2003. Per the terms of the agreement, the Company offered for sale through Spencer Trask Ventures, Inc., and its selected dealers, as exclusive agent for the Company, a minimum of 69 units and a maximum of 104 units, plus an additional 31 units to cover over subscriptions. Each unit consisted of 20,000 shares at $5.50 per share of the Company's Series A Convertible Preferred Stock, $0.01 par value per share. These shares are convertible into common shares on a 1 to 1 basis. The preferred stock is non-redeemable and is entitled to a number of votes equal to the number of common shares into which the preferred stock is convertible. Dividends are not cumulative and are payable if and when declared at the sole discretion of the board of directors. The holders of the preferred stock will receive an additional 1% of common shares if the Company has not filed a registration statement on Form 10 within 90 days of March 31, 2004, an additional 1% of common shares if the Company has not filed a registration statement on Form S-1 within 30 days of the effective date of the Form 10, and an additional 1% of common shares if the registration statement does not become effective by February 28, 2005. Sufficient authorized and unissued shares of common stock have been set aside for this purpose. In addition to commissions and expenses, Prospect agreed to issue warrants to purchase, at an exercise price of $5.50, a number of shares equal to twenty percent of the shares contained in the units sold in the offering. The expiration date of these warrants will be 10 years after the date of issuance.

        This offering was finalized on March 31, 2004, whereby a total of 2,265,237 shares of preferred stock were sold for gross proceeds of $12,458,802, related expenses of $1,846,203, and net cash proceeds of $10,612,599. The proceeds were used to complete the acquisitions of Starcase Medical Group, Inc., APAC Medical Group, Inc. and Pinnacle Health Resources, Inc. for $8,450,000 and to

repay $1,750,000 borrowed through our bank line of credit to finance a portion of the cost to acquire Northwest Orange County Medical Group, Inc.

Prospect NWOC Medical Group

        On February 1, 2004, PMG acquired the assets and assumed the liabilities of Northwest Orange County Medical Group, Inc. for $2,000,000. The name was simultaneously changed to Prospect NWOC Medical Group, Inc. (PNW), a wholly owned subsidiary of PMG. The related acquisition costs were $30,593. The management agreement was kept in place through February 28, 2004 and then cancelled. PNW then entered into a Management Service Agreement with PMS with an initial 30-year term, renewable for additional 10-year terms thereafter.

Starcare Medical Group, Inc. APAC Medical Group, Inc. and Pinnacle Health Resources

        On February 1, 2004, Prospect Medical Group, Inc., acquired the assets and assumed the liabilities of Starcare Medical Group, Inc. and APAC Medical Group for a total of $4,000,000. Both are now wholly owned subsidiaries of PMG. Also on that date, Prospect Medical Systems, Inc. acquired the management company for these medical groups, Pinnacle Heath Resources, for $4,450,000. An additional $50,000 was paid for a covenant not to compete. The related acquisition costs to date were $141,560.

Prospect Medical Holdings, Inc.
Condensed Consolidated Balance Sheet
March 31, 2004

Assets
Current assets:
Cash and cash equivalents	$12,625,880
Risk pool receivables	18,890
Other receivables, net of allowance of $644,000	2,568,960
Prepaid expenses and other	441,659
Deferred income taxes, net	991,793

Total current assets	16,647,182
Property, improvements and equipment, net	2,167,934
Deposits	113,307
Goodwill and other intangible assets, net	35,115,963

Total assets	$54,044,386

See accompanying notes.

Prospect Medical Holdings, Inc.
Condensed Consolidated Balance Sheet
March 31, 2004

Liabilities and shareholders' equity
Current Liabilities:
Accrued medical claims and other health care costs payable	$16,142,916
Accounts payable and other accrued liabilities	11,541,394
Current maturities of long-term debt and capital leases	1,293,768

Total current liabilities	28,978,078
Long-term debt and capital leases, less current maturities	2,201,182
Deferred income taxes	1,049,390
Other long-term liabilities	742,537

Total liabilities	32,971,186
Minority interest	195,342
Shareholders' equity:
Preferred stock	22,652
Common stock	43,445
Additional paid in capital	19,134,329
Deferred compensation	(295,140)
Retained earnings	1,972,571

Total shareholders' equity	20,877,858

Total liabilities and shareholders' equity	$54,044,386

See accompanying notes.

Prospect Medical Holdings, Inc.
Condensed Consolidated Statements of Income
Six Months Ended March 31

	2003	2004
Net patient service revenues	$34,109,858	$60,123,572
Management fees	719,493	418,458
Other revenues	91,493	24,660

Total operating revenues	34,920,844	60,566,690
Cost of medical services	24,746,510	43,633,924

Medical profit margin	10,174,334	16,932,766
Operating expenses:
General and administrative	8,964,807	12,048,969
Depreciation and amortization	249,694	311,441

	9,214,501	12,360,410

Operating income	959,833	4,572,356
Interest expense, net	59,841	30,720

Income before income taxes	899,992	4,541,636
Income tax provision	359,997	1,738,271

Net income before minority interest	539,995	2,803,365
Minority interest	222,192	126,739

Net income	$317,803	$2,676,626

Net earnings per common share
Basic:
Basic earnings per share	$0.08	$0.62
Weighted average number of common shares outstanding	4,160,523	4,299,073
Diluted:
Diluted earnings per share	$0.07	$0.42
Weighted average number of common shares and common dilutive shares outstanding	4,307,673	6,336,942

See accompanying notes.

Prospect Medical Holding, Inc.
Condensed Consolidated Statements of Shareholders' Equity

	Class A Number of Shares	Common Stock	Class B Number of Shares	Common Stock	Number of Shares	Preferred Stock	Additional Paid-in Capital	Deferred Compensation	Retained Earnings (Deficit)	Total
Balance at September 30, 2003	4,163,705	$41,637	—	$—	—	$—	$8,153,978	$(349,522)	$(704,054)	$7,142,039
Issuance of common stock	150,820	1,508	—	—	—	—	378,002	—	—	379,510
Issuance of preferred stock	—	—	—	—	2,265,237	22,652	10,589,947	—	—	10,612,599
Options exercised	30,000	300	—	—	—	—	37,200	—	—	37,500
Change in deferred compensation	—	—	—	—	—	—		54,381	—	54,381
Partial purchase of minority interest	—	—	—	—	—	—	(24,797)	—	—	(24,797)
Net income	—	—	—	—	—	—	—	—	2,676,626	2,676,626

Balance at March 31, 2004	4,344,525	$43,445	0	0	2,265,237	22,652	$19,134,329	$(295,140)	$1,972,571	$20,877,858

Prospect Medical Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
Six Months Ended March 31

	2003	2004
Net cash provided by operating activities	1,461,819	2,387,267
Investing activities
Purchases of property, improvements and equipment	(225,682)	(196,175)
Acquisition of subsidiaries, net of cash acquired	—	(4,075,049)

Net cash used in investing activities	(226,682)	(4,271,224)
Financing activities
Repayment of note payable to shareholder	0	(500,000)
Draw (repayments) made on line of credit, net	400,000	(2,050,000)
Reduction of note payable to bank and capital leases	(641,623)	(666,815)
Issuances of common and preferred stock	—	11,029,609
Other financing activities, net	214,677	90,142

Net cash (used in) provided by financing activities	(26,946)	7,902,936
Increase in cash and cash equivalents	1,209,191	6,018,979
Cash and cash equivalents, beginning of period	4,446,591	6,606,901

Cash and cash equivalents, end of period	$5,655,782	$12,625,880

PROSPECT MEDICAL HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2004

1.    Basis of Presentation

        Prospect Medical Holdings, Inc. is a health care management services organization that develops integrated delivery systems, and provides medical management systems and services to affiliated and unaffiliated medical organizations. The affiliated medical organizations employ and/or contract with physicians and professional medical corporations, and contract with managed care payors.

        Following the rules and regulations of the Securities Exchange Commission, or SEC, we have omitted footnote disclosures that would substantially duplicate the disclosures contained in our annual audited financial statements. The accompanying unaudited condensed consolidated financial statements should be read together with the consolidated financial statements and the notes included in our September 30, 2003 consolidated financial statements included elsewhere in this Form 10.

        The accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, needed to present fairly the financial results for these interim periods. The condensed consolidated results of operations presented for the interim periods are not necessarily indicative of the results for a full year.

        All intercompany transactions and accounts are eliminated in consolidation.

        Certain prior year amounts in the accompanying condensed consolidated financial statements have been reclassified to conform to the 2004 presentation.

2.    Stock Based Compensation

        SFAS No. 123, "Accounting for Stock-Based Compensation," provides an alternative to Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees." SFAS No. 123 encourages, but does not require, that compensation expense for grants of stock, stock options and other equity instruments to employees be based on the fair value of such instruments. The statement also allows companies to continue to measure compensation expense using the intrinsic value method prescribed by APB Opinion No. 25.

        The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing stock options. Under APB No. 25, because the exercise price of the Company's stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized, although in certain circumstances, the current market price has exceeded the exercise price, in which case we have recorded stock compensation expense equal to the difference between the market price and the exercise price over the vesting period.

        In December 2002, SFAS No. 148 "Accounting for Stock-Based Compensation—Transition and Disclosure," was issued. SFAS No. 148 amends SFAS No. 123 to provide, among other things, alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation.

        The Company has adopted the disclosure requirements under SFAS No. 148. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions for the six months ended March 31, 2003 and 2004.

	2003	2004
Net income, as reported	$317,803	$2,676,626
Add stock-based compensation under the intrinsic value method, included in net income as reported	—	32,085
Less stock-based compensation under the fair-value method	(—)	(65,936)

Pro forma net income (loss)	$317,800	$2,642,775

Basic earnings per share:
As reported	$0.08	$0.53
Pro forma	$0.08	$0.53
Diluted earnings per share:
As reported	$0.07	$0.43
Pro forma	$0.07	$0.42

        The following is a reconciliation of the numerators and denominators used in the calculation of basic and diluted earnings per share for each period presented in the financial statements.

	Six months ended March 31
	2003	2004
Basic earnings per common share:
Numerator—net income	$317,803	$2,676,626

Denominator—
Weighted average number of common shares outstanding	4,160,523	4,299,073

Basic earnings per common share	$0.08	$0.62

Diluted earnings per common share:
Numerator—net income	$317,803	$2,676,626

Denominator—
Weighted average number of common shares outstanding	4,160,523	4,299,073
Dilutive stock options and warrants	147,150	2,037,869

	4,307,673	6,336,942

Diluted earnings per common share	$0.07	$0.42

3.    Related Party Transactions

        The Company has an employment agreement with our Chief Executive Officer, Jacob Y. Terner, which is for a three-year term ending on August 1, 2005. The agreement provides for a specified annual compensation and in the event that the Company terminates Dr. Terner's employment without cause, the Company will be required to pay him $12,500 for each month of past service as the Chief Executive Officer, commencing as of July 31, 1996. Such accumulated potential obligation, in the event Dr. Terner were to be terminated without cause, totaled $1,162,500 as of March 31, 2004. Since the Company has not indicated any intention to terminate Dr. Terner, no such potential liability is accrued as of March 31, 2004.

        On September 29, 2003 Dr. Terner advanced $500,000 to the Company and on October 3, 2003 Dr. Terner advanced $900,000 to the Company at an interest rate of 5% per annum. The advance was used as short-term bridge financing in order to help fund the acquisition of Professional Care Medical Group. All amounts advanced were repaid in October 2003.

        Prospect Medical Group, Inc. (PMG), which is wholly owned by Dr. Terner, and whose accounts are consolidated in these financial statements under EITF 97-2, maintains an intercompany account receivable due from Prospect Medical Holdings, Inc. The intercompany receivable was created in connection with previous acquisitions. In the event that PMG is required by the HMO's or regulatory agencies to maintain a positive tangible net equity and positive working capital, Dr. Terner has personally agreed to guarantee the intercompany account receivable due from Prospect Medical Holdings, Inc. up to a level sufficient to enable PMG to attain positive tangible net equity and working capital.

        Dr. Terner's personal guarantee is supported through the pledge of his personal assets. On June 1, 2003, in consideration for Dr. Terner's personal guarantee and pledge, the Compensation Committee of the Board of Directors granted to Dr. Terner a six-year, non-qualified stock option to purchase 800,000 shares of common stock at $3.00 per share. Dr. Terner has agreed to maintain his personal guarantee and collateral in effect until PMG has a positive tangible net equity.

4.    Long Term Debt

        Long-term debt consists of the following:

	March 31
	2003	2004
Term loan	$2,462,682	$1,303,217
Revolving credit facility, interest at prime rate plus applicable margin	1,900,000	2,134,460
Capital lease obligations and equipment loans (net of amount representing interest)	148,401	57,273

	4,511,083	3,494,950
Less current maturities	(1,268,092)	(1,293,768)

	$3,242,991	$2,201,182

5.    Stockholders Equity

Private Placement

        The Company entered into a Private Placement Agreement effective November 1, 2003. Per the terms of the agreement, the Company offered for sale through Spencer Trask Ventures, Inc., and its selected dealers, as exclusive agent for the Company, a minimum of 69 units and a maximum of 104 units, plus an additional 31 units to cover over subscriptions. Each unit consisted of 20,000 shares at $5.50 per share of the Company's Series A Convertible Preferred Stock, $0.01 par value per share. These shares are convertible into common shares on a 1 to 1 basis. Sufficient authorized and unissued shares of common stock have been set aside for this purpose. In addition to commissions and expenses, Prospect agreed to issue warrants to purchase, at an exercise price of $5.50, a number of shares equal to twenty percent of the shares contained in the units sold in the offering. The expiration date of these warrants will be 10 years after the date of issuance.

        This offering was finalized on March 31, 2004, whereby a total of 2,265,237 shares of preferred stock were sold for gross proceeds of $12,458,802. Net proceeds to the Company, after related offering costs, commissions, and legal fees, were $10,612,599.

        In conjunction with the Private Placement, the Company issued warrants to purchase 659,409 shares of the Company's common stock at $1.00 per share to Spencer Trask Ventures, Inc. as a promotional fee. These warrants are exercisable at any time and expire on September 19, 2010. On November 3, 2003, 100,000 warrants were exercised and 100,000 shares of common stock were issued. The original warrant certificate was cancelled and reissued for 559,409 warrants at the same terms and conditions.

6.    Acquisitions

Prospect Professional Care Medical Group

        On September 30, 2003, PMG acquired the assets, and assumed the liabilities of Professional Care Medical Group, Inc. for $7,050,000 through a merger with Prospect LA Medical Group, Inc., a wholly owned subsidiary of PMG. The name of the surviving corporation was immediately changed to Prospect Professional Care Medical Group, Inc. (PPM) and is a wholly owned subsidiary of Prospect Medical Group, Inc. The related acquisition costs were $168,136. The purchase price and related costs totaling $7,474,537 were allocated $6,524,537 to goodwill and $950,000 to identifiable intangibles. Simultaneous with this purchase transaction, PPM entered into a Management Service Agreement with PMS with an initial 30-year term, renewable for additional 10-year terms thereafter.

Prospect NWOC Medical Group

        On February 1, 2004, PMG acquired the assets and assumed the liabilities of Northwest Orange County Medical Group, Inc. for $2,000,000. The name was simultaneously changed to Prospect NWOC Medical Group, Inc. (PNW), a wholly owned subsidiary of PMG. The related acquisition costs were $30,593. The management agreement was kept in place through February 28, 2004 and then cancelled. PNW then entered into a Management Service Agreement with PMS with an initial 30-year term, renewable for additional 10-year terms thereafter. A purchase price allocation has not been completed related to this acquisition through March 31, 2004, although the amount assignable to identifiable intangible assets is not estimated to be material based on a preliminary assessment. \

Starcare Medical Group, Inc. APAC Medical Group, Inc. and Pinnacle Health Resources

        On February 1, 2004, Prospect Medical Group, Inc., acquired the assets and assumed the liabilities of Starcare Medical Group, Inc. and APAC Medical Group for a total of $4,000,000. Both are now wholly owned subsidiaries of PMG. Also on that date, Prospect Medical Systems, Inc. acquired the management company for these medical groups, Pinnacle Heath Resources, for $4,450,000. An additional $50,000 was paid for a covenant not to compete. The related acquisition costs to date were $141,560. A purchase price allocation has not been completed related to this acquisition through March 31, 2004, although the amount assignable to identifiable intangible assets is not estimated to be material based on a preliminary assessment. The results of each acquisition described above have been included in the Company's consolidated financial statements since their date of acquisition.

7.    Goodwill and Intangible Assets

        As required under Statement of Financial Accounting Standards No. 142, the Company is required to annually assess whether the carrying value of its goodwill exceeds its fair value. The Company has elected to perform the annual impairment test as of year end. The next annual impairment test date is September 30, 2004. However, if the Company notes that goodwill impairment indicators exist as of an interim date, the Company must perform an interim test. Other intangible assets are also evaluated for impairment when impairment indicators are present. No such impairment indicators were present as of March 31, 2004.

8.    Contingencies

Regulatory Matters

        Laws and regulations governing the Medicare program and health care generally are complex and subject to interpretation. Prospect and its affiliates believe that they are in compliance with all applicable laws and regulations and are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

NASD Inquiry

        On February 3, 2004, the Company received a notice of inquiry from the National Association of Securities Dealers, Inc., concerning trading in its common stock that took place around the time that it announced the first closing of a private placement of its Series A Preferred Stock. The Company responded to an NASD request for documents on February 12, 2004, and has received no further contacts from the NASD since that date. However, it is possible that the NASD could continue its inquiry or open a formal investigation and that the NASD or other government agencies could imitate enforcement proceedings if the NASD concluded that improprieties occurred in connection with the trading.

St. Jude Medical Center Lawsuit

        In 1998, Prospect Medical Group, Inc. filed a petition to compel arbitration against St. Jude Medical Center and PacifiCare of California in Orange County Superior Court (Prospect Medical Group, Inc. v. St. Jude Medical Center and PacifiCare of California). The action arose due to the failure by St. Jude Medical Center to provide an accurate accounting of the hospital incentive pools for the years 1997, 1998 and 1999. The petition to compel arbitration was granted by the Orange County Superior Court.

        In November 2001, the Arbitrator awarded Prospect $1,200,000, plus interest at 10% per annum from January 1, 1999 until paid, plus legal fees of approximately $1,000,000. PacifiCare was dismissed from the Prospect claim, and Prospect was ordered to pay PacifiCare's legal fees of approximately $125,000. Included in fiscal 2000 net patient service revenue is the $1,200,000 award as this represents the realization of a receivable that existed as of September 30, 2000.

        In a counter-claim, the Arbitrator awarded St. Jude $275,000, plus interest at 10% per annum from January 1, 1999 until paid. These amounts are included in the fiscal 2001 financial statements. Net interest receivable and legal fees to be reimbursed have also been recorded.

        In November 2001, Prospect received a partial payment of $925,000 related to the above amounts. St. Jude filed a petition to vacate the award, and Prospect filed a cross-petition to confirm the award. In December 2002, the Orange County Superior Court granted Prospect's petition and entered judgment in favor of Prospect in conformity with the arbitration award. St. Jude has filed an appeal from the judgment. Oral argument in the California Court of Appeal is set for June 18, 2004.

        On January 31, 2003, St. Jude paid Prospect approximately $1,492,000, reflecting the remaining amount due and owing under the arbitration award, including interest and attorneys' fees. The payment was made subject to Prospect's agreement to repay this amount in the event the arbitration award is ultimately vacated as a result of further judicial proceedings.

        Pending the final outcome of this matter, we have reserved against a portion of the amounts received. Management believes that such reserves are adequate as of March 31, 2004.

Other Litigation

        Prospect is involved in various legal proceedings in the ordinary course of business. Management believes that the ultimate resolution of such legal proceedings will not have a material adverse effect on the financial position and results of operations of the Company.

Report of Independent Auditors

        We have audited the consolidated financial statements of Prospect Medical Holdings, Inc. as of September 30, 2002 and 2003, and for each of the three years in the period ended September 30, 2003, and have issued our report thereon dated April 30, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 15(a) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Los Angeles, California
April 30, 2004

Prospect Medical Holdings, Inc.

Schedule II—Valuation and Qualifying Accounts

	Balance at the Beginning of the Period	Charges to Operations	Deductions	Balance at the End of the Period
2001
Allowance for Doubtful Accounts	$384,000	$294,000	$352,000	$326,000
2002
Allowance for Doubtful Accounts	$326,000	$100,000	$3,000	$429,000
2003
Allowance for Doubtful Accounts	$429,000	$116,000	$97,000	$448,000

Exhibit Index

        The following exhibits are filed as part of this registration statement:

2.1	Agreement for the Purchase and Sale of Assets of Health Source Medical Group, Inc. dated as of November 7, 2000 between Prospect Medical Group, Inc. and Health Source Medical Group, Inc.

Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement for the Purchase and Sale of Assets will be provided supplementally to the Commission upon request: Exhibit 1.1 Assets, Exhibit 1.1(a)(i) Prospect Health Source Medical Group, Inc. Exclusive Primary Care Physician Services Agreement, Exhibit 1.1(a)(ii) Prospect Health Source Medical Group, Inc. Nonexclusive Specialist Physician Services Agreement, Exhibit 1.1 (g) Management Services Agreement, Exhibit 1.3 Assumed Liabilities, Exhibit 2.2 Purchase Price Allocation, Exhibit 5.1 Noncompetition Agreement, Exhibit 7.2(a) Bill of Sale/Assignment and Assumption Agreement, Exhibit 7.5(i) Guaranty of Purchaser's Obligations by Prospect Medical Holdings, Inc., Exhibit 7.5(j) Prospect Health Source Medical Group, Inc. Organizational Documents, Schedule 3.3 Consents, Schedule 3.5 Accounts Receivable, Schedule 3.6 Title to Assets, Schedule 3.7(a) Inventory and Furniture, Fixtures, and Equipment at the Robertson Clinic, Schedule 3.7(b) Furniture, Fixtures, and Equipment used at Seller's Former Administrative Office, Schedule 3.8 Contracts, Schedule 3.9 Litigation, Schedule 3.10 Violation of Law, Schedule 3.12 Employees and Employee Benefits, Schedule 3.15 Intellectual Property
2.2
Agreement of Purchase and Sale of Assets of Health Source Medical Group, Inc. dated as of May 1, 2001 among David M. Frisch, M.D., Prospect Medical Group, Inc., Prospect Health Source Medical Group, Inc. and Prospect Medical Systems, Inc.

Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement for the Purchase and Sale of Assets will be provided supplementally to the Commission upon request: Exhibit 1.1 Assets, Exhibit 1.1(a) Exclusive Primary Care Physician Services Agreement, Exhibit 1.3 Assumed Liabilities, Schedule 3.3 Consents, Schedule 3.5 Inventory and Furniture, Fixtures and Equipment, Schedule 3.7 Litigation, Schedule 3.8 Violation of Law, Schedule 3.10 Employees and Employee Benefits
2.3
Agreement of Purchase and Sale of Assets of Health Source Medical Group, Inc. dated as of July 1, 2001 among James Daniel, M.D. & Dana Eisenman, M.D. Medical Corporation, Prospect Medical Group, Inc., Prospect Health Source Medical Group, Inc. and Prospect Medical Systems, Inc.

Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement for the Purchase and Sale of Assets will be provided supplementally to the Commission upon request: Exhibit 1.1 Assets, Exhibit 1.1(a) Exclusive Primary Care Physician Services Agreement, Exhibit 1.3 Assumed Liabilities, Exhibit 7.2(a) Bill of Sale/Assignment and Assumption Agreement, Exhibit 7.2 Sublease, Schedule 3.3 Consents, Schedule 3.5 Inventory and Furniture, Fixtures and Equipment, Schedule 3.5(a) Additional Furniture, Fixtures and Equipment used in the Sunset Practice, Schedule 3.7 Litigation, Schedule 3.8 Violation of Law, Schedule 3.10 Prospect Employees Through the Effective Date, Schedule 4.8 Employees Purchaser will Retain from the Effective Date Through the Closing Date

2.4
Agreement and Plan of Reorganization for Professional Care Medical Group, Inc. dated as of June 30, 2003 among Prospect Medical Group, Inc., Prospect LA Medical Group, Inc., Professional Care Medical Group, Inc. and the Shareholders of Professional Care Medical Group, Inc.
Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement and Plan of Reorganization will be provided supplementally to the Commission upon request:

Schedule 2.4, ProCare Consent Requirements, Schedule 2.6, List of Holders of Record and Number Held of ProCare Shares, Schedule 2.7, List of ProCare Financial Statements Delivered to Prospect, Schedule 2.12, Intellectual Property, Schedule 2.13, Contracts, Schedule 2.18, Insurance, Schedule 2.20, Bank Accounts, Schedule 3.3, Prospect/Sub Consent Requirements, Schedule 11.7, Notices, Exhibit "A," Shareholders of ProCare, Exhibit "B," Agreement of Merger, Exhibit "C," Acknowledgement by Escrow Agent
2.5
Amendment to Agreement and Plan of Reorganization for Professional Care Medical Group, Inc. dated as of September 30, 2003 among Prospect Medical Group, Inc., Prospect LA Medical Group, Inc., Professional Care Medical Group, Inc. and the Shareholders of Professional Care Medical Group, Inc.
2.6
Agreement of Merger for Northwest Orange County Medical Group, Inc. dated as of November 19, 2003 among Prospect Medical Group, Inc., Prospect NWOC Medical Group, Inc., Northwest Orange County Medical Group, Inc., the Shareholders of Northwest Orange County Medical Group, Inc., and Harriman-Jones Medical Group, Inc.
Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Agreement of Merger will be provided supplementally to the Commission upon request:

Schedule 2.4, Northwest Consent Requirements, Schedule 2.6, List of Holders of Record and Number Held of Northwest Shares, Schedule 2.9, Tax Matters, Schedule 2.12, Intangible Property, Schedule 2.13, Contracts, Schedule 2.14, Legal Proceedings, Schedule 2.16, Officers and Directors, Schedule 2.17, Insurance, Schedule 2.18, Powers of Attorney, Schedule 2.24, Inspections, Schedule 2.28, Permits, Schedule 2.29, Fraud and Abuse, Schedule 2.33, Bank Accounts, Schedule 3.3, Consent Requirements—Prospect Parties, Schedule 4.7, North West Enrollees—August 2003 Enrollment, Exhibit "A," Agreement of Merger, Exhibit "B," Form of Escrow Agreement
2.7
Amendment to Agreement of Merger dated as of January 30, 2004 for Northwest Orange County Medical Group, Inc. among Prospect Medical Group, Inc., Prospect NWOC Medical Group, Inc., Northwest Orange County Medical Group, Inc., the Shareholders of Northwest Orange County Medical Group, Inc., and Harriman-Jones Medical Group, Inc.

2.8
Stock Purchase Agreement dated as of January 31, 2004 among Prospect Medical Group, Inc., Prospect Medical Systems, Inc., StarCare Medical Group, Inc. dba Gateway Medical Group, Inc, APAC Medical Group, Inc. dba Gateway Physicians Medical Associates, Inc., Pinnacle Health Resources and David Tsoong, M.D.
Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Stock Purchase Agreement will be provided supplementally to the Commission upon request:

Schedule 1.2, StarCare Shares, Schedule 1.3, APAC Shares, Schedule 1.4, Pinnacle Shares, Schedule 1.6, Purchase Price Allocation, Schedule 2.4, StarCare, APAC and Pinnacle Consent Requirements, Schedule 2.5, Conflicts and/or Breaches as a Result of the Transaction, Schedule 2.8,Contingent Liabilities, Schedule 2.9, Actions and Proceedings for Taxes, Schedule 2.11(b), Leases and Subleases, Schedule 2.12(b), Aggregate Tangible Personal Property, Schedule 2.12(c), Excluded Tangible Personal Property, Schedule 2.12(d), Items Currently in Storage or Supply Rooms at 710 N. Euclid or Subleased Storage Space at La Mirada Clinic, Schedule 2.13, Intellectual Property, Schedule 2.13(b), Website Internet Portal Modem Fee, Schedule 2.14, Contracts, Schedule 2.15, Legal Proceedings: Existing and Threatened Claims, Schedule 2.17, Employee Information, Schedule 2.17(b), Employee Information, Schedule 2.17(c), Employee Information, Schedule 2.18, Insurance, Schedule 2.19, Management; Powers of Attorney, Schedule 2.24, Confidentiality and Non-Compete Agreements, Schedule 2.25, Inspections, Schedule 2.28, Permits, Schedule 2.29(a), Fraud and Abuse, Schedule 2.29(b), Fraud and Abuse, Schedule 2.35(a), Bank Accounts, Schedule 2.35(b), Letters of Credit or Other Security Pledged for StarCare Shared Risk Contracts, APAC Shared Risk Contracts or APAC Full Risk Contracts, Schedule 3.3, Group/Systems Consent Requirements, Schedule 5.2, Employees to Be Hired By Prospect Parties, Exhibit "A," October Interim Financial Statements, Exhibit "B," Form of Non-Competition Agreement, Exhibit "C," Legal Opinion Matters

2.9
Asset Purchase Agreement dated as of March 31, 2004 among StarCare Medical Group, Inc. dba Gateway Medical Group, Inc., Pinnacle Health Resources, Primary and Multi-Specialty Medical Clinics of Anaheim, Inc., and the shareholders of Primary and Multi-Specialty Medical Clinics of Anaheim, Inc.
Pursuant to Regulation S-B, Item 601(b)(2), the following schedules to the Asset Purchase Agreement will be provided supplementally to the Commission upon request:

Schedule 1.2(a), Clinic Assets, Attachment A to Schedule 1.2(a), Schedule 1.2(b), Excluded Clinic Assets, Schedule 1.3, Assumed Liabilities, Schedule 1.5, Wells Fargo Loans, Schedule 1.6, Accumulated PTO as of the Closing Date, Schedule 1.7, Purchase Price Allocation, Schedule 2.2, Group Consent Requirements, Schedule 2.3, Conflicts and Breaches, Schedule 2.4, Liens, Schedule 2.5(a), February Financial Statements, Schedule 2.5(b), March Estimated Partial Financial Statements, Schedule 2.7, Tangible Personal Property, Schedule 2.7(b), Assets in Storage, Schedule 2.8, Intellectual Property, Schedule 2.9, Contracts, Schedule 2.10 Legal Proceedings: Existing and Threatened Claims, Schedule 2.12, Employee Information, Schedule 2.16, Confidentiality, Non-Solicitation and Non-Compete Arrangements, Exhibit E, Covenant Not To Compete, Exhibit F-1, Industrial Medicine Client List, Schedule 2.19, Permits, Schedule 2.22, Insurance, Schedule 2.24, Tax Matters, Schedule 2.25, Inspection, Schedule 3.3, Buyer Consent Requirements, Schedule 4.1, Gateway Representations and Warranties, Schedule 4.6(b) , Non-Physician Acknowledgement, Schedule 4.6(c), StarCare Updated Patient Diversion Provisions, Schedule 4.6(d), Full Time Primary Care Physicians, Schedule 4.13, Prepaid Obligations, Schedule 4.17, Initial Trust Deposits with Cap-MPT, Exhibit "A," Secured Promissory Note (Purchase Price Note), Exhibit "B," Security Agreement, Exhibit "C," Guaranty, Exhibit "D," Secured Promissory Note (Additional Consideration Note), Exhibit "E," Guaranty, Exhibit "F," Secured Promissory Note (PTO Note), Exhibit "G," Guaranty, Exhibit "H," Form of Buyer/StarCare Provider Agreement, Exhibit "I," Form of Buyer/Prospect Provider Agreement, Exhibit "J," Form of Specialty Provider Agreement, Exhibit "K," Sublease for Anaheim Clinic, Exhibit "L," Sublease for Anaheim Hills Clinic, Exhibit "M," Sublease for Euclid Clinic and Clinic Corporate Office, Exhibit "N," Sublease for Clinic Storage Space, Exhibit "O," Guaranty, Exhibit "P," Bill of Sale/Assignment and Assumption Agreement
2.10
Omnibus Amendment to Asset Purchase Agreement and Other Documents Delivered in Connection with The Transactions Described Therein dated as of April 15, 2004 among StarCare Medical Group, Inc. d/b/a Gateway Medical Group, Inc., Pinnacle Health Resources, APAC Medical Group, Inc., Prospect Medical Group, Inc., Prospect Professional Medical Group, Inc., Prospect NWOC Medical Group, Inc., Primary and Multi-Specialty Clinics of Anaheim, Inc., and the Shareholders of Primary and Multi-Specialty Clinics of Anaheim, Inc.
3.1	Amended and Restated Certificate of Incorporation of Prospect Medical Holdings, Inc.
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Prospect Medical Holdings, Inc.
3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Prospect Medical Holdings, Inc.
3.4	Certificate of Designation of Series A Convertible Preferred Stock of Prospect Medical Holdings, Inc.
3.5	Amended and Restated Bylaws of Prospect Medical Holdings, Inc.
3.6	First Amendment to Amended and Restated Bylaws of Prospect Medical Holdings, Inc.
4.1	Specimen Common Stock Certificate
4.2	Specimen Series A Preferred Stock Certificate

10.1	Warrant to Acquire Common Stock between Prospect Medical Holdings, Inc. and Spencer Trask Venture Investment Partners, LLC
10.2	Warrant Agreement for Series A Preferred Stock dated as of January 15, 2004 between Prospect Medical Holdings, Inc. and Spencer Trask Ventures, Inc.
10.3	Form of Registration Rights Agreement between Prospect Medical Holdings, Inc. and each Investor of Series A Convertible Preferred Stock
10.4	Agreement For The Purchase And Sale of Stock, dated as of January 13, 2000, between Jacob Y. Terner, M.D., and Gregg DeNicola, M.D.
10.5	Amended and Restated Assignable Option Agreement, made as of January 13, 2000, among Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Jacob Y. Terner, M.D.
10.6
Form of Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of June 4, 1996, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc.
10.7	Form of Amendment to Management Services Agreement, made as of October 1, 1998, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc.
10.8	Management Agreement dated as of January 1, 2003 between Pinnacle Health Resources Inc. and StarCare Medical Group, Inc. dba Gateway Medical Group, Inc.
10.9	Management Agreement dated as of January 1, 2003 between Pinnacle Health Resources Inc. and APAC Medical Group, Inc. dba Gateway Physicians Medical Associates, Inc.
10.10	Form of Management Services Agreement, made as of August 1, 1999, between Prospect Medical Systems, Inc. and Nuestra Familia Medical Group
10.11	Management Services Agreement, made as of July 1, 1999, between Prospect Medical Systems, Inc. and AMVI/Prospect Medical Group
10.12	Employment Agreement, dated as of August 1, 1999 between Prospect Medical Holdings, Inc. and Jacob Y. Terner, M.D.
10.13	Amendment to Employment Agreement, dated as of August 1, 2002 between Prospect Medical Holdings, Inc. and Jacob Y. Terner, M.D.
10.14
Investment Agreement dated as of July 31, 1996 between Jacob Y. Terner and Med-Search, Inc. (filed as Exhibit 10.6 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.15
Agreement dated as of July 31, 1996 among Jacob Y. Terner and Barbara Noble, both individually and as representative of Joseph W. Noble, M.D., deceased, and the Noble 1992 Family Trust (filed as Exhibit 10.7 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.16	Amended and Restated Revolving Credit Agreement, dated as of July 3, 1999, between Prospect Medical Holdings, Inc. and Imperial Bank
10.17	First Amendment to Amended and Restated Revolving Credit Agreement dated as of October 25, 2002 between Imperial Bank and Prospect Medical Holdings, Inc.
10.18
Third Amendment to Amended and Restated Revolving Credit Agreement dated as of November 3, 2001 between Comerica Bank-California, successor-by-merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.19
Fourth Amendment to Amended and Restated Revolving Credit Agreement dated as of February 1, 2002 between Comerica Bank-California, successor-by-merger to Imperial Bank and Prospect Medical Holdings, Inc.

10.20	Fifth Amendment to Amended and Restated Revolving Credit Agreement dated as of July 31, 2002 between Comerica Bank-California, successor-by-merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.21
Sixth Amendment to Amended and Restated Revolving Credit Agreement dated as of September 24, 2003, between Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank, and Prospect Medical Holdings, Inc.
10.22
Amended and Restated Security Agreement dated as of September 24, 2003, between Prospect Medical Holdings, Inc. and Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank
10.23
Continuing Guaranty, dated as of July 3, 1997, executed by Prospect Medical Systems, Inc. in favor of Imperial Bank (filed as Exhibit 10.12 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.24
Amended and Restated Security Agreement (Prospect Medical Systems, Inc.) dated as of September 24, 2003, between Prospect Medical Systems, Inc. and Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank
10.25
Security Agreement—Stock Pledge, dated as of July 3, 1997, between Prospect Medical Holdings, Inc. and Imperial Bank (filed as Exhibit 10.14 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.26
Security Agreement (Physician Group), dated as of July 3, 1997, between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc. (filed as Exhibit 10.16 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.27	Amendment Number One to Security Agreement dated as of July 6, 1999 between Prospect Medical Systems, Inc. and Prospect Medical Group, Inc.
10.28
Amended and Restated Warrant, dated as of July 3, 1997, issued by Prospect Medical Holdings, Inc. to Imperial Bank (filed as Exhibit 10.18 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.29	Warrant, dated as of July 3, 1999, issued by Prospect Medical Holdings, Inc. to Imperial Bancorp
10.30
Amended and Restated Assignable Option Agreement made as of September 2, 1998 and deemed to have been effective as of July 14, 1997, among Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Santa Ana/Tustin Physicians Group, Inc. (filed as Exhibit 10.19 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.31	Form of Management Services Agreement dated as of January 1, 2001 between Prospect Medical Systems, Inc. and Prospect Health Source Medical Group, Inc.
10.32	Form of Amendment to Management Services Agreement dated as of November 1, 2002 between Prospect Medical Systems, Inc. and Prospect Health Source Medical Group, Inc.
10.33	Form of Management Services Agreement dated as of October 1, 2003, by and between Prospect Medical Systems, Inc. and Prospect Professional Care Medical Group, Inc.
10.34	Form of Management Services Agreement dated as of March 1, 2004 by and between Prospect Medical Systems, Inc. and Prospect NWOC Medical Group, Inc.
10.35
Amendment Number One to Security Agreement, dated as of July 14, 1997, between Prospect Medical Systems, Inc. and Imperial Bank (filed as Exhibit 10.25 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)

10.36	Collateral Assignment of Transaction Documents dated as of October 1, 2003, by and between Prospect Medical Systems, Inc. and Comerica Bank
10.37
Collateral Assignment of Transaction Documents, dated as of July 14, 1997, between Prospect Medical Systems, Inc. and Imperial Bank (filed as Exhibit 10.29 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.38	Amendment Number One To Collateral Assignment of Transaction Documents, dated as of January 26, 2000, between Prospect Medical Systems, Inc. and Imperial Bank
10.39
Security Agreement (Physician Group), dated as of July 14, 1997, between Prospect Medical Systems, Inc. and Santa Ana/Tustin Physicians Group, Inc. (filed as Exhibit 10.30 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.40	Amendment Number One to Security Agreement dated as of July 1, 1999 between Santa Ana/Tustin Physicians Group, Inc. and Prospect Medical Systems, Inc.
10.41	Security Agreement dated as of October 1, 2003, between Prospect Professional Care Medical Group, Inc. and Prospect Medical Systems, Inc.
10.42
Amended and Restated Credit Succession Agreement, dated as of July 14, 1997, among Prospect Medical Holdings, Inc., Gregg DeNicola, M.D., Santa Ana/Tustin Physicians Group, Inc., Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Imperial Bank (filed as Exhibit 10.32 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.43
Form of Amendment Number One to Amended and Restated Credit Succession Agreement, dated as of April 6, 2000, among Jacob Y. Terner, M.D., Prospect Medical Holdings, Inc., Santa Ana/Tustin Physicians Group, Inc., Sierra Primary Care Medical Group, Inc., Prospect Medical Systems, Inc., Prospect Medical Group, Inc. and Imperial Bank
10.44
Joinder Agreement, dated as of January 26, 2000, among Sierra Medical Management, Inc., Jacob Y. Terner, M.D., Sierra Primary Care Medical Group, Inc., Gregg DeNicola, M.D., Prospect Medical Systems, Inc., Prospect Medical Group, Santa Ana/Tustin Physicians Group, Inc.
10.45
Amended and Restated Assignable Option Agreement, made as of September 2, 1998 and deemed to have been effective as of September 25, 1997, by and among Sierra Primary Care Medical Group, Inc., Sierra Medical Management, Inc. and Prospect Medical Group, Inc. (filed as Exhibit 10.33 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.46	Assignable Option Agreement dated as of October 1, 2003, by and among Prospect Medical Holdings, Inc., Prospect Professional Care Medical Group, Inc., and Prospect Medical Group, Inc.
10.47
Security Agreement (Guarantor), dated as of September 25, 1997, entered into between Prospect Medical Holdings, Inc. and Karunyan Arulanantham, M.D. (filed as Exhibit 10.38 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.48
Form of Second Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of September 25, 1997, between Sierra Medical Management, Inc. and Sierra Primary Care Medical Group, Inc.
10.49	Amendment to Management Services Agreement, made as of October 1, 1998, between Sierra Medical Management, Inc. and Sierra Primary Care Medical Group, Inc.

10.50
Continuing Guaranty, dated as of September 25, 1997, delivered by Sierra Medical Management, Inc. to Imperial Bank (filed as Exhibit 10.54 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.51
Amended and Restated Security Agreement (Sierra Medical Management, Inc.), dated as of September 24, 2003, between Sierra Medical Management, Inc., and Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank
10.52
Security Agreement—Stock Pledge, dated as of September 25, 1997, between Prospect Medical Holdings, Inc. and Imperial Bank (filed as Exhibit 10.56 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.53
Collateral Assignment of Transaction Documents, dated as of September 25, 1997, between Sierra Medical Management, Inc. and Imperial Bank (filed as Exhibit 10.58 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.54
Security Agreement, dated as of September 25, 1997, between Sierra Primary Care Medical Group, Inc. and Sierra Medical Management, Inc. (filed as Exhibit 10.59 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.55	Amendment Number One to Security Agreement dated as of September 6, 1999 between Sierra Primary Care Medical Group, Inc. and Sierra Medical Management, Inc.
10.56	Intentionally Omitted.
10.57
Form of Amended and Restated Management Services Agreement, made as of September 15, 1998 and deemed to have been effective as of October 31, 1997, by and between Sierra Medical Management, Inc. and Pegasus Medical Group, Inc.
10.58	Amendment to Management Services Agreement made as of October 1, 1998, by and between Sierra Medical Management, Inc. and Pegasus Medical Group, Inc.
10.59
Amended and Restated Assignable Option Agreement, made as of September 2, 1998 and deemed to have been effective as of October 31, 1997, among Sierra Medical Management, Inc., Pegasus Medical Group, Inc. and Prospect Medical Group, Inc. (filed as Exhibit 10.65 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.60
Assignment and Assumption Agreement, by Marvin L. Ginsburg, M.D. Medical Corporation d/b/a A.V. Western Medical Group, Inc. to Pegasus Medical Group, Inc. (filed as Exhibit 10.66 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.61
Collateral Assignment of Transaction Documents, dated as of October 31, 1997, between Sierra Medical Management, Inc. and Imperial Bank (filed as Exhibit 10.67 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.62
Security Agreement (Physician Group), dated as of October 31, 1997, between Pegasus Medical Group, Inc. and Sierra Medical Management, Inc. (filed as Exhibit 10.68 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.63	Amendment Number One to Security Agreement dated as of July 6, 1999 between Pegasus Medical Group, Inc. and Sierra Medical Management, Inc.
10.64	Intentionally Omitted.

10.65	Form of $11,500,000 Amended and Restated Secured Revolving Note, dated July 3, 1999, executed by Prospect Medical Holdings, Inc. and made payable to Imperial Bank
10.66	First Amendment to Amended and Restated Secured Revolving Note dated as of October 25, 2000 between Imperial Bank and Prospect Medical Holdings, Inc.
10.67	Third Amendment to Amended and Restated Secured Revolving Note dated as of October 25, 2000 between Comerica Bank-California, successor by merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.68
Fifth Amendment to Amended and Restated Secured Revolving Note dated as of September 24, 2003, between Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank, and Prospect Medical Holdings, Inc.
10.69	Term Loan Note dated October 25, 2000 in the original principal amount of $5,000,000 by Prospect Medical Holdings, Inc. in favor of Imperial Bank
10.70	First Amendment to Term Loan Note entered into as of November 3, 2001 between Comerica Bank-California, successor-by-merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.71	Second Amendment to Term Loan Note entered into as of February 1, 2002 between Comerica Bank-California, successor by merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.72	Third Amendment to Term Loan Note dated as of July 12, 2002 between Comerica Bank-California, successor by merger to Imperial Bank and Prospect Medical Holdings, Inc.
10.73
Fourth Amendment to Term Loan Note dated as of September 24, 2003, between Comerica Bank, successor-by-merger to Comerica Bank-California, successor-by-merger to Imperial Bank, and Prospect Medical Holdings, Inc.
10.74
Amended and Restated Warrant, issued as of February 6, 1998, by Prospect Medical Holdings, Inc. to Imperial Bank. (filed as Exhibit 10.75 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.75
Consulting Agreement, dated as of March 1, 1998, between Sierra Primary Care Medical Group, Inc. and Sinnadurai E. Moorthy, M.D. (filed as Exhibit 10.77 to the Registrant's Registration Statement on Form S-1 Reg. No. 333-63801 and incorporated herein by reference)
10.76	Employment Agreement made as of April 8, 2004, but effective on April 19, 2004, between Prospect Medical Holdings, Inc. and Mike Heather
10.77	Form of Partnership Agreement dated July 1, 1999 between AMVI/MC Health Network, Inc. and Santa Ana/Tustin Physicians Group
10.78	Intentionally Omitted.
10.79	Forbearance Agreement, dated as of January 25, 2002, between Prospect Medical Group, Inc. and Prospect Medical Holdings, Inc.
10.80	Amendment to Forbearance Agreement, effective May 30, 2003, between Prospect Medical Group, Inc. and Prospect Medical Holdings, Inc.
10.81	Collateral Substitution Agreement, dated as of January 25, 2002, between Prospect Medical Group, Inc., Prospect Medical Holdings, Inc., Foothill City, Ltd.
10.82	Continuing Guaranty, effective May 30, 2003, by Jacob Y. Terner, M.D., in favor of Prospect Medical Group, Inc.
10.83	Amendment to Collateral Substitution Agreement, effective May 30, 2003, among Prospect Medical Group, Inc., Prospect Medical Holdings, Inc., and Jacob Y. Terner, M.D.

10.84	Pledge Agreement, effective May 30, 2003, between Prospect Medical Group, Inc. and Jacob Y. Terner, M.D.
10.85	Form of Placement Agency Agreement, dated November 1, 2003, between Prospect Medical Holdings, Inc. and Spencer Trask Ventures, Inc.
10.86	Form of Amendment No. 1 to Placement Agency Agreement, dated December 30, 2003, between Prospect Medical Holdings, Inc. and Spencer Trask Ventures, Inc.
10.87	Form of Finder's Fee Agreement, dated January 15, 2004, between Prospect Medical Holdings, Inc. and Spencer Trask Ventures, Inc.
10.88	Intentionally Omitted.
10.89
Form of Stockholders' Agreement, dated January 15, 2004, by and among Prospect Medical Holdings, Inc., Spencer Trask Ventures, Inc., private placement purchasers of Series A Preferred Stock, "management stockholders" including Jacob Y. Terner, M.D., Catherine Dickson, Donna Vigil, R. Stewart Kahn and Linda Hodges, and "principal stockholders" including Spencer Trask Venture Investment Partners LLC, Paul Amir and the Herta and Paul Amir Family Trust
10.90	Prospect Medical Holdings, Inc. 1998 Stock Option Plan
10.91	First Amendment to Prospect Medical Holdings, Inc. 1998 Stock Option Plan
10.92
Participating Physician Group Provider Services Agreement, effective March 1, 1999, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and Professional Care Medical Group IPA, a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.93
Health Net Medicare+Choice (M+C) Addendum to the March 1, 1999 Participating Physician Group Provider Agreement between Health Net and Professional Care Medical Group IPA, effective October 1, 1999 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.94
Amendment to the March 1, 1999 Participating Physician Group Provider Services Agreement between Professional Care Medical Group IPA and Foundation Health Systems, Inc., effective July 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.95
Amendment to the March 1, 1999 Participating Physician Group Provider Services Agreement and all subsequent Amendments between Professional Care Medical Group IPA and Health Net Inc. Affiliates, formerly known as Foundation Health Systems Affiliates, effective October 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.96	Amendment to the March 1, 1999 Participating Physician Group Provider Services Agreement, between Professional Care Medical Group, IPA, and Health Net, Inc. Affiliates, effective April 14, 2003
10.97
Assignment and Delegation of Participating Physician Group Provider Services Agreement and Consent to Assignment, effective as of October 1, 2003, between Professional Care Medical Group, IPA, Prospect Medical Group, and Health Net, Inc. Affiliates

10.98
Amendment to the March 1, 1999 Participating Physician Group Provider Services Agreement between Professional Care Medical Group, IPA and Health Net, Inc. Affiliates, as subsequently amended, effective January 1, 2004 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.99
CaliforniaCare Medical Services Agreement, effective November 1, 1999, between Blue Cross of California and Affiliates and Professional Care IPA Medical Group, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.100
Amendment to the November 1, 1999 Blue Cross Medical Services Agreement between Blue Cross of California and its Affiliates and Professional Care IPA Medical Group executed November 29, 1999 and November 19, 1999, respectively
10.101
Amendment to the November 1, 1999 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Professional Care IPA Medical Group, Inc. executed December 13, 1999 and November 30, 1999, respectively (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.102
Amendment to the November 1, 1999 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Professional Care IPA, effective as of January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.103	Business Associate Amendment supplementing November 1, 1999 CaliforniaCare Medical Services Agreement between Blue Cross of California and Professional Care IPA, effective April 14, 2003
10.104	Assignment and Consent to Assignment between Professional Care IPA Medical Group, Inc., Prospect Medical Group, Inc. and Blue Cross of California and its Affiliates, effective October 1, 2003
10.105
Blue Cross Senior Secure Medicare+Choice Medical Services Agreement, effective November 1, 1999, between Blue Cross of California and Affiliates and Professional Care IPA Medical Group, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.106	Amendment to November 1, 1999 Blue Cross Senior Secure Medicare Risk Professional Services executed December 3, 1999 and November 19, 1999, respectively
10.107	Assignment and Consent to Assignment, effective October 1, 2003, between Professional Care IPA Medical Group, Inc., Prospect Medical Group, Inc. and Blue Cross of California and its Affiliates
10.108
AIM Medical Services Agreement, effective May 1, 2001, between Blue Cross of California and Affiliates and Professional Care IPA Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.109
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation), effective June 1, 1999, between PacifiCare of California, Inc. and Professional Care IPA Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.110
Amendment Number One to the June 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Professional Care IPA Medical Group, effective June 1, 1999 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.111
Amendment Number 1 to the June 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California and Professional Care IPA Medical Group, effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.112
Amendment to the June 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California and Professional Care IPA Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.113	Claims Management Agreement, among Prospect Medical Group, Professional Care IPA Medical Group and PacifiCare of California, effective October 1, 2003
10.114	Notice Amendment to the June 1, 1999 PacifiCare of California Medical Group/IPA Services (Professional Capitation) Agreement, effective January 1, 2004
10.115
HMO IPA Agreement, effective January 1, 2003, between Professional Care IPA Medical Group and California Physicians' Service dba Blue Shield of California (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.116
Amendment No. 1 to HMO IPA/Medical Group Shared Provider Agreement between California Physicians' Service dba Blue Shield of California and Professional Care IPA Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.117
Participating Physician Group Provider Services Agreement, effective January 1, 1998, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and Prospect Medical Group, Inc., a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.118	Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group and Foundation Health Systems Affiliate(s), effective January 1, 1998
10.119
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group and Foundation Health Systems Affiliates, effective July 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.120	Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement, between Prospect Medical Group and Health Net, Inc. Affiliates, effective February 19, 2001

10.121
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group and Foundation Health Systems Affiliate(s), effective October 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.122
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group and Health Net, Inc. Affiliates, effective April 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.123
CaliforniaCare Medical Services Agreement, effective on January 1, 1997, between Blue Cross of California and Affiliates and Prospect Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.124	Letter of Agreement Serving as Addendum to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Prospect Medical Group, effective January 1, 1997
10.125
Letter of Agreement Serving as Addendum to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Prospect Medical Group, effective January 1, 1997 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.126	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Affiliates and Prospect Medical Group, effective May 1, 1997
10.127	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Affiliates and Prospect Medical Group, effective May 1, 1997
10.128
Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Prospect Medical Group, effective August 1, 1997 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.129	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement by and between Blue Cross of California and its Affiliates and Prospect Medical Group, effective July 1, 1999
10.130	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement by and between Blue Cross of California and its Affiliates and Prospect Medical Group, effective January 1, 1999
10.131
Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Prospect Medical Group, effective January 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.132
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation), effective January 1, 2001, between PacifiCare of California, Inc. and Prospect Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.133
First Amendment to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Prospect Medical Group, effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.134
Second Amendment to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Prospect Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.135	Notice Amendment to the January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation)
10.136
HMO IPA/Medical Group Shared Savings Provider Agreement between Prospect Medical Group Inc. and California Physicians' Service, Inc. dba Blue Shield of California dated November 12, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.137
HMO IPA Agreement, effective November 1, 1995, between California Physicians' Service dba Blue Shield of California and Prospect Medical Group, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.138
Participating Physician Group Provider Services Agreement, effective January 1, 1998, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and Sierra Medical Group, Inc., a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.139
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Prospect Medical Group, Inc. on behalf of Sierra Medical Group and Foundation Health Systems Affiliate(s), effective November 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.140
Amendment to the January 1, 1998 Participating Physician Group Provider Services Agreement between Sierra Medical Group and Health Net, Inc. Affiliates, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.141
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) effective July 1, 1999, between PacifiCare of California, Inc. and Sierra Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.142
2001 Amendment to the July 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Sierra Medical Group, effective January 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.143
Express Referrals Amendment to the July 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Sierra Medical Group, effective October 1, 2002

10.144
Third Amendment to the July 1, 1999 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Sierra Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.145
Participating Physician Group Provider Services Agreement, effective June 1, 1998, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and A.V. Medical Group, a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.146	Amendment to the June 1, 1998 Participating Physician Group Provider Services Agreement between A.V. Medical Group and Foundation Health Systems Affiliate(s), effective July 1, 1999
10.147
Amendment to the June 1, 1998 Participating Physician Group Provider Services Agreement between A.V. Medical Group and Foundation Health Systems, effective November 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.148
Amendment to the June 1, 1998 Participating Physician Group Provider Services Agreement between A.V. Medical Group and Health Net, Inc. Affiliates, effective March 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.149
Participating Physician Group Provider Services Agreement, effective June 1, 2001, between the Health Net, Inc. Affiliate(s) identified in Addendum A to the Agreement and Northwest Orange County Medical Group, a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.150
CaliforniaCare Medical Services Agreement, effective January 1, 1997, between Blue Cross of California and Affiliates and Northwest Orange County Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.151	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Affiliates and Northwest Orange County Medical Group, Inc., effective January 1, 1998
10.152	Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Northwest Orange County Medical Group, effective January 1, 1999
10.153
Amendment to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Northwest Orange County Medical Group, Inc., effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.154
PacifiCare of California Medical Group/IPA Services Agreement (Split Capitation), effective January 1, 2001, between PacifiCare of California, Inc. and Northwest Orange County Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.155
Amendment Number 1 to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Split Capitation) between PacifiCare of California and Northwest Orange County Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.156
Amendment Number 4 to PacifiCare of California Medical Group/IPA Services Agreement (Split Capitation) between PacifiCare of California and Northwest Orange County Medical Group, effective January 1, 2004 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.157
Health Plan and Physician Group Service Agreement, effective September 1, 1990, between CareAmerica Southern California, Inc. and Northwest Orange County Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.158
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective September 1, 1999
10.159
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective December 1, 1999
10.160
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective December 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.161
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.162
Amendment to September 1, 1990 Medicare+Choice Physician Group Service Agreement between California Physicians' Service, Inc. dba Blue Shield of California and Northwest Orange County Medical Group, effective May 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.163
HMO IPA/Medical Group Shared Savings Provider Agreement, effective February 1, 2003, between Northwest Orange County Medical Group and California Physicians' Service, Inc., dba Blue Shield of California (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.164
Amendment to HMO IPA/Medical Group Shared Savings Provider Agreement between California Physicians' Service dba Blue Shield of California and Northwest Orange County Medical Group, effective February 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.165
CaliforniaCare Medical Services Agreement, effective January 1, 2001, between Blue Cross of California and Affiliates and Prospect Health Source Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.166
Letter of Agreement Serving as Addendum to the January 1, 2001 California Care Medical Services Agreement between Blue Cross of California and Prospect Health Source Medical Group, effective January 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.167
Amendment to the January 1, 2001 CaliforniaCare Medical Services Agreement between Blue Cross of California and its Affiliates and Prospect Health Source Medical Group, effective January 1, 2001 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.168
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation), effective January 1, 2001, between PacifiCare of California, Inc. and Prospect Health Source Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.169
First Amendment to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Prospect Health Source Medical Group, effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.170
Second Amendment to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California, Inc. and Prospect Health Source Medical Group, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.171
HMO IPA/Medical Group Shared Savings Provider Agreement, effective July 1, 2003, between Prospect Health Source Medical Group and California Physicians' Service, Inc. dba Blue Shield of California (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.172
Amendment No. 1 to July 1, 2003 HMO IPA/Medical Group Shared Savings Provider Agreement between Prospect Health Source Medical Group and California Physicians' Service, Inc. dba Blue Shield of California, effective July 1, 2003
10.173
Participating Physician Group Provider Services Agreement, effective March 1, 1999, between the Foundation Health Systems Affiliate(s) identified in Addendum A to the Agreement and StarCare Medical Group dba Gateway Medical Group, a Participating Physician Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.174
Health Net Medicare+Choice (M+C) Addendum to the March 1, 1999 Participating Physician Group Provider Services Agreement between Health Net and StarCare Medical Group dba Gateway Medical Group, effective October 1, 1999

10.175
Amendment to the Participating Physician Group Provider Services Agreement between Foundation Health Systems Affiliates and StarCare Medical Group dba Gateway Medical Group, effective July 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.176
Amendment to the Participating Physician Group Provider Services Agreement between Foundation Health Systems Affiliates and StarCare Medical Group dba Gateway Medical Group, effective October 10, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.177
Amendment to the Participating Physician Group Provider Services Agreement between Health Net Inc., Affiliates and StarCare Medical Group dba Gateway Medical Group, effective February 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.178
CaliforniaCare Medical Services Agreement, effective January 1, 1997, between Blue Cross of California and Affiliates and Gateway Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.179
Letter of Agreement Serving as Addendum to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Gateway Medical Group, effective January 1, 1997 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.180
Letter of Agreement Serving as Addendum to the January 1, 1997 CaliforniaCare Medical Services Agreement between Blue Cross of California and Gateway Medical Group (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.181
Amendment to the January 1, 2000 CaliforniaCare Medical Services Agreement between Blue Cross of California and StarCare Medical Group dba Gateway Medical Group, Inc., effective January 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.182
Amendment to the January 1, 2000 CaliforniaCare Medical Services Agreement between Blue Cross of California and Gateway Medical Group, effective July 1, 2000 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.183
Amendment to the January 1, 2000 CaliforniaCare Medical Services Agreement between Blue Cross of California and StarCare Medical Group dba Gateway Medical Group, Inc., effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.184
Californiakids Medical Services Agreement, effective February 1, 2000, between Blue Cross of California and Affiliates and Gateway Medical Group, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)

10.185
Amendment to the January 1, 2000 Blue Cross Senior Secure Medicare+Choice Medical Services Agreement between Blue Cross of California and Affiliates and StarCare Medical Group dba Gateway Medical Group, Inc., effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.186
HMO IPA/Medical Group Shared Savings Provider Agreement, effective January 1, 2002, between Starcare Medical Group Inc., dba Gateway Medical Group, Inc. and California Physicians' Service, Inc., dba Blue Shield of California (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.187
First Amendment to January 1, 2002 HMO IPA/Medical Group Shared Savings Provider Agreement between Starcare Medical Group Inc., dba Gateway Medical Group, Inc. and California Physicians' Service, Inc., dba Blue Shield of California effective February 1, 2002
10.188
PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation), effective January 1, 2001, between PacifiCare of California, Inc. and Gateway Physicians Medical Associates, Inc. (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.189
Amendment Number 1 to January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement (Professional Capitation) between PacifiCare of California and Gateway Physicians Medical Associates, Inc., effective January 1, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.190	Business Associate Amendment to the January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement between PacifiCare of California, Inc. and Gateway Physicians Medical Associates, Inc.
10.191
Letter Amendment to the January 1, 2001 PacifiCare of California Medical Group/IPA Services Agreement between PacifiCare of California, Inc. and Gateway Physicians Medical Associates, Inc., dated November 15, 2002 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
10.192
Amendment Number 2 to the January 1, 2001 PacifiCare of California Medical Group/IPA (Professional Capitation) Services Agreement, between PacifiCare of California and Gateway Physicians Medical Associates, effective January 1, 2003 (Certain portions of this Exhibit have been omitted subject to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934)
21.1	List of Subsidiaries of Prospect Medical Holdings, Inc.

*
Exhibits 2.1 through Exhibit 10.108 previously filed on Form 10-12B.

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TABLE OF CONTENTS
  Item 1. Business.
Medical or Independent Practice Association Offices
Administrative Offices
  Item 6. Executive Compensation.
  Item 7. Certain Relationships and Related Transactions.
  Item 8. Legal Proceedings.
  Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.
  Item 10. Recent Sales of Unregistered Securities.
  Item 11. Description of Registrant's Securities to Be Registered.
  Item 12. Indemnification of Directors and Officers.
  Item 13. Financial Statements and Supplementary Data.
Summary Quarterly Financial Data ($000's eliminated except per share amounts)
  Item 14. Changes in and Disagreements with Accountants and Financial Disclosure.
  Item 15. Financial Statements and Exhibits.
Index to Financial Statements and Financial Statement Schedule
SIGNATURES
Prospect Medical Holdings, Inc. Audited Consolidated Financial Statements and Financial Statement Schedule Years ended September 30, 2001, 2002 and 2003 Unaudited Consolidated Financial Statements for Six Months Ended March 31, 2003 and 2004
Prospect Medical Holding, Inc. Condensed Consolidated Statements of Shareholders' Equity
PROSPECT MEDICAL HOLDINGS, INC. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2004
Report of Independent Auditors
Prospect Medical Holdings, Inc. Schedule II—Valuation and Qualifying Accounts
Exhibit Index